UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 1)
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
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☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

PENN MILLERS HOLDING CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Explanatory Note
This Amendment No. 1 to the Schedule 14A is being filed for the sole purpose of including the Annexes to the proxy statement and form of proxy, which were inadvertently omitted from the original filing.

Dear Shareholder:

We cordially invite you to attend a special meeting of the shareholders of Penn Millers Holding Corporation (the “Company”), to be held on          , 2011 at  :00  .m. Eastern Time, at the Company’s headquarters at 72 North Franklin Street, Wilkes-Barre, Pennsylvania 18701-1301. Holders of record of the Company’s common stock at the close of business on          , 2011 will be entitled to vote at the special meeting or any adjournment or postponement thereof.

We have entered into an Agreement and Plan of Merger dated September 7, 2011 (the “Merger Agreement”), whereby Panther Acquisition Corp., a wholly owned subsidiary of ACE American Insurance Company (“ACE”), will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of ACE. At the special meeting, we will ask you to adopt the Merger Agreement. If the merger contemplated by the Merger Agreement (the “Merger”) is completed, each outstanding share of Company common stock will be canceled and you will be entitled to receive $20.50 in cash, without interest and less any applicable withholding taxes, for each share of common stock that you own (“Merger Consideration”). We cannot complete the Merger unless all of the conditions to closing are satisfied, including the adoption of the Merger Agreement by an affirmative vote of at least a majority of the votes cast by shareholders of the Company entitled to vote on the proposal at the special meeting.

Our board of directors unanimously determined that the Merger, the Merger Agreement, the Merger Consideration and the transactions contemplated thereby are fair to and in the best interests of the Company and our shareholders, and has adopted the Merger Agreement and recommended that shareholders vote in favor of the proposal to adopt the Merger Agreement. Our board of directors, following a process in which it explored and evaluated strategic alternatives, made its determination after receipt of the recommendation of a special committee composed of independent directors, consultation with its legal and financial advisors and consideration of a number of other factors. Our independent financial advisors, Willis Capital Markets & Advisory, reviewed and considered the terms and conditions of the Merger. Willis Capital Markets & Advisory provided an opinion (subject to the assumptions, qualifications and determinations set forth therein) to our board of directors that the Merger Consideration to be received by the holders of Company common stock is fair from a financial point of view to our shareholders.

At the special meeting, if necessary or appropriate, we will also be asking you to vote your shares to adjourn the special meeting to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the Merger Agreement.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE:

•	“FOR” THE ADOPTION OF THE MERGER AGREEMENT;

•	“FOR” THE APPROVAL, ON A NON-BINDING, ADVISORY BASIS, OF THE “GOLDEN PARACHUTE” COMPENSATION THAT MAY BE PAYABLE TO THE COMPANY’S NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER; AND

•	“FOR” THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, FOR THE PURPOSE OF SOLICITING ADDITIONAL PROXIES TO VOTE IN FAVOR OF ADOPTING THE MERGER AGREEMENT.

YOUR VOTE IS VERY IMPORTANT

In the materials accompanying this letter, you will find a Notice of Special Meeting of Shareholders, a proxy statement relating to the actions to be taken by our shareholders at the special meeting and a proxy card. The proxy statement includes important information about the Merger Agreement, the Merger and the other matters to be considered at the special meeting. We encourage you to carefully read the entire proxy statement, including its annexes.

Please note that if your shares of Company common stock are held in the name of a broker, it is important that you contact and specifically instruct the broker how to vote the shares with respect to the Merger Agreement. If you do not so instruct the broker, your shares cannot be voted by the broker, and your shares will have no effect on the adoption and approval of the proposals at the special meeting.

All of our shareholders are cordially invited to attend the special meeting in person. Whether or not you plan to attend the special meeting, please complete, sign, date and return your proxy card in the enclosed envelope or appoint a proxy over the Internet or by telephone as instructed in these materials. It is important that your shares be represented and voted at the special meeting. If you attend the special meeting, you may vote in person as you wish, even though you have previously returned your proxy card or appointed a proxy over the Internet or by telephone.

If your shares of Company common stock are held in your account under the Penn Millers Holding Corporation Employee Stock Ownership Plan, you will receive a separate voting card with respect to such shares and you will be provided with instructions on how to direct the trustee to vote those shares.

On behalf of our board of directors, I thank you for your support and urge you to vote “FOR” the adoption of the Merger Agreement, and “FOR” the other matters being considered at the special meeting.

Sincerely,

F. Kenneth Ackerman, Jr.
Chairman of the Board of Directors

John M. Coleman
Chairman of the Special Committee of Independent Directors

Douglas A. Gaudet
President and Chief Executive Officer

This proxy statement is dated          , 2011 and is first being mailed to our shareholders on or about          , 2011.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
  ,     , 2011

To Our Shareholders:

You are cordially invited to attend a special meeting of the shareholders of Penn Millers Holding Corporation (hereinafter sometimes referred to as “Penn Millers” or the “Company”) which will be held at  :00  .m., Eastern Time, on     ,     , 2011, at the Company’s headquarters, 72 North Franklin Street, Wilkes-Barre, Pennsylvania 18701-1301, for the following purposes:

(1) To consider and vote on a proposal to adopt the Agreement and Plan of Merger dated as of September 7, 2011 (the “Merger Agreement”) between the Company, ACE American Insurance Company (“ACE”), and Panther Acquisition Corp. (“Merger Sub”), whereby Merger Sub will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of ACE, and each outstanding share of Penn Millers common stock will be canceled and converted into the right to receive $20.50 per share in cash (the “Merger”). A copy of the Merger Agreement is attached as Annex A to the proxy statement accompanying this notice, and a copy of the Company’s bylaws that will be in effect immediately following the Merger will be furnished to shareholders, upon request and without charge;

(2) To consider and vote, solely on a non-binding, advisory basis, on a proposal to approve the “golden parachute” compensation that may be payable to the Company’s named executive officers in connection with the Merger; and

(3) To consider and vote on a proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies to vote in favor of adopting the Merger Agreement.

At the special meeting, you will be asked to vote on the adoption of the Merger Agreement. If the Merger, as contemplated by the Merger Agreement, is completed, you will be entitled to receive $20.50 in cash, without interest and less any applicable withholding taxes, for each share of common stock of Penn Millers that you own. We cannot complete the Merger unless all of the conditions to closing are satisfied, including the adoption of the Merger Agreement by an affirmative vote of the holders of at least a majority of the votes cast by shareholders of the Company entitled to vote on the proposal.

The board of directors of the Company has fixed the close of business on  ,  , 2011 as the record date for the determination of shareholders entitled to notice of, and to vote at, the special meeting and any postponements or adjournments of the special meeting. Only holders of common stock of record at the close of business on that date will be entitled to notice of, and to vote at, the special meeting or any adjournment thereof. In the case of Company common stock held in your account under the Penn Millers Holding Corporation Employee Stock Ownership Plan, you may direct the trustee to vote only those shares that are allocated to your account as of the close of business on the record date. Your attention is directed to the attached proxy statement.

The board of directors has unanimously determined that the Merger and the Merger Agreement and the transactions contemplated thereby are fair to and in the best interests of the Company and our shareholders, adopted the Merger Agreement and recommended that all Company shareholders vote in favor of the proposal to adopt the Merger Agreement. The board of directors, following a process in which it explored and evaluated strategic alternatives, made its determination after receipt of the recommendation of a special committee composed of independent directors, consultation with its legal and financial advisors and consideration of a number of other factors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE:

•	“FOR” THE ADOPTION OF THE MERGER AGREEMENT;

•	“FOR” THE APPROVAL, ON A NON-BINDING, ADVISORY BASIS, OF THE “GOLDEN PARACHUTE” COMPENSATION THAT MAY BE PAYABLE TO THE COMPANY’S NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER; AND

•	“FOR” THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, FOR THE PURPOSE OF SOLICITING ADDITIONAL PROXIES TO VOTE IN FAVOR OF ADOPTING THE MERGER AGREEMENT.

YOUR VOTE IS VERY IMPORTANT

In the materials accompanying this Notice of Special Meeting of Shareholders, you will find a proxy statement relating to the actions to be taken by our shareholders at the special meeting and a proxy card. The proxy statement includes important information about the Merger Agreement, the Merger and other matters to be considered at the special meeting. We encourage you to carefully read the entire proxy statement, including its annexes.

All of the Company’s shareholders are cordially invited to attend the special meeting in person. Whether or not you plan to attend the special meeting, we urge you to submit your proxy over the Internet or by telephone. These are quick and cost effective ways for you to submit your proxy. If you would prefer to vote by mail, please sign, date and return the enclosed proxy card in the postage-paid envelope provided. Please review the instructions on the proxy card for each of the voting options. If you prefer to vote by telephone, please call the toll-free telephone number provided in the proxy statement for          , our proxy solicitation firm, to cast your vote. If you return an executed proxy or cast your vote by telephone, and then attend the special meeting, you may revoke your proxy and vote in person. Attendance at the special meeting will not by itself revoke a proxy.

If your shares of Company common stock are held in your account under the Penn Millers Holding Corporation Employee Stock Ownership Plan, you will receive a separate explanation of the voting process with respect to such shares and you will be provided with instructions on how to direct the trustee to vote those shares. No person has been authorized to give any information or to make any representations other than those set forth in the proxy statement in connection with the solicitation of proxies made hereby, and, if given or made, such information must not be relied upon as having been authorized by the Company or any other person.

By Order of the Board of Directors,

Michael O. Banks
Executive Vice President, Chief Financial
Officer & Corporate Secretary

          , 2011

YOUR VOTE IS IMPORTANT

BROKERS ARE NOT PERMITTED TO VOTE ON THE MERGER AGREEMENT WITHOUT INSTRUCTIONS FROM THE BENEFICIAL OWNER. THEREFORE, IF YOUR SHARES ARE HELD IN THE NAME OF YOUR BROKER OR BANK, MAKING SURE YOUR VOTE IS CAST IS ESPECIALLY IMPORTANT. ACCORDINGLY, WE ENCOURAGE YOU TO VOTE PROMPTLY BY MAIL OR THE INTERNET, AS PROVIDED BY THE ENCLOSED PROXY CARD, OR BY TELEPHONE EVEN IF YOU INTEND TO ATTEND THE SPECIAL MEETING. THE GIVING OF THE PROXY WILL NOT AFFECT YOUR RIGHTS TO VOTE AT THE MEETING IF THE PROXY IS REVOKED AS SET FORTH IN THE ACCOMPANYING PROXY STATEMENT.

Page

INTRODUCTION	1
SUMMARY	2
QUESTIONS AND ANSWERS ABOUT THE MERGER AND SPECIAL MEETING	9
THE SPECIAL MEETING	15
THE MERGER	19
The Parties to the Merger	19
Background of the Merger	19
Reasons for the Merger and Recommendation of Penn Millers’ Board of Directors	27
Opinion of the Financial Advisor to the Independent Directors	30
Projections and Information	37
Delisting and Deregistration of Penn Millers Common Stock	39
Effects on Penn Millers if the Merger is not Completed	39
Interests of Our Executive Officers and Directors in the Merger	40
Golden Parachute Compensation	44
Other Considerations	46
No Dissenters’ Rights	47
Material U.S. Federal Income Tax Consequences of the Merger	47
Regulatory Matters	49
THE MERGER AGREEMENT	50
Effective Time of the Merger	50
Structure of the Merger	51
Effect of the Merger on Capital Stock	51
Exchange and Payment Procedures	52
Representations and Warranties	53
Conduct of Our Business Pending the Merger	56
No Solicitation of Transactions	58
Access to Information	60
Public Announcements	60
Shareholders’ Meeting	61
Employee Benefits Matters	61
Indemnification and Insurance	61
Conditions to the Merger	62
Termination	63
Termination Fee and Expenses	64
Amendment and Waiver	65
Specific Performance	65
MARKET PRICE AND DIVIDEND DATA	65
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	66
Security Ownership of Certain Beneficial Owners	67
Security Ownership of Directors and Officers	68
ADVISORY VOTE ON GOLDEN PARACHUTES	69
ADJOURNMENT OF THE SPECIAL MEETING	70
OTHER MATTERS	70
Other Matters for Action at the Special Meeting	70
Shareholder Proposals	70
Where You Can Find More Information	71
Annex A: Agreement and Plan of Merger dated September 7, 2011 among Penn Millers Holding Corporation, ACE American Insurance Company, and Panther Acquisition Corp.	A
Annex B: Opinion of Willis Capital Markets & Advisory	B

PENN MILLERS HOLDING CORPORATION

72 North Franklin Street
Wilkes-Barre, Pennsylvania 18701-1301

PROXY STATEMENT
for
SPECIAL MEETING OF SHAREHOLDERS
to be held on          , 2011

INTRODUCTION

This proxy statement is furnished by and on behalf of the board of directors of Penn Millers Holding Corporation, a Pennsylvania corporation (“Penn Millers,” the “Company,” “we,” “us,” or “our”), in connection with its solicitation of proxies to be voted at the special meeting to be held on          , 2011, beginning at     :00  .m., Eastern Time, at the Company’s headquarters, 72 North Franklin Street, Wilkes-Barre, Pennsylvania 18701-1301 for the purposes set forth in the accompanying Notice of Special Meeting of Shareholders. This proxy statement and enclosed proxy card is first being mailed on or about          , 2011 to the Company’s shareholders of record as of          , 2011 (the “Record Date”). As of the Record Date,           shares of our common stock were outstanding and entitled to one vote with respect to the proposals to be voted on at the special meeting.

The “Summary” and the “Questions and Answers about the Merger and Special Meeting” that follow summarize the material information in this proxy statement. We encourage you to carefully read this entire proxy statement, and the other documents to which this proxy statement refers you, for a more complete understanding of the matters being considered at the special meeting. In addition, you may obtain additional business and financial information about the Company by following the instructions in “Other Matters — Where You Can Find More Information” at page   .

This proxy statement contains “Forward-Looking Statements” within the meaning of the Private Securities Litigation Reform Act, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements contained in this proxy statement that are not clearly historical in nature are forward-looking, including statements regarding whether and when the Merger is expected to close, whether conditions to the Merger will be satisfied, the effect of the Merger on our business and operating results, and all other statements regarding our intent, plans, beliefs, expectations or those of our directors or officers. Words such as “anticipate,” “believe,” “belief,” “expect,” “estimate,” “project,” “plan,” “intend,” “continue,” “predict,” “may,” “will,” “should,” “strategy,” “will likely result,” “will likely continue,” and similar expressions are generally intended to identify Forward-Looking Statements. However, not all Forward-Looking Statements contain such identifying words.

Forward-Looking Statements are based on our current expectations and are subject to a number of risks, uncertainties and assumptions, including those pertaining to the Merger, which could cause actual events and developments to differ materially from those described in the Forward-Looking Statements. The risks, uncertainties and assumptions that could cause actual events and developments to differ from the Forward-Looking Statements include the risks detailed elsewhere in this proxy statement and in our most recent filings with the Securities and Exchange Commission (“SEC”) on Forms 10-K and 10-Q. See “Other Matters — Where You Can Find More Information” at page   .

Forward-Looking Statements are only predictions, and we can give no assurance that they will prove to be correct. You should not place undue reliance on Forward-Looking Statements. In light of the significant uncertainties inherent in the Forward-Looking Statements included in this proxy statement, you should not consider the inclusion of such information as a representation by us or anyone else that we will achieve such results or developments. The statements made in this proxy statement represent our views as of the date of the proxy statement, and it should not be assumed that these statements will remain accurate as of any future date. We undertake no obligation to update any Forward-Looking Statement, whether as a result of new information, future events or otherwise.

SUMMARY

The following summary, together with the “QUESTIONS AND ANSWERS ABOUT THE MERGER AND SPECIAL MEETING” immediately following this summary, are intended only to highlight certain information contained elsewhere in this proxy statement. This summary and the following question and answer section may not contain all the information that is important to you and the other shareholders. To more fully understand the proposed Merger and the terms of the Merger Agreement, you should carefully read this entire proxy statement, all of its Annexes and the documents referenced in this proxy statement before voting. For instructions on obtaining more information, see the section entitled “OTHER MATTERS — WHERE YOU CAN FIND MORE INFORMATION.” The Company has included page number references in this summary to direct you to a more complete description of the topics presented in this summary.

The Parties to the Merger Agreement (See Page   )

Penn Millers Holding Corporation is a Pennsylvania corporation headquartered in Wilkes-Barre, Pennsylvania. The Company was originally organized in 1887 and is engaged in the provision of commercial property and casualty insurance products. The Company’s headquarters are located at 72 North Franklin Street, Wilkes-Barre, Pennsylvania 18701-1301; telephone: (800) 233-8347.

ACE American Insurance Company (“ACE”) is a Pennsylvania domestic stock property and casualty insurance company and a wholly-owned indirect subsidiary of ACE Limited, a global insurance and reinsurance organization, providing a range of insurance and reinsurance products. ACE American offers an extensive array of property, casualty, risk-management, and accident and health insurance products and services.

ACE American Insurance Company
436 Walnut Street
Philadelphia, Pennsylvania 19106
Telephone: (215) 640-1000

Panther Acquisition Corp. (the “Merger Sub”) is a Pennsylvania corporation that was formed by ACE solely for the purpose of entering in the Merger Agreement and completing the transactions contemplated by the Merger Agreement. Upon the completion of the Merger, the Merger Sub will cease to exist and the Company will continue as the surviving corporation of the Merger, which we refer to as the surviving corporation.

Panther Acquisition Corp.
c/o ACE American Insurance Company
436 Walnut Street
Philadelphia, Pennsylvania 19106
Telephone: (215) 640-1000

The Merger (See Page   )

At the special meeting, you will be asked to consider and vote on the adoption of the Merger Agreement. Pursuant to the Merger Agreement, at the effective time of the Merger, the Merger Sub will merge with and into the Company. After the Merger, the Company will continue as the surviving corporation and will be wholly-owned by ACE.

Following and as a result of the Merger, Company shareholders will no longer have any interest in, and will no longer be shareholders of, the Company, and will not participate in any of the Company’s future earnings or growth. Shares of our common stock will no longer be traded on the NASDAQ Global Market, price quotations with respect to shares of our common stock will no longer be available, and the registration of shares of our common stock under the Securities Exchange Act of 1934, as amended, will be terminated.

Merger Consideration

Company Common Stock

At the effective time of the Merger, each share of Company common stock issued and outstanding immediately prior to the effective time of the Merger will automatically be canceled and converted into the right to receive $20.50 per share in cash, without interest and less applicable withholding taxes (the “Merger Consideration”).

Company Stock Options

At the effective time of the Merger, each outstanding stock option, whether or not vested or exercisable, to acquire Company common stock will become fully vested and thereafter will be canceled and converted into the right to receive an amount in cash, less applicable withholding taxes, equal to the product of the number of shares of our common stock subject to each option as of the effective time of the Merger, multiplied by the excess of $20.50 over the per share exercise price of such option. None of our outstanding options has an exercise price per share equal to or in excess of $20.50.

Company Restricted Stock

At the effective time of the Merger, each unvested share of restricted stock will become fully vested and thereafter will be canceled and converted into the right to receive the Merger Consideration, without interest and less applicable withholding taxes.

The Special Meeting

The special meeting of the shareholders of the Penn Millers will be held on          , 2011, at  :  .m., Eastern Time, at the Company’s headquarters at 72 North Franklin Street, Wilkes-Barre, Pennsylvania 18701-1301. Shareholders are cordially invited to attend the special meeting and are requested to vote on the Merger and other proposals described in this proxy statement.

At the special meeting, you will be asked to consider and vote on a proposal to adopt the Merger Agreement, to approve, on a non-binding advisory basis, the “golden parachute” compensation that may be payable to the Company’s named executive officers in connection with the Merger as reported on the Golden Parachute Compensation table on page   , and to approve a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement.

Record Date and Quorum

Shareholders are entitled to receive notice of, and to vote at, the special meeting if they owned shares of Company common stock as of the close of business on          , 2011, which date the Company has set as the record date for the special meeting. A quorum is necessary to adopt the Merger Agreement and approve the non-binding advisory proposal regarding “golden parachute” compensation at the special meeting. The presence at the special meeting, in person or by proxy, of holders of a majority of the outstanding shares of Company common stock entitled to vote shall constitute a quorum for the transaction of business.

Required Vote (See Page   )

The adoption of the Merger Agreement requires the affirmative vote of the holders of not less than a majority of the votes cast by shareholders of the Company entitled to vote on the proposal at the special meeting. Each outstanding share of our common stock on the record date entitles the holder to one vote at the special meeting. Failure to vote your shares of our common stock and abstentions will have no effect on the approval of the proposal to adopt the Merger Agreement.

The approval of the proposals regarding “golden parachute” compensation and the motion to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies to vote in favor of the adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the votes properly cast and entitled to vote thereon at the special meeting. Failure to vote your shares of our common stock and abstentions will have no effect on the approval of the proposals regarding “golden parachute” compensation or to adjourn the special meeting.

Recommendation of Our Board of Directors (See Page   )

Our board of directors has unanimously determined that the Merger Agreement and the transactions contemplated thereby are fair to and in the best interests of the Company and our shareholders, and recommends that our shareholders vote “FOR” the adoption of the Merger Agreement, “FOR” the approval, on a non-binding advisory basis, of the “golden parachute” compensation that may be payable to the Company’s named executive officers in connection with the Merger, and “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies to vote in favor of adoption of the Merger Agreement. The board of directors, following a process in which it explored and evaluated strategic alternatives, made its determination after receipt of the recommendation of a special committee composed of independent directors, consultation with its legal and financial advisors, including the advice of its financial adviser, Willis Capital Markets & Advisory, and consideration of a number of other factors.

Opinion of Willis Capital Markets & Advisory (See Page   )

The independent directors of our board of directors retained Willis Securities, Inc., which we refer to as “Willis Capital Markets & Advisory,” to provide it with financial advisory services and a fairness opinion in connection with the Merger. The independent directors selected Willis Capital Markets & Advisory to act as financial advisor based on Willis Capital Markets & Advisory’s qualifications, expertise and reputation and its knowledge of the business and affairs of the Company.

In connection with the Merger, the board of directors received an opinion, dated September 7, 2011, from the financial advisor to the independent directors, Willis Capital Markets & Advisory, as to the fairness, from a financial point of view and as of such date, of the $20.50 per share cash consideration to be received in the merger by holders of Company common stock. The full text of Willis Capital Markets & Advisory’s written opinion, which sets forth, among other things, the assumptions made, factors considered and qualifications and limitations upon the review undertaken by Willis Capital Markets & Advisory in rendering its opinion, is attached as Annex B and is incorporated by reference in its entirety into this proxy statement. Willis Capital Markets & Advisory’s opinion was provided for the information of the Company’s board of directors (in its capacity as such) in its evaluation of the Merger Consideration from a financial point of view and did not address any other aspect of the Merger. Other than advising the special committee and the board of directors in the review of strategic alternatives, Willis Capital Markets & Advisory expressed no view as to, and its opinion did not address, the relative merits of the Merger as compared to alternative business or financial strategies that might be available to the Company, the effect of any other transaction in which the Company might engage or the Company’s underlying business decision to engage in the Merger. The opinion does not constitute a recommendation to any holders of Company common stock as to how such holder should act or vote in connection with the Merger or otherwise. Willis Capital Markets & Advisory and its affiliates in the past provided, currently are providing and in the future may provide investment banking and financial advisory services to ACE and its affiliates unrelated to the Merger and would expect to receive compensation for such services.

Interests of our Executive Officers and Directors in the Merger (See Page   )

In considering the recommendation of our board of directors with respect to the Merger Agreement, you should be aware that the Company’s executive officers have interests in the Merger that may be different from, or in addition to, the interests of our shareholders generally upon completion of the Merger as a result of the Company’s executive compensation programs. These interests include, among others:

•	accelerated vesting of stock options and restricted stock;

•	cash payments payable to executive officers of the Company pursuant to change of control severance arrangements between the Company and such executive officers if such executive officers incur a qualifying termination following the Merger as provided in such arrangements;

•	accelerated vesting of the accounts of such executive officers, as participants in the Penn Millers Holding Corporation Employee Stock Ownership Plan (the “ESOP”) and allocation of ESOP earnings after repayment of the ESOP loan;

•	accelerated vesting of the entire amount credited to each participant in the Company’s deferred compensation plan; and

•	continued indemnification and directors’ and officers’ liability insurance applicable to the period prior to completion of the merger.

Our independent directors represent the shareholders and are themselves shareholders who purchased their shares with their own funds. The independent directors also received grants of stock options from the Company — in all cases such options represent fewer shares than each such director purchased — as a portion of the compensation for their services. In connection with the Merger, the independent directors’ stock options will be accelerated, and such directors will also receive continued indemnification and directors’ liability insurance applicable to the period prior to the completion of the Merger.

Our board of directors was aware of these interests and considered them, among other matters, prior to making their determination to recommend the adoption of the Merger Agreement to our shareholders.

Approval of “Golden Parachute” Compensation (Page   )

In accordance with Section 14A of the Exchange Act and Rule 14a-21(c) under the Exchange Act, we are providing shareholders with the opportunity to cast a non-binding advisory vote with respect to certain payments that may be made to the Company’s executive officers in connection with the Merger, or “golden parachute” compensation, as reported on the Golden Parachute Compensation table on page   . The board of directors recommends that you vote “FOR” approval of the non-binding advisory proposal regarding “golden parachute” compensation.

Approval of the non-binding advisory proposal regarding “golden parachute” compensation requires the approval of a majority of the votes properly cast upon this proposal. Approval of this proposal is not a condition to completion of the Merger. The vote with respect to “golden parachute” compensation is an advisory vote and will not be binding on the Company. Therefore, regardless of whether shareholders approve the “golden parachute” compensation, if the Merger is approved by the shareholders and completed, the “golden parachute” compensation will still be paid to the Company’s executive officers to the extent payable in accordance with the terms of such compensation.

Tax Consequences (See Page   )

The exchange of shares of Company common stock for cash in the Merger will generally be a taxable transaction to U.S. holders for U.S. federal income tax purposes. In general, a U.S. holder whose shares of Company common stock are converted into the right to receive cash in the Merger will recognize a gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the cash you receive as Merger Consideration (determined before deduction of any applicable withholding taxes) and your adjusted tax basis in such shares. If you are a non-U.S. holder of our common stock, the Merger will generally not be a taxable transaction to you under U.S. federal income tax laws unless you have certain connections to the United States. The Merger may be a taxable transaction to such non-U.S. holders under foreign tax laws. Backup withholding may also apply with respect to cash you receive in the Merger, unless you comply with the applicable requirements of the backup withholding rules. With respect to shares of Company common stock held under the ESOP, the exchange of shares of Company common stock for cash in the Merger will generally not be a taxable transaction to any ESOP participant or beneficiary. ESOP participants and beneficiaries will generally not be taxed on amounts held in the ESOP until such amounts are distributed from the ESOP in accordance with the terms of the ESOP or following the termination of the ESOP as described below.

You should consult your own tax advisor for a full understanding of how the Merger will affect your taxes.

Regulatory Approvals (See Page   )

Under the terms of the Merger Agreement, the Merger cannot be consummated until the waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), has expired or been terminated. Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (“FTC”), the Merger cannot be consummated until each of the Company and ACE files a notification and report form with the FTC and the Antitrust Division of the Department of Justice under the HSR Act and the applicable waiting period has expired or been terminated. Under the terms of the Merger Agreement, each of the Company and ACE will file such a notification and report form by September 27, 2011. There can be no assurance as to the outcome of the review.

Insurance laws in Pennsylvania require an acquiring person to obtain approval from the Insurance Commissioner of Pennsylvania before acquiring control of an insurance company domiciled in Pennsylvania. Under the terms of the Merger Agreement, ACE will file an application for such approval with the Insurance Commissioner of Pennsylvania by September 27, 2011. There can be no assurance as to the outcome of such application for approval.

Under the insurance laws of certain states in which the Company’s two insurance company subsidiaries are licensed, an acquiring person is required to make a pre-acquisition “Form E” filing regarding the potential competitive impact of the acquisition before acquiring control of an insurance company licensed in those states if the combined market share as an immediate result of the acquisition would exceed certain statutorily-specified levels. The Merger cannot be consummated until the expiration or termination of the applicable waiting periods under relevant state insurance laws. Under the terms of the Merger Agreement, ACE will make such filings by September 27, 2011. There can be no assurance as to the outcome of the filings.

Conditions to the Merger (See Page   )

The obligations of the parties to consummate the Merger are subject to the satisfaction or waiver, to the extent applicable, of customary conditions including the following conditions:

•	the adoption of the Merger Agreement by the affirmative vote of a majority of the votes cast by shareholders of the Company entitled to vote thereon;

•	the expiration or termination of the waiting period applicable to the Merger under the HSR Act and the receipt of all other regulatory authorizations and approvals of any governmental authority necessary for the consummation of the transactions contemplated by the Merger Agreement;

•	no governmental authority will have enacted, issued, promulgated, enforced or entered any law that has the effect of making the acquisition of shares of Company common stock by ACE or Merger Sub or any affiliate of either of them illegal or otherwise preventing or prohibiting consummation of the Merger, and there will not have been instituted or pending any action by any governmental authority relating to the Merger Agreement;

•	each party’s representations and warranties in the Merger Agreement being true and correct as of the date of the Merger Agreement and the closing date of the Merger; and

•	each party’s having performed in all material respects its obligations required to be performed under the Merger Agreement on or prior to the closing date of the Merger;

and, with respect to ACE and Merger Sub, the following additional conditions:

•	none of the regulatory approvals obtained will contain and no law shall have been enacted or in effect that contains any limitation, requirement or condition that would, individually or in the aggregate, be reasonably expected to (i) materially impair or interfere with the ability of the Company and its subsidiaries to conduct their businesses after the effective time of the Merger substantially in the manner as such businesses are conducted as of the date of the Merger Agreement, (ii) result in the sale, lease, license or disposal by ACE of any capital stock of the surviving corporation after the effective time of the Merger or by the Company or its subsidiaries of any of their material assets, rights product lines, licenses business or other operations or (iii) materially and adversely affect the benefits, taken as a whole, that ACE would otherwise receive from the transactions contemplated by the Merger Agreement; and

•	the absence of a “Material Adverse Effect” (as defined below in “The Merger Agreement — Representations and Warranties”) since the date of the Merger Agreement.

Termination (See Page   )

The Company and ACE may mutually agree to terminate the Merger Agreement at any time prior to the effective time of the Merger. Subject to certain exceptions, the Merger Agreement may also be terminated and the Merger may be abandoned at any time prior to the effective time of the Merger as a result of any of the following:

•	by the Company or ACE, if:

•	the Merger has not been consummated by December 31, 2011, unless such date, which we refer to as the “outside date,” is extended in accordance with the Merger Agreement in order to obtain any necessary insurance regulatory consents or approvals (provided, that in no event will the Merger Agreement be extended beyond March 31, 2012), except that this termination right will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before such date;

•	a governmental authority of competent jurisdiction has issued a nonappealable final injunction, order, decree or ruling, which has the effect of preventing, prohibiting or making illegal the consummation of the Merger, except that this termination right will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been a principal cause of or resulted in such injunction, order, decree or ruling; or

•	our shareholders do not vote to adopt the Merger Agreement at the special meeting.

•	by ACE, if:

•	our board of directors fails to recommend that the Company’s shareholders vote to adopt the Merger Agreement in the proxy statement, there occurs an “adverse recommendation change” (as defined below in “The Merger Agreement — No Solicitation of Transactions”), our board of directors approves, endorses or recommends an alternative transaction proposal, the Company fails to include the Company’s recommendation to shareholders to adopt the Merger Agreement in the proxy statement, the Company, or any of its subsidiaries or any representative of the Company or any of its subsidiaries, breaches the obligations related to the shareholders’ meeting, the proxy statement or “no solicitation” of alternative transactions or our board of directors or one of its committees resolves or proposes to take any of the foregoing actions; or

•	we breach any of our representations, warranties, covenants or agreements in the Merger Agreement and such breach would cause the conditions to the obligations of ACE and Merger Sub to consummate the Merger with respect to the accuracy of representations and warranties of the Company and performance of covenants and obligations of the Company not to be satisfied and such breach cannot be cured or is not cured within 30 days of notice of such breach (or the outside date, if earlier) and such breach is not waived by ACE;

•	by the Company, if:

•	ACE or Merger Sub breach any of their representations, warranties, covenants or agreements in the Merger Agreement and such breach would cause the conditions to the obligations of the Company to consummate the Merger with respect to the accuracy of representations and warranties of ACE and Merger Sub and performance of covenants and obligations of ACE and Merger Sub not to be satisfied and such breach cannot be cured or is not cured within 30 days of notice of such breach (or the outside date, if earlier) and such breach is not waived by the Company; or

•	our board of directors pursuant to and in compliance with our non-solicitation obligations under the Merger Agreement enters into an alternative acquisition agreement for a superior proposal and prior to or simultaneously with such termination we pay to ACE in cash a $3.75 million termination fee.

Termination Fees and Expenses (See Page   )

The Merger Agreement provides, in general, that each party will pay its own expenses if the Merger is not consummated. If the Merger Agreement is terminated, depending upon the circumstances under which such termination occurs, we may be obligated to pay ACE a termination fee of $3.75 million.

No Solicitation of Transactions (See Page   )

Subject to the exceptions discussed in the section entitled “The Merger Agreement — No Solicitation of Transactions” the Company has agreed that it will not:

•	solicit, initiate, or knowingly encourage any inquiries or the making of any proposals or offers that constitute or could reasonably be expected to lead to any acquisition proposal;

•	furnish any non-public information regarding the Company to any person in connection with or in response to any inquiry or indication of interest that could reasonably be expected to lead to any acquisition proposal;

•	engage in discussions or negotiations with any person with respect to an alternative acquisition proposal;

•	approve, endorse or recommend any alternative acquisition proposal; or

•	enter into any letter of intent or similar agreement providing for any alternative acquisition proposal.

We have agreed to promptly (and in any event within 24 hours) advise ACE of our receipt of any written acquisition proposal and the material terms and conditions of any such acquisition proposal.

Market Price of Our Common Stock (See Page   )

Penn Millers common stock is listed on the NASDAQ Global Market under the ticker symbol “PMIC.” Its closing price on September 7, 2011, the last full trading day prior to the announcement of the Merger Agreement, was $16.30 per share.

No Dissenters’ Rights (See Pages   )

Under the Pennsylvania Business Corporation Law, holders of Company common stock do not have appraisal or dissenters’ rights with respect to the Merger or the other transactions described in this proxy statement.

Delisting and Deregistration of Company Common Stock (See Page   )

If the Merger is consummated, the Company common stock will be delisted from the NASDAQ Global Market and deregistered under the Exchange Act. Accordingly, following the consummation of the Merger, we would no longer file periodic reports with the SEC on account of the Company common stock.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND SPECIAL MEETING

The following questions and answers are intended to address briefly some commonly asked questions regarding the Merger, the Merger Agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a Company shareholder. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement, which you should read carefully and in their entirety. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Other Matters — Where You Can Find More Information” beginning on page   .

Why have I received these materials?

This proxy statement and the accompanying proxy are being mailed to shareholders of record on          , 2011. The proxy is being solicited by the board of directors of the Company in connection with our special meeting of shareholders that will take place on     ,     , 2011, at  :00  .m., Eastern Time, at the Company’s headquarters, 72 North Franklin Street, Wilkes-Barre, Pennsylvania 18701-1301, and at any adjournment thereof. You are cordially invited to attend the special meeting and are requested to vote on the Merger and acquisition proposal described in this proxy statement.

The Company’s proxy statement for the special meeting was mailed to you. Copies of this proxy statement for the special meeting can also be viewed on the Company’s website at http://www.pennmillers.com/pmic/investors. If you are a participant or beneficiary under the ESOP with an account to which shares of Company common stock were allocated as of the close of business on the record date, an explanation from the trustee on how to vote shares allocated to your account that supplements this proxy statement was also mailed to you.

What is the proposed transaction and what effects will it have on the Company?

The proposed transaction is the acquisition of the Company by ACE pursuant to the Merger Agreement. If the proposal to adopt the Merger Agreement is approved by our shareholders and the other closing conditions under the Merger Agreement are satisfied or waived, Merger Sub will merge with and into the Company, with the Company being the surviving corporation. As a result of the Merger, the Company will become a subsidiary of ACE and will no longer be a publicly held corporation, and you will no longer have any interest in our future earnings or growth. In addition, the Company common stock will be delisted from NASDAQ and deregistered under the Exchange Act, and the Company will no longer file periodic reports with the SEC on account of the Company common stock.

Will the Merger be taxable to me?

The exchange of shares of Company common stock for cash pursuant to the Merger Agreement will generally be a taxable transaction to U.S. holders for U.S. federal income tax purposes. If you are a U.S. holder and your shares of Company common stock are converted into the right to receive cash in the Merger, you will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares (determined before deduction of any applicable withholding taxes) and your adjusted tax basis in your shares of Company common stock. If you are a non-U.S. holder, the Merger will generally not be a taxable transaction to you under U.S. federal income tax laws unless you have certain connections to the United States, but may be a taxable transaction to you under foreign tax laws, and you are encouraged to seek tax advice regarding such matters. Backup withholding may also apply to the cash payments made pursuant to the Merger unless the holder or other payee complies with the backup withholding rules. For a discussion of tax-related implications, see “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page   .

With respect to shares of Company common stock held under the ESOP, the exchange of shares of Company common stock for cash in the Merger will generally not be a taxable transaction to any ESOP participant or beneficiary. ESOP participants and beneficiaries will generally not be taxed on amounts held in the ESOP until such amounts are distributed from the ESOP in accordance with the terms of the ESOP or following the termination of the ESOP as described below.

This proxy statement (and, if applicable to you, the separate explanation from the ESOP trustee on how to vote shares allocated to your ESOP account) is not intended to provide shareholders with tax advice, and the Company makes no representation as to the tax consequences of a cancellation of Company common stock in the Merger. Shareholders are encouraged to consult with their own tax advisor prior to the effective time of the Merger to determine the particular tax consequences to them of the Merger.

What am I being asked to vote on at the special meeting?

You are being asked to consider and vote on a proposal to adopt the Merger Agreement that provides for the acquisition of the Company by ACE, to approve, on a non-binding advisory basis, the “golden parachute” compensation that may be payable to the Company’s named executive officers in connection with the Merger as reported on the Golden Parachute Compensation table on page   , and to approve a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement.

Who is entitled to vote at the special meeting?

Holders of shares of Company common stock, including ESOP participants and beneficiaries with shares allocated to their respective ESOP accounts, as of the close of business on          ,          , 2011, the record date for the special meeting, will be entitled to receive notice of and to vote at the special meeting. As of the record date,           shares of our common stock were outstanding, each of which is entitled to one vote with respect to each matter to be voted on at the special meeting.

What constitutes a quorum for purposes of the special meeting?

The presence at the special meeting, in person or by proxy, of holders of a majority of the outstanding shares of Company common stock entitled to vote shall constitute a quorum for the transaction of business. Proxies marked as “withholding” or containing “broker non-votes” on any matter to be acted upon by shareholders will be treated as present at the meeting for purposes of determining a quorum. As noted above, a “broker non-vote” occurs when a registered broker holding a customer’s shares in the name of the broker has not received voting instructions on a matter from the customer and is therefore barred from voting on behalf of the customer on that matter.

How do I vote my shares at the special meeting?

If you are a “record” shareholder of common stock (that is, if you hold common stock in your own name in the Company’s stock records maintained by our transfer agent, Registrar and Transfer Company), you may complete and sign the accompanying proxy card and return it to the Company or deliver it in person or you may attend the special meeting and vote in person. Shareholders of record may also vote via the Internet or over the phone through the Company’s proxy solicitor,           (“          ”). Internet and telephone voting information is provided on the proxy card. If you vote via the Internet or telephone, please do not return a signed proxy card. If you desire to vote by phone or if you have any questions, or require assistance in voting your proxy, please call the toll-free telephone number specified on your proxy card.

If your shares are held in “street name” (for example, if your shares of common stock are held by a brokerage firm), your brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your brokerage firm provides you. Your bank, brokerage firm or other nominee will only be permitted to vote your shares of Company common stock if you instruct your bank, brokerage firm or other nominee how to vote your shares. If you do not instruct your bank, brokerage firm or other nominee to vote your shares of Company common stock, your shares of Company common stock will not be voted and will not have an effect on the adoption of the Merger Agreement, the non-binding advisory proposal regarding “golden parachute”

compensation or the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

If your shares are held in street name and you wish to attend the special meeting in person, you must bring an account statement or letter from your brokerage firm showing that you are the beneficial owner of the shares as of the record date in order to be admitted to the special meeting on          , 2011. To be able to vote your shares held in street name at the special meeting, you will need to obtain a proxy card from the holder of record (e.g. your brokerage firm) for your shares.

If a shareholder gives a proxy, how will its shares of Company common stock be voted?

Regardless of the method you choose to submit your proxy, the individuals named on the enclosed proxy card, as your proxies, will vote your shares of Company common stock in the way that you indicate. When completing the internet or telephone proxy processes or the enclosed proxy card, you may specify whether your shares of Company common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of Company common stock should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” the proposal to adopt the Merger Agreement, “FOR” approval of the non-binding advisory proposal regarding “golden parachute” compensation and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Can I change my vote or revoke my proxy after I return my proxy card?

For “record” shareholders of common stock, yes. After you have submitted a proxy online or by mail, you may revoke your proxy or change your vote at any time before the proxy is exercised by submitting a notice of revocation or a duly executed proxy bearing a later date prior to the date of the special meeting, by voting again prior to the time at which our voting facilities close, or by attending the special meeting and voting in person. In any event, the latest submitted vote will be recorded and the earlier vote(s) revoked.

For “street name” shareholders of common stock, you will need to review the instructions on the proxy form provided to you by the institution that holds your shares to determine whether you may change your vote after you have submitted a proxy. If you are permitted to change your vote after you have submitted a proxy, follow the instructions for revocation on such form to do so.

How do I vote shares allocated to my account under the ESOP?

You are permitted to direct the ESOP trustee in the voting of shares allocated to your ESOP account only in accordance with instructions provided by the trustee. The ESOP trustee will not disclose the confidential voting directions of any individual participant or beneficiary to the Company. You must also follow instructions to revoke your proxy or change your vote after you have submitted a proxy card in accordance with such instructions. If you do not vote the shares allocated to your account, the ESOP trustee will vote those shares in its sole discretion.

What vote is required to adopt the Merger Agreement at the special meeting?

The adoption of the Merger Agreement requires the affirmative vote of a majority of the votes properly cast by shareholders of the Company entitled to vote on the proposal at the special meeting.

Because the affirmative vote required to approve the proposal to adopt the Merger Agreement is based upon the total number of votes cast, if you fail to submit a proxy or to vote in person at the special meeting, or if you vote “ABSTAIN,” or if you do not provide your bank, brokerage firm or other nominee with voting instructions, it will have no effect on the approval of the proposal.

What vote is required for the Company’s shareholders to approve the proposal regarding “golden parachute” compensation and the proposal to adjourn the special meeting, if necessary or appropriate?

Approval of the proposals regarding “golden parachute” compensation and adjournment of the special meeting, if necessary or appropriate, requires the approval of a majority of the votes properly cast upon each of these proposals.

If you vote “ABSTAIN” on the proposal regarding “golden parachute” compensation or the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, this will have no effect on these proposals. If you fail to submit a proxy or to vote in person at the special meeting, or if you do not provide your bank, brokerage firm or other nominee with voting instructions, your shares of Company common stock will not be voted on these proposals, and this will have no effect on these proposals.

Why am I being asked to cast a non-binding advisory vote to approve “golden parachute” compensation that the Company’s named executive officers will receive in connection with the Merger?

The SEC’s recently adopted new rules require us to seek a non-binding advisory vote with respect to certain payments that may be made to the Company’s named executive officers in connection with the Merger, or “golden parachute” compensation.

What will happen if shareholders do not approve the “golden parachute” compensation at the special meeting?

Approval of “golden parachute” compensation payable under existing agreements that the Company’s named executive officers may receive in connection with the Merger is not a condition to completion of the Merger. The vote with respect to “golden parachute” compensation is an advisory vote and will not be binding on the Company. Therefore, regardless of whether shareholders approve the “golden parachute” compensation, if the Merger Agreement is adopted by the shareholders and the Merger is completed, the “golden parachute” compensation will still be paid to the Company’s named executive officers to the extent payable in accordance with the terms of such compensation.

What will happen to the Company as a result of the Merger?

Upon completion of the Merger, the Company will cease to be a publicly-traded company and will become wholly-owned by ACE. Following completion of the Merger, the registration of our common stock and our reporting obligations with respect to our common stock under the Exchange Act will be terminated. In addition, upon completion of the Merger, shares of our common stock will no longer be listed on any stock exchange, including the NASDAQ Global Market or quotation system.

What will I receive if the Merger is consummated?

Upon completion of the Merger, each outstanding share of Company common stock, other than shares held by ACE or the Merger Sub, will automatically be canceled and will be converted into a right to receive the Merger Consideration of $20.50 per share in cash, less any applicable withholding taxes. Any Merger Consideration relating to shares allocated to your account under the ESOP will be paid to the ESOP and allocated to your account under the ESOP.

Will I own any shares of Company common stock after the Merger?

No. At the effective time of the Merger, your shares of Company common stock will be canceled and you will have the right to be paid cash for your shares. Our shareholders will not have the option to receive shares of the Merger Sub or the surviving corporation in exchange for their shares instead of cash.

What happens to Company stock options in the Merger?

Upon the consummation of the Merger, all outstanding stock options to acquire Company common stock will become fully vested and thereafter will be canceled and converted into the right to receive an amount in cash equal to the number of shares of Company common stock underlying the option multiplied by the amount (if any) by which $20.50 exceeds the exercise price for each share of Company common stock underlying the option, without interest and less any applicable withholding taxes.

When do you expect the Merger to be completed?

We are working toward completing the Merger as quickly as possible, but we cannot predict the exact timing of when the Merger will be completed. Assuming timely satisfaction of necessary closing conditions, including the approval by our shareholders of the proposal to adopt the Merger Agreement, we currently anticipate that the Merger will be consummated no later than the first quarter of 2012.

What happens if the Merger is not consummated?

If the Merger Agreement is not adopted by the shareholders of the Company or if the Merger is not consummated for any other reason, the shareholders of the Company would not receive any payment for their shares of Company common stock in connection with the Merger. Instead, the Company will remain an independent public company, and the Company common stock would continue to be listed on the NASDAQ Global Market. Under specific circumstances, the Company may be required to pay to ACE, a fee with respect to the termination of the Merger Agreement, as described under “The Merger Agreement — Termination Fees” beginning on page   .

When will I receive the Merger Consideration for my shares of Company common stock?

Shortly after the completion of the Merger, the shareholders of record will receive written instructions, including a letter of transmittal (the “Letter of Transmittal”), which will explain how to exchange their shares for the Merger Consideration of $20.50 in cash, less any applicable withholding taxes, for each share of Company common stock that they own. When such shareholders properly complete and return the required documentation described in the written instructions to the Letter of Transmittal, they will promptly receive from the paying agent a payment of the Merger Consideration for their shares. If your shares are held in a brokerage account or by a bank or other nominee, your account will be automatically credited with the Merger Consideration in exchange for your shares, and it will not be necessary for you to submit any documentation. Any consideration relating to shares allocated to your account under the ESOP will be paid to the ESOP and allocated to your account under the ESOP.

Should I send in my stock certificates now?

No. The Letter of Transmittal described in this proxy statement will provide instructions to you about when and where to send your stock certificates. If your shares of Company common stock are held under the ESOP, you do not have to take any of the actions described in the Letter of Transmittal with respect to shares allocated to your account under the ESOP as the ESOP trustee will be responsible for taking those actions.

Am I entitled to dissenters’ rights?

No. Under the Pennsylvania Business Corporation Law, holders of Company common stock do not have appraisal or dissenters’ rights with respect to the Merger or the other transactions described in this proxy statement.

What happens if I sell my shares of Company common stock before the special meeting or the effective time of the Merger?

The record date for shareholders entitled to vote on the adoption of the Merger Agreement is earlier than the date of the special meeting and the expected effective time of the Merger. If you transfer your shares of Company common stock after the record date but before the special meeting or the effective time of the Merger, you will, unless special arrangements are made, retain your right to vote at the special meeting but you no longer will have the right to receive the Merger Consideration.

What do I do if I receive more than one proxy or set of voting instructions?

If you hold shares of Company common stock in more than one account, you may receive more than one proxy or set of voting instructions relating to the special meeting. These should each be voted or returned separately in accordance with the instructions provided in this proxy statement in order to ensure that all of your shares of Company common stock are voted.

Who will solicit and pay the cost of soliciting proxies?

The Company has engaged           to assist in the solicitation of proxies for the special meeting. The Company estimates that it will pay           a fee of approximately $      plus reasonable out-of-pocket expenses relating to the solicitation. The Company will reimburse           for reasonable out-of-pocket expenses and will indemnify           and its affiliates against certain claims, liabilities, losses, damages and expenses. The Company may also reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares of Company common stock for their expenses in forwarding soliciting materials to beneficial owners of Company common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the internet or in person. They will not be paid any additional amounts for soliciting proxies.

How does the Board of Directors recommend that I vote my shares?

The board of directors recommends that you vote “FOR” the approval of the proposal to adopt the Merger Agreement, “FOR” approval of the non-binding advisory proposal regarding “golden parachute” compensation and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

How will documents be delivered to me if I share an address with other shareholders?

Some brokers and other nominees may participate in the practice of “householding” proxy statements and annual reports to shareholders. This means that only one copy of our proxy statement may have been sent to multiple shareholders in your household. The Company will promptly deliver a separate copy of either document to you if you contact us at the following address: Attention Investor Relations, Penn Millers Holding Corporation, 72 North Franklin Street, Wilkes-Barre, Pennsylvania 18701-1301; or telephone number: (800) 233-8347.

Who can answer my questions?

If you have additional questions about the Merger, need assistance in submitting your proxy or voting your shares of Company common stock, or need additional copies of this proxy statement or the enclosed proxy card, please call          , our proxy solicitor, toll-free at          . If you are a participant or beneficiary under the ESOP and have questions about voting the shares that are allocated to your account under the ESOP, please contact the trustee at the phone number provided in the ESOP voting instructions.

THE SPECIAL MEETING

We are furnishing this proxy statement to you, as a shareholder of Penn Millers as part of the solicitation of proxies by our board of directors for use at the special meeting of shareholders.

Date, Time and Place of the Special Meeting

The special meeting will be held at our corporate headquarters at 72 North Franklin Street, Wilkes-Barre, Pennsylvania 18701-1301, on          , 2011, at          :00 a.m., local time.

Purpose of the Special Meeting

At the special meeting, you will be asked to consider and vote on the following proposals:

•	to adopt the Merger Agreement, a copy of which is attached as Annex A to this proxy statement;

•	to approve, on a non-binding advisory basis, the “golden parachute” compensation that may be payable to the Company’s named executive officers in connection with the Merger; and

•	to approve one or more adjournments of the special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting, or at any adjournment of that meeting, to adopt the Merger Agreement.

Record Date and Voting Power

The Company has fixed the close of business on          , 2011 as the record date for the determination of shareholders entitled to notice of, and to vote at, the special meeting. At the close of business on the record date,           shares of our common stock were outstanding and entitled to receive notice of, and vote at, the special meeting. On the record date, there were           holders of record of the Company’s outstanding common stock. Common stock is our only outstanding class of stock. Shareholders of record on the record date will be entitled to one vote per share of our common stock on any matter that properly comes before the special meeting and any adjournment or postponement of that meeting.

Quorum

Our charter and bylaws and Pennsylvania law require the presence, in person or by duly executed proxy, of the holders of a majority of the voting power of shares of our common stock outstanding and entitled to vote at the special meeting to constitute a quorum. Withheld votes, abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present. If a quorum is not present and if the adjournment proposal has the necessary majority, we expect to adjourn the special meeting to solicit additional proxies and intend to vote any proxies we have received at the time of the special meeting in favor of an adjournment.

Vote Required

Approval of the proposals regarding adoption of the Merger Agreement, “golden parachute” compensation and adjournment of the special meeting, if necessary or appropriate, requires the approval of a majority of the votes properly cast upon each of these proposals. For the proposal to adopt the Merger Agreement, the non-binding advisory proposal regarding “golden parachute” compensation and the proposal to adjourn the special meeting, if necessary or appropriate, you may vote “FOR,” “AGAINST” or “ABSTAIN.” For purposes of these proposals, if you fail to submit a proxy or to vote in person at the special meeting, or if you have given a proxy and vote “ABSTAIN,” the shares of Company common stock will not be counted in respect of, and will not have an effect on, the proposals.

Abstentions and Broker Non-Votes

For purposes only of determining the presence or absence of a quorum for the transaction of business at the special meeting, broker “non-votes” will be counted as present at the special meeting. Broker “non-votes” are shares held by brokers or nominees as to which (1) voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares, and (2) the broker or nominee does not have discretionary voting power. The proposal to adopt the Merger Agreement, the proposal to approve the non-binding advisory proposal regarding “golden parachute” compensation, and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies are not matters on which brokerage firms may vote in their discretion on behalf of their clients. As a result, absent specific instructions from the beneficial owner of such shares of Company common stock, banks, brokerage firms or other nominees are not empowered to vote those shares of Company common stock on non-routine matters. We urge you to return the enclosed proxy card marked to indicate your vote, to vote your shares through the Internet or by telephone or to give your broker proper voting instructions. To adopt the Merger Agreement, the adjournment proposal and the proposal regarding “golden parachute” compensation, a majority of the outstanding shares of our common stock present or represented at the special meeting and properly cast on each proposal must vote in favor of each proposal. Broker “non-votes” and abstentions will have no effect on the outcome of these proposals.

Proxies and Voting

Shareholders may vote their shares by attending the special meeting and voting their shares in person or by completing, signing and dating the enclosed proxy card and promptly returning it to us as soon as possible. If you prefer, you can vote by telephone or via the Internet by following the relevant instructions described on the enclosed proxy card or voting instruction form received from any broker, bank or other nominee that may hold shares of our common stock on your behalf. If you sign and send in your proxy card and do not mark it to show how you want to vote, or if you submit a proxy by telephone or via the Internet without providing instructions, we will count your proxy as a vote in favor of the adoption of the Merger Agreement and in favor of any proposal to adjourn the special meeting to solicit additional proxies.

Shareholders who have questions or requests for assistance in completing and submitting proxy cards should contact          , our proxy solicitor, at           or by phone at          .

Shareholders who hold their shares of Company common stock in “street name,” meaning in the name of a bank, broker or other person who is the record holder, must either direct the record holder of their shares of our common stock how to vote their shares or obtain a proxy from the record holder to vote their shares at the special meeting.

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that if a household participates in the householding program, it will receive an envelope containing one set of proxy materials and a separate proxy card for each shareholder account in the household. Please vote all proxy cards enclosed in such a package. The Company will promptly deliver a separate copy of the proxy statement or proxy card to you if you contact it at the following address or telephone number: Investor Relations, Penn Millers Holding Corporation, 72 North Franklin Street, Wilkes-Barre, Pennsylvania 18701-1301; telephone: (800) 233-8347. If you want to receive separate copies of proxy statements in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact the Company at the address or telephone number above.

If your shares of Company common stock are held under the ESOP, the voting card with instructions from the ESOP trustee that was mailed to you explains how to vote the shares allocated to your account.

Participation in householding will not affect or apply to any of your other shareholder mailings such as dividend checks, Forms 1099, or account statements. Householding saves money by reducing printing and postage costs and it is environmentally friendly. It also creates less paper for participating shareholders to manage. If you are a beneficial holder, you can request information about householding from your broker, bank or other nominee.

Revocability of Proxies

If you have not submitted a proxy through your broker or other nominee, you may revoke your proxy at any time before it is voted at the special meeting by:

•	delivering to our Secretary at the address listed below a written notice of revocation bearing a later date than the proxy;

•	duly completing, signing, dating and delivering to our Secretary at the address listed below, a new proxy card, dated later than the first proxy card, which will automatically replace any earlier dated proxy card that you returned;

•	properly casting a new vote through the Internet or by telephone at any time before the closure of the Internet voting facilities and the telephone voting facilities; or

•	attending the special meeting and voting in person.

Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy.

If your shares are held in “street name,” you should follow the voting instruction form provided by your broker or other nominee regarding revocation of proxies. If the holder of record of your shares is your broker, bank or other nominee and you wish to vote at the special meeting, you must bring a legal proxy from your broker, bank or other nominee authorizing you to vote those shares.

You should send any notice of revocation of your proxy card to: Penn Millers Holding Corporation, 72 North Franklin Street, Wilkes-Barre, Pennsylvania 18701-1301 Attention: Michael O. Banks, Secretary.

If your shares of Company common stock are held under the ESOP, the voting card with instructions from the ESOP trustee that was mailed to you explains how to revoke your direction to the trustee about voting the shares allocated to your account.

Solicitation of Proxies and Expenses

In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, other electronic means or in person. These people will not receive any additional compensation for their services, but we will reimburse them for their out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of shares of our common stock and in obtaining voting instructions from those owners. We will pay all expenses of filing, printing and mailing this proxy statement.

We have retained          ,          , telephone          , to assist in the solicitation of proxies by mail, telephone or other electronic means, or in person, for a fee of approximately $      plus reasonable out-of-pocket expenses relating to the solicitation. All costs of soliciting proxies will be borne by the Company.

Adjournments and Recesses

Although it is not currently expected, the special meeting may be adjourned or recessed, including for the purpose of soliciting additional proxies, if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement or if a quorum is not present at the special meeting. Other than an announcement to be made at the special meeting of the time, date and place of an adjourned meeting, an adjournment generally may be made without notice. Any adjournment or recess of the special meeting for the purpose of soliciting additional proxies will allow the Company’s shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or recessed.

Other Business

We are not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement. If other matters do properly come before the special meeting, or at any adjournment of the special meeting, we intend that shares of our common stock represented by properly submitted proxies will be voted by and at the discretion of the persons named as proxies on the proxy card. The grant of a proxy will confer discretionary authority on the persons named as proxies on the proxy card to vote in accordance with their best judgment on other matters that are properly presented at the special meeting.

Questions and Additional Information

If you have more questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call          , our proxy solicitor, toll-free at          .

THE MERGER

The following is a description of the material aspects of the background and history behind the Merger. This description may not contain all of the information that is important to you. You are encouraged to carefully read this entire proxy statement, including the Merger Agreement attached hereto as Annex A, for a more complete understanding of the Merger.

The Parties to the Merger

Penn Millers Holding Corporation (“Penn Millers” or the “Company”) is a Pennsylvania corporation headquartered in Wilkes-Barre, Pennsylvania. The Company was originally organized in 1887 and is engaged in the provision of commercial property and casualty insurance products. The Company’s headquarters are located at 72 North Franklin Street, Wilkes-Barre, Pennsylvania 18701-1301 and telephone: (800) 233-8347.

ACE American Insurance Company (“ACE”) is a Pennsylvania domestic stock property and casualty insurance company and a wholly-owned indirect subsidiary of ACE Limited, a global insurance and reinsurance organization, providing a range of insurance and reinsurance products. ACE American offers an extensive array of property, casualty, risk-management, and accident and health insurance products and services.

ACE American Insurance Company
436 Walnut Street
Philadelphia, Pennsylvania 19106
Telephone: (215) 640-1000

Panther Acquisition Corp. (the “Merger Sub”) is a Pennsylvania corporation that was formed by ACE solely for the purpose of entering in the Merger Agreement and completing the transactions contemplated by the Merger Agreement. Upon the completion of the Merger, the Merger Sub will cease to exist and the Company will continue as the surviving corporation of the Merger, which we refer to as the surviving corporation.

Panther Acquisition Corp.
c/o ACE American Insurance Company
436 Walnut Street
Philadelphia, Pennsylvania 19106
Telephone: (215) 640-1000

Background of the Merger

The Company’s board of directors and senior management regularly review and consider business alternatives to protect and/or enhance shareholder value, including strategic alternatives and opportunities for organic growth. The Company considers strategic options in light of the totality of the circumstances, including current and anticipated business trends, regulatory conditions, and the rating environment expected to impact it and the insurance industry.

In 2008, the Company’s management did not achieve the goals that had been set for it in the annual operating plan. In 2009, the goals were substantially achieved. In 2010, the goals were not achieved.

At the regularly scheduled meeting of the board of directors on January 26, 2011, management presented the proposed annual business plan for 2011. Management told the board that management did not view the “Solutions” product of the Commercial Business unit as a good long-term strategic fit for the Company since the product has been unprofitable and the sophistication of automation and predictive modeling favors large companies. The independent members of the Company’s board of directors expressed concern about the projected performance numbers. The independent directors centered their strategy discussion on the challenges resulting from the Company’s relative “lack of scale,” the difficulties of the prolonged “soft market,” which inhibits price increases for the Company’s products, and the disproportionate expense of being a small public company. It was recognized that there should be a sense of urgency regarding the strategic challenges facing the Company. Management continued this discussion over the next few months.

At its regularly scheduled meeting on March 23, 2011, the board met with members of senior management, including the Company’s Chief Executive Officer, Chief Financial Officer, and Senior Vice President. At that meeting, the Company’s Chief Executive Officer and Chief Financial Officer led a discussion regarding whether, and to what extent, the Company might undertake mergers and acquisitions. The discussion centered primarily on the Company’s $20 million in excess capital above what it is expected to use for organic growth at such time. Management suggested that the Company consider either returning capital to its shareholders or making a strategic acquisition, further informing the board that it had already contacted two potential acquisition targets. The board reviewed long-range projections for the Company’s business performance. Independent directors expressed concern about the adequacy of the projected performance and its implications for shareholder value and, in addition, questioned whether in light of that projected performance, it truly made sense for the Company to remain independent. The board authorized management to proceed with its plan to continue exploring strategic merger and acquisition opportunities and began reviewing additional specific strategic alternatives to deliver shareholder value. The board asked management to prepare an overview of certain strategic opportunities for the board’s review. The board specifically directed management to evaluate, from a shareholder perspective, the alternative of the Company’s remaining independent in comparison with the alternative of linking up with a strategic partner. The meeting concluded with an executive session from which management was excluded.

On April 21, 2011, the Company’s Chief Executive Officer and Chief Financial Officer attended their regular annual meeting with the analysts who were principally responsible for dealing with the Company on behalf of A.M. Best Company. The analysts informed the Company’s management that they believed it was most likely that the A- rating of Penn Millers Insurance Company (“PMIC”), the Company’s principal insurance subsidiary, be affirmed but that a “negative outlook” would be assigned. The analysts made it clear that their concerns rested with the Company’s historical profitability relative to a peer group comprised of many larger insurance companies. They agreed that many of the challenges were due to the small size of the Company.

On April 29, 2011, the Lion Fund, L.P., Biglari Capital Corp., Biglari Holdings, Inc. and Sardar Biglari (collectively, “the Biglari interests”) filed a Schedule 13D with the Securities and Exchange Commission disclosing the purchase of 416,598 shares of Company common stock, representing approximately an 8% ownership position. The Schedule 13D indicated that the Biglari interests intended to evaluate their investment and might communicate with management and the board regarding the Company’s business and future plans as well as acquire or dispose of additional shares. Management reviewed publicly available information about the Biglari interests and observed a track record that had included making at least one hostile offer for corporate control of a company at a price only marginally above market. In the first week of May 2011, the board held a telephone conference to discuss this investment and its implications to the Company and its consideration of strategic alternatives. The board took note of the fact that no representative of the Biglari interests had made any effort to contact the Company. In the totality of the circumstances, the judgment of the board was that the actual and potential activities of the Biglari interests, in themselves, represented a serious threat to the best interests of other shareholders, and therefore added urgency to the internal evaluation of strategic alternatives.

On May 6, 2011, the Company’s board held a telephonic meeting, attended by a representative of the law firm Ballard Spahr LLP (“Ballard”). With particular concern about the position taken by A.M. Best, and also taking into account the actions of the Biglari interests, the board of directors discussed whether or not to engage Ballard as special counsel to the Company’s independent directors to assist and advise with respect to the assessment of the Company’s strategic alternatives.

On May 9, 2011, the board held a special telephonic meeting, attended by the Company’s Chief Financial Officer and a representative of Ballard. During that meeting, the independent directors asked for details about Ballard’s expertise and experience in advising boards of directors on strategic alternative reviews and posed questions calling for legal advice and discussion of legal issues. Following the initial portion of the meeting, management provided a presentation to the board on strategic planning, the industry’s environment and financial projections under alternative business scenarios. The board of directors also decided to retain Ballard as special counsel to the independent directors and to begin seeking a financial advisor. Ballard represents and counsels ACE in certain financial guarantee bond litigation, none of which is related to the Merger, for which Ballard receives customary fees and appropriate conflict waivers were obtained. None of the lawyers who provide such services to ACE were involved in representing the board of directors and the special committee in connection with the Merger. The independent directors considered a number of financial advisors and decided to interview two firms in person as candidates.

On May 10, 2011, the board held a meeting at the Company’s headquarters in Wilkes-Barre, Pennsylvania, attended by the Company’s Chief Financial Officer and a representative of Ballard. During that meeting, the board interviewed a financial advisor candidate. The board also discussed, among other matters, Biglari’s stock ownership position in the Company, the Company’s A.M. Best rating and long-range strategic alternatives. The meeting concluded with an executive session from which management was excluded.

The following day, on May 11, 2011, the board reconvened at the Company’s headquarters with the Company’s Chief Financial Officer and representatives of Ballard. The board also interviewed Willis Capital Markets & Advisory to act as financial advisor. At this meeting, the board also authorized the formation of a Special Committee, consisting entirely of independent directors, to oversee the consideration of strategic alternatives.

By mid-May 2011, the board of directors had completed interviewing financial advisors for the independent directors on the review of strategic alternatives, and the independent directors retained Willis Capital Markets & Advisory in addition to Ballard. The board also appointed a special committee of independent directors (the “Special Committee”), consisting of Heather M. Acker, F. Kenneth Ackerman, Jr., Dorrance Belin, John M. Coleman and Donald A. Pizer, chaired by Mr. Coleman, to work with the advisors. The meeting concluded with an executive session from which management was excluded.

On May 19, 2011, the Special Committee held its first meeting, attended by the Company’s Chief Executive Officer and representatives of both Ballard and Willis Capital Markets & Advisory. The Special Committee discussed the A.M. Best analysts’ indication that they believed that PMIC’s A- rating would most likely be assigned a negative outlook, the impact that would result from a negative outlook, and the risk and likely consequences of a downgrade, including destruction of shareholder value.

On May 21, 2011, the Special Committee held another telephonic meeting, attended by the Company’s Chief Executive Officer and a representative of Ballard. The Company’s Chief Executive Officer described management’s recent contacts with A.M. Best. He also reported to the Special Committee on Willis Capital Markets & Advisory’s progress in considering strategic alternatives and developing a list of potential buyers; 27 companies were on an initial list.

On May 23, 2011, the board held a telephonic meeting, attended by representatives of Ballard, to discuss the Special Committee’s recent activities and the charter of the Special Committee, which contained the duties and responsibilities of the Special Committee. The board discussed the initial list of potential buyers that could be contacted in the event the board determined to commence a third-party solicitation process. The board authorized management to disclose to A.M. Best, under assurances of confidentiality, the nature and status of the ongoing strategic review.

On May 23, 2011, management provided representatives of A.M. Best with additional confidential information on the Company’s business plan, price increases obtained in the commercial book of business year to date and updated financial projections through 2013. Management also disclosed, in confidence, the strategic alternative review process and the likelihood that the Company would be sold to a larger organization with an interest in our specialty expertise in agribusiness. On the basis of that information, management requested that A.M. Best affirm the Company’s A- rating with a stable outlook.

On May 27, 2011, the Special Committee held a telephonic meeting, attended by the Company’s Chief Executive Officer and representatives of Ballard and Willis Capital Markets & Advisory. The Company’s Chief Executive Officer reported that A.M. Best’s committee intended to consider PMIC’s rating on either June 2 or

June 3. The Special Committee again reviewed the decision to pursue strategic alternatives. The board also reviewed with management and Willis Capital Markets & Advisory a list of 30 potential buyers that could be contacted in connection with the Company’s third-party solicitation process.

On May 27, 2011, the board also held a meeting where it learned that, with knowledge of the ongoing review of strategic alternatives and serious consideration of a sale of the Company, A.M. Best affirmed the A- rating with a “stable outlook” for PMIC. While the Company has a very strong capital position to support the A- rating, in the judgment of the board the fact that A.M. Best had been informed of the pending review of strategic alternatives and that there was a substantial likelihood that the Company would be sold to a financially stronger buyer had been material in A.M. Best’s decision to maintain the stable outlook. In light of that, the board again discussed with management and Willis Capital Markets & Advisory the process for compiling a list of potential parties to contact, which included 30 potential buyers. The board suggested some additional candidates for consideration and also discussed the timeline for a potential sale process.

Also in May 2011, the board received a monthly report indicating that the Company’s revenues were estimated to be below management’s business plan. In addition, the Company experienced heavy catastrophic losses in that month.

On June 2, 2011, the Special Committee held a telephonic meeting, attended by the Company’s Chief Executive Officer and representatives of Ballard and Willis Capital Markets & Advisory. The Company’s Chief Executive Officer reported on A.M. Best’s May 31, 2011 press release, which reaffirmed PMIC’s A- rating with a stable outlook. The Special Committee discussed the continuing risk of a “negative outlook” or downgrade, concluding that the risk was substantial, and also further discussed strategic alternatives.

On June 3, 2011, the board held a telephonic meeting, attended by representatives of Ballard and Willis Capital Markets & Advisory, to discuss A.M. Best’s rating action and the ongoing review of strategic alternatives.

On June 8, 2011, the board held a meeting at the Company’s headquarters, attended by the Company’s Chief Financial Officer and representatives of Ballard and Willis Capital Markets & Advisory. Willis Capital Markets & Advisory discussed with the board certain strategic alternatives available to the Company. The board discussed and evaluated (i) the “status quo” alternative of remaining independent and its impact on shareholder value, (ii) options other than remaining independent or selling the Company, such as restructuring the Company or selling a minority interest in the Company, (iii) what price levels would make it attractive to sell the Company; and (iv) whether to authorize Willis Capital Markets & Advisory to begin contacting potential buyers to determine what value might be realized for the Company’s shareholders in a potential strategic transaction. Management and Willis Capital Markets & Advisory suggested that the board consider pursuing a sale of the Company, assuming an acceptable price per share could be realized. The board’s Compensation Committee also met to discuss the financial impact resulting from a possible change of control on compensation of officers, employees and directors. After discussion, the board authorized Willis Capital Markets & Advisory to contact third parties to gauge their interest in an acquisition of the Company. The meeting concluded with an executive session from which management was excluded.

On June 17, 2011, the Special Committee held a telephonic meeting, attended by the Company’s Chief Executive Officer and representatives of Ballard and Willis Capital Markets & Advisory. Willis Capital Markets & Advisory informed the Special Committee that, in accordance with the directives of the board, 49 potential buyers had been contacted, five nondisclosure agreements (“NDAs”) had been signed, five other companies were negotiating NDAs and it was waiting to hear from 22 of the potential buyers. In accordance with the directives of the board, Willis Capital Markets & Advisory planned to distribute a confidential information memoranda on behalf of the Company describing the Company’s business and prospects to the potential buyers that had signed NDAs. Willis Capital Markets & Advisory advised the board that the list of potential buyers consisted of both strategic and financial buyers.

On June 28, 2011, the Special Committee held a telephonic meeting, attended by the Company’s Chief Executive Officer and representatives of Ballard and Willis Capital Markets & Advisory. Willis Capital Markets & Advisory informed the Special Committee that 19 NDAs had been signed by potential buyers.

Willis Capital Markets & Advisory also reviewed with the Special Committee a draft of the bid instruction letter for the potentially interested parties. The bid letter included a request that initial indications of interest be submitted by July 19, 2011, after which the board would decide which potential buyers to invite to participate in the second round.

On July 1, 2011, the Special Committee held a telephonic meeting, attended by the Company’s Chief Executive Officer and representatives of Ballard and Willis Capital Markets & Advisory. Willis Capital Markets & Advisory reviewed with the Special Committee the potential buyers that had been contacted and the Special Committee discussed each of the potential partners, which included strategic and financial buyers.

On July 21, 2011, the Special Committee held a telephonic meeting, attended by the Company’s Chief Executive Office and representatives of Ballard and Willis Capital Markets & Advisory. Willis Capital Markets & Advisory informed the Special Committee that the list of potential partners had been expanded to 56, of which 27 received a Confidential Information Memorandum. On behalf of the Company, Willis Capital Markets & Advisory received six initial indications of interest by the July 19, 2011 deadline, with valuations ranging from $15.95 to $22 per share. The Special Committee discussed these valuations and reviewed significant geopolitical and industry developments since May 11, 2011, when the Special Committee and Willis Capital Markets & Advisory had initially discussed a possible sale, and also reviewed certain of the challenges that the Company faced before Biglari began acquiring its stake in the Company, such as the risk of a negative outlook and/or downgrade in the Company’s A.M. Best rating, the lack of fundamental improvement in the market faced by the industry and that the Company’s second quarter catastrophic losses have been significant. This discussion reaffirmed the Special Committee’s conclusion that pursuing a sale appeared to be the best alternative to prevent destruction of shareholder value and serve the best interests of the Company and its shareholders. The Special Committee also reviewed each of the six potential buyers who had progressed to this stage and their respective indications of interest, and decided, after consultation with Willis Capital Markets & Advisory, to invite five bidders to participate in the second round. In addition, Willis Capital Markets & Advisory informed the Special Committee that another potential buyer had indicated an interest in acquiring the Company and signed the necessary agreement to obtain a Confidential Information Memorandum. The meeting concluded with an executive session from which management was excluded.

On July 25, 2011, the board held a meeting at the Company’s headquarters in Wilkes-Barre, Pennsylvania, attended by the Company’s Chief Financial Officer and representatives of Ballard and Willis Capital Markets & Advisory. Willis Capital Markets & Advisory presented an outline of the sale process and the six preliminary indications of interest that had been received by the July 19, 2011 deadline. The board extensively discussed each of the six potential buyers who had provided formal preliminary indications of interest as well as the additional company that had indicated an interest in acquiring the Company. The board also discussed a potential third- party solicitation process timeline, which included sending a draft of the merger agreement to five of the potential buyers the following week and management meetings with parties invited to the second round. The meeting concluded with an executive session from which management was excluded.

On July 30, 2011, the Special Committee held a telephonic meeting, attended by the Company’s Chief Executive Officer and representatives of both Willis Capital Markets & Advisory and Ballard. The purpose of the meeting was to discuss management’s meetings with the potential buyers and to discuss management’s presentations to potential buyers, which were scheduled to occur between August 2, 2011 and August 11, 2011.

On August 5, 2011, the Special Committee held a telephonic meeting, attended by the Company’s Chief Executive Officer and representatives of Willis Capital Markets & Advisory and Ballard. At that meeting, the Special Committee discussed management’s presentations to potential buyers to date and also set August 25, 2011 as the final bid deadline. In addition, the Special Committee authorized circulation of a draft merger agreement to all potential buyers. The meeting concluded with an executive session from which management was excluded.

On August 10, 2011, the Special Committee met by telephone. The meeting was also, attended by the Company’s Chief Executive officer as well as representatives of both Willis Capital Markets & Advisory and Ballard. Among other topics, the Special Committee discussed the remaining potential buyers. Willis Capital

Markets & Advisory suggested that the Company consider issuing a public statement, in light of recent geopolitical events and associated extreme volatility in the securities markets and taking into account that although a public announcement would be likely to generate uncertainty among employees and other constituents, by this advanced point in the process it appeared reasonably likely that the Company would be able to minimize those disruptions. Management added that although there did not appear to have been any leaks so far, the increasing frequency of meetings by management with prospective buyers might increase speculation and rumors in the community and it would be desirable to take steps to prevent the possibility of speculative trading in the Company’s stock based upon information not equally available to all shareholders. A press release at this point would also alert any third party that might have an interest in the Company and could thereby serve as yet another cross-check on the completeness of the process of shopping the Company. The Special Committee approved recommending to the board of directors the text of a proposed public statement disclosing the process of reviewing potential strategic opportunities.

On August 10, 2011, the board held a telephonic meeting with representatives of Ballard and Willis Capital Markets & Advisory. Among other things, the board approved a public statement disclosing the process of reviewing potential strategic opportunities. The meeting concluded with an executive session from which management was excluded.

On August 12, 2011, the Company reported its second quarter results ended June 30, 2011. The Company was adversely impacted by unprecedented catastrophe losses in the second quarter of 2011 that accounted for approximately 40 loss ratio points of its 101.1% second quarter loss ratio. For the three months ended June 30, 2011, PMIC reported a net loss of $4.4 million. For the six months ended June 30, 2011, PMIC reported a net loss of $2.5 million.

On August 15, 2011, a press release describing the strategic alternatives review was released.

On August 17, 2011, the Special Committee held a telephonic meeting, attended by the Company’s Chief Executive Officer and representatives of Ballard and Willis Capital Markets & Advisory. The Special Committee discussed Willis Capital Markets & Advisory’s contacts with the remaining four potential buyers and received updates on each of those candidates (prior to this meeting, two potential buyers indicated that they were no longer interested in acquiring the Company). Management also reported on contacts with A.M. Best and the Pennsylvania Department of Insurance, which preceded the August 15, 2011 press release. The meeting concluded with an executive session from which management was excluded.

On August 19, 2011, the Special Committee held a telephonic meeting, attended by the Company’s Chief Executive Officer and representatives of Willis Capital Markets & Advisory and Ballard. The Company’s Chief Executive Officer and Willis Capital Markets & Advisory informed the Special Committee that management presentations for all four of the current potential buyers had been completed and some of the potential buyers were conducting a due diligence review of the Company. The meeting concluded with an executive session from which management was excluded.

On August 20, 2011, the Special Committee held a telephonic meeting with the Company’s Chief Executive Officer and representatives of both Willis Capital Markets & Advisory and Ballard to discuss the current potential buyers as well as to consider again whether the Company should remain independent. Management presented a plan for remaining independent, which called for significant restructuring and expense reductions with significant staff reductions. After discussing management’s presentation, the Special Committee concluded that the proposed plan would not provide significant meaningful value and, on the contrary, could put shareholder value materially at risk. The meeting concluded with an executive session from which management was excluded.

On August 24, 2011, the Special Committee held a telephonic meeting with the Company’s Chief Executive Officer and representatives of Ballard and Willis Capital Markets & Advisory. The Special Committee discussed each of the potential buyers. The Special Committee also discussed the Company’s exposure to the then-approaching Hurricane Irene, which could negatively affect third quarter earnings and, potentially, the value of the bids. The Special Committee also discussed alternatives to a strategic transaction, which would involve remaining independent with significant restructuring and expense and employee reductions if a satisfactory strategic transaction opportunity did not occur. The meeting concluded with an executive session from which management was excluded.

On August 25, 2011, ACE provided a cash offer of $20.00 per share. The next day, on August 26, 2011, Bidder B provided a cash offer in the range of $18.50-$19.00 per share, subject to completion of the bidder’s review of the Company’s reserves. On August 26, 2011, the Special Committee met by telephone to discuss the current bids and the advantages and disadvantages of pursuing a strategic opportunity with ACE or Bidder B. The Special Committee also discussed the possibility of a substantial change to the Company’s book value as a result of recent storm activity. The meeting concluded with an executive session from which management was excluded.

On August 26, 2011, Bidder C provided a cash offer of $20.75 per share, subject to an additional 30-day due diligence period. The next day, on August 27, 2011, the Special Committee held a telephonic meeting with the Company’s Chief Executive Officer and representatives of Willis Capital Markets & Advisory and Ballard to discuss the bids that had been delivered by ACE, Bidder B and Bidder C. Willis Capital Markets & Advisory advised the Special Committee that the total package of the offer presented by ACE could be superior to the other two offers if ACE could be persuaded to move above its $20.00 offer. The offer by Bidder B was significantly lower than the ACE offer and Willis Capital Markets & Advisory explained to the Special Committee why it was judged unlikely that Bidder B would revise its bid to offer more value to our shareholders than ACE’s bid. Those reasons included the fact that Bidder B’s current proposal to acquire the Company would have provided less value to shareholders than its initial indication of interest and statements made by the leadership of Bidder B to management and Willis Capital Markets & Advisory in meetings and telephone calls during the Company’s review of strategic alternatives. In those statements, Bidder B’s chief executive officer and the chief of Bidder B’s relevant business unit emphasized Bidder B’s unwillingness to pay more than book value for the Company. Willis Capital Markets & Advisory advised the Special Committee that while the offer from Bidder C was the highest from a financial point of view, Bidder C had not completed due diligence regarding underwriting, claims, finance and human resources; the bid itself was conditioned upon a much longer period of additional due diligence than would be required for ACE; and the proposal by Bidder C carried with it additional uncertainties and risks, including the fact that Bidder C has only an A- rating from A.M. Best (in contrast with a strong A+ rating of ACE); Bidder C’s relatively high debt leverage and its need to borrow funds externally to consummate a transaction with the Company (in contrast to ACE’s ability to fund the transaction); and the relatively high likelihood that the financial performance of the Company in the third quarter could result in a reduction in the offer price. In totality, these uncertainties and risks presented a risk of a reduction in the offer price and/or failed execution that the Special Committee judged to be materially greater than those associated with the ACE bid. The meeting concluded with an executive session from which management was excluded.

On August 29, 2011, the board met along with representatives of both the Company’s management, Ballard and Willis Capital Markets & Advisory, to discuss the Company’s strategic challenges and alternatives, such as remaining independent or a potential sale, as well as the advantages and disadvantages of each of the bids that had been offered by ACE and Bidders B and C. The board also discussed Hurricane Irene’s impact on the Company and the number of claims that had been made so far. Willis Capital Markets & Advisory presented a report that discussed all potentially interested buyers to the board. The meeting concluded with an executive session from which management was excluded.

Based on the range of the bids received, Willis Capital Markets & Advisory suggested that ACE increase its offer to $21.00 per share and ACE agreed to do so, which represented a 30% premium to the current price of the Company’s common stock. Willis Capital Markets & Advisory then recommended that the board negotiate with ACE in order to determine if a deal could be consummated on terms agreeable to both parties. Willis Capital Markets & Advisory reported that ACE had a compelling rationale for pursuing a strategic relationship with the Company, ACE had completed far more due diligence than either Bidder B or Bidder C and remained enthusiastic and committed to the potential transaction, ACE had a large market capitalization, and ACE did not need any external financing to complete the transaction. In addition, ACE’s agribusiness was complementary to the Company’s operations and vice versa and a partnership with ACE could potentially grow the Company’s franchises. Moreover, ACE anticipated maintaining the Company’s Wilkes-Barre location. As part of its bid, ACE requested that the Company negotiate with ACE on an exclusive basis for four weeks.

Willis Capital Markets & Advisory recommended sharply curtailing that period and the Company indicated that it would consider entering into an exclusivity agreement with ACE through September 6, 2011. The board also instructed Ballard to discuss and attempt to negotiate the exclusivity agreement and the Agreement with ACE’s counsel and instructed all advisors and management to continue communicating with ACE regarding due diligence matters. ACE subsequently agreed to increase its proposed purchase price to $21.00 per share, which represented a 30% premium to the current price of the Company’s common stock. On August 29, 2011, the Company entered into an exclusivity agreement with ACE, which expired on September 6, 2011. During the period from August 29, 2011 through September 6, 2011, ACE continued to conduct due diligence on the Company and the Company provided ACE with certain due diligence materials requested by ACE, including updated financial projections for the Company’s 2011 fiscal year.

On September 1, 2011, the board held a meeting at the Company’s headquarters in Wilkes-Barre, Pennsylvania. Representatives of Willis Capital Markets & Advisory and Ballard were in attendance. Among other things, the board discussed the recent interactions with Bidders B and C. The board was informed that Bidder B had contacted Willis Capital Markets & Advisory and expressed disappointment, but that Bidder B did not provide a higher offer. The board also was informed that Bidder C still required additional time to complete its review of the Company, and the board again discussed the execution risks associated with Bidder C’s proposal. Willis Capital Markets & Advisory also informed the board that ACE had indicated that it remained enthusiastic about pursuing a strategic opportunity with the Company and the board further discussed the benefits of a partnership with ACE. The board also discussed the timeline for announcing a transaction. In addition, the board discussed the second quarter financial results, including the Company’s losses as a result of storm activity, including those relating to Hurricane Irene. The meeting concluded with an executive session from which management was excluded.

On September 4, 2011, the Special Committee held a telephonic meeting with representatives of Ballard and Willis Capital Markets & Advisory to discuss the status of negotiations with ACE and due diligence efforts, among other issues.

On September 4 and 5, 2011, Willis Capital Markets & Advisory had several conversations with representatives of ACE during which ACE’s representatives reported that ACE intended to reduce the value of its $21.00 offer because of losses incurred from Hurricane Irene, unaccrued costs associated with settling the Company’s pension obligation, and additional Company expenses incurred as a result of the proposed transaction.

On September 5, 2011, the board held a telephonic meeting, attended by representatives of Willis Capital Markets & Advisory and Ballard. Willis Capital Markets & Advisory updated the board on the ACE price developments. The board asked Willis Capital Markets & Advisory to respond to ACE’s recent request to reduce the price and to indicate that the request is unacceptable to the board. The meeting concluded with an executive session from which management was excluded. Following such meeting, representatives of Willis Capital Markets & Advisory contacted representatives of ACE to express the board’s views.

On September 6, 2011, a representative of ACE contacted Willis Capital Markets & Advisory, indicating that ACE would deliver a revised offer letter to Willis Capital Markets & Advisory on behalf of the Company later in the day. Later that day, the board held a meeting with representatives of Willis Capital Markets & Advisory and Ballard to discuss updates and strategies regarding negotiations with ACE. During such meeting, Willis Capital Markets & Advisory received a letter from ACE proposing an offer of $20.45 per share, expiring the next day. The meeting concluded with an executive session from which management was excluded. The Special Committee met later that day to further discuss ACE’s revised offer. Following the meeting, the Special Committee requested that Willis Capital Markets & Advisory advise ACE that the board would be prepared to enter into a definitive agreement with ACE at $20.75 per share. In accordance with the Special Committee’s directives, Willis Capital Markets & Advisory relayed the information to ACE.

Later on September 6, 2011, the board held another telephone meeting with representatives of Willis Capital Markets & Advisory and Ballard. It was communicated to the board that representatives of Willis Capital Markets & Advisory would indicate to ACE that the board would be prepared to enter into a definitive agreement with ACE at $20.75 per share, which Willis Capital Markets & Advisory conveyed following such meeting. The meeting concluded with an executive session from which management was excluded.

On September 7, 2011, a representative of ACE contacted representatives of Willis Capital Markets & Advisory with ACE’s last and final offer of $20.50 per share with expiration the same day.

Later on September 7, 2011, the Special Committee met to discuss ACE’s final offer of $20.50 per share. The Special Committee consulted Willis Capital Markets & Advisory and Ballard and discussed the possibility of rejecting the final offer and reopening negotiations with other bidders. The Special Committee determined that the likelihood of obtaining a better offer from another bidder was insufficient to justify subjecting shareholders and other constituents to the risks attendant to rejecting ACE’s proposal and unanimously decided to recommend accepting ACE’s final offer.

Later the same day, the board held a meeting, attended by representatives of management, Ballard and Willis Capital Markets & Advisory. At this meeting, Ballard reviewed with the board the terms of the merger agreement as well as the fiduciary obligations of the board in connection with a potential sale of the Company. The board also reviewed the third-party solicitation process conducted by the Company in which a total of 56 potential buyers were contacted, 27 NDAs were signed and seven initial indications of interest and three final proposals were received. Also at this meeting, Willis Capital Markets & Advisory reviewed with the board of directors its financial analysis of $20.50 per share cash consideration and rendered to the board of directors its oral opinion, confirmed by delivery of a written opinion dated September 7, 2011, to the effect that, as of that date and based upon and subject to the factors, qualifications, limitations and assumptions stated in the written opinion, the $20.50 per share cash consideration to be received in the merger by holders of the Company’s common stock was fair, from a financial point of view, to such holders. Willis Capital Markets & Advisory explained in detail the reasons for its opinion. After discussion, the board determined that accepting ACE’s offer and pursuing the proposed transaction with ACE was in the best interests of the Company and the Company’s shareholders. The meeting concluded with an executive session from which management was excluded.

On the evening of September 7, 2011, the Company, ACE and Merger Sub executed the merger agreement and, on September 8, 2011, the Company announced that it had entered into a merger agreement with ACE. The following day, on September 9, 2011, A.M. Best announced that it had placed under review with positive implications the financial strength rating of A- and issuer credit ratings of “A−” of Penn Millers Insurance Group, which includes Penn Millers.

Reasons for the Merger and Recommendation of Penn Millers’ Board of Directors

The Company’s Reasons for the Merger

In a meeting held on September 7, 2011, the Company’s board of directors considered the terms of the Merger Agreement and the transactions contemplated and determined them to be in the best interests of the Company and its shareholders. Having considered, among other things, the professional advice of its expert independent advisors, the board of directors believes that the Merger will maximize value and minimize risks for the Company’s shareholders, that it is in the best interests of the Company and its shareholders, and that it is a more attractive option for the Company’s shareholders than any other reasonably available option, including continuing to operate the Company on an independent, stand-alone basis. In evaluating the Merger, the Company’s board of directors consulted with management, as well as independent legal and financial advisors, regularly met with the independent directors’ advisors in sessions that excluded all members of management, and considered the totality of the circumstances, including the following:

•	The Company’s Business and Prospects. The board of directors considered, on a historical and prospective basis, the Company’s business, financial condition, results of operations and book value, including trends in the insurance industry, underwriting performance, and return on equity. The board of directors also considered the market price, trading “float,” and volatility of the Company’s common stock. The board of directors considered all of these factors in light of what it judged to be a high likelihood of destruction of shareholder value if A.M. Best were to downgrade or impose a “negative outlook” on the Company because of its small size, an event as to which the board believed there was substantial near-term risk.

•	The Challenges Facing the Company in Achieving the Goals of its Business Plans. The board of directors considered the fact that management had not achieved the goals it had set for itself in its business plans for two of the preceding three years. The board acknowledged that portions of those shortfalls had been the results of factors beyond management’s control — including the extended recession in the United States, aggressive pricing by competitors, and elevated catastrophic losses — but decided, based on the totality of management’s track record, that it was important to discount management’s projections for execution risk.

•	The Challenges Facing the Company as a Smaller Independent Company. The board of directors also considered the risks and benefits associated with the Company’s efforts and plans to conduct its business as an independent, stand-alone company as compared to the risks and benefits associated with the Merger. The board considered that in operating as a relatively small, stand-alone public company, the Company faces high cost ratios (including, for example, relatively high costs of reinsurance and the costs of operating as a public company), impaired net profits, and continuing, and sometimes conflicting, pressures from customers, agents, competitors, regulatory agencies, financial analysts and independent rating agencies. The Company’s market capitalization is among the lowest of its peer group and in the judgment of the board of directors, but for the possibility that the Company is sold in the near term, its stock would return to trading at a substantial discount to peer companies. The Company’s lack of scale and relatively high cost structure limit the Company’s ability to weather market downturns or to grow significantly without engaging in a merger or acquisition transaction. The Company expects that this merger will enable its shareholders not only to realize a significant premium that is not likely to be achieved within a reasonable period of time as a stand-alone company, but also to avoid considerable near-term risks of destruction of shareholder value.

•	The Impact of Difficult Economic Conditions. The independent directors considered the Company’s prospects as an independent public company in light of current difficult economic conditions in the United States. The board of directors considered that economic conditions, among other factors, have resulted in declines and losses in the insurance industry and that the longstanding so-called “soft market” may continue, which would impede the Company’s growth. The board of directors concluded that there were significant risks associated with deferring the decision to sell the Company, particularly in light of the current outlook for the economy and its impact on the market price of the Company’s common stock if the possibility of prompt sale of the Company were taken off the table. In particular, the board considered the current volatile state of the economy and general uncertainty surrounding forecasted economic conditions, in the short-term and in the long-term, both globally and within the insurance industry.

•	The Thorough, Disciplined Process Followed in Evaluating Strategic Alternatives and Shopping the Company and the Low Likelihood that a Third Party Would Propose an Acquisition at a Higher Price. The board of directors oversaw a meticulously designed process of reviewing strategic alternatives advised by individuals from Willis Capital Markets & Advisory and Ballard each of whom was a highly experienced and respected specialist in mergers and acquisitions, including transactions in the insurance industry, and a management team with considerable experience and expertise in the industry. The board of directors considered the third-party solicitation process conducted by the Company with the assistance of management and advisors, which included contacting more than 50 potential buyers over a period of months and publicly announcing the existence of the process weeks before it was brought to a conclusion. The board of directors, which itself includes individuals with pertinent knowledge and experience, repeatedly took time to discuss which third parties would most likely be both interested in acquiring the Company and qualified to do so from a financial, strategic, and knowledge standpoint, including parties that had made non-binding acquisition proposals to the Company, and ultimately concluded that the likelihood that any of those third parties would make an all-cash offer on better terms than those offered and agreed to by ACE and with lower execution risk than the ACE proposal was remote. The board took into account that although a significant number of prospective “financial”

buyers (i.e., private equity firms and other entities that currently have no insurance assets that would offer synergies to increase available value) were contacted and some received the Company’s confidential information memoranda, no financial buyers were invited to the second round of the process given their less competitive bids. The board also took into account that no credible partner candidate emerged over the period of more than three weeks that elapsed between the public announcement of the process and the board’s consideration of the transaction with ACE. Nor has any such candidate materialized to date. The board frequently solicited the advice of both Willis Capital Markets & Advisory and Ballard on the fairness and adequacy of the process being followed. The board was advised by both Willis Capital Markets & Advisory and Ballard at every stage, including during consideration of ACE’s final offer, that the process that the board had followed had been thorough and disciplined.

•	The Ability of the Board of Directors to Change its Recommendation and Terminate the Merger Agreement and that the “Break-Up” Fee and Other Deal Protection Measures Were Not Preclusive. The board of directors considered the fact that the merger agreement allows the Company to respond to unsolicited takeover proposals, to change or withdraw its recommendation to the Company’s shareholders with respect to the adoption of the Merger Agreement and to terminate the Merger Agreement to enter into an alternative agreement relating to a superior proposal, subject, in certain situations, to the payment to ACE of a 3.5% ($3.75 million) “break-up” termination fee. The board considered the provisions in the Merger Agreement, including the non-solicitation provision, and determined in its reasonable judgment that such provisions would not preclude other interested third parties from submitting a competing offer for the Company. In particular, the board of directors considered the size of the “break-up” fee and determined that, at 3.5% of the aggregate value of the transaction, it was reasonable in light of the benefits of the Merger and would not, in the board’s reasonable judgment, preclude other interested third parties from making a competing offer for the Company.

•	The High Likelihood that the Transaction with ACE will be Completed. The board of directors considered ACE’s particularly strong financial condition, the extensive amount of due diligence performed by ACE and the relatively limited conditions to the closing of the Merger, including the facts that the Merger Agreement does not contain any financing contingency and that the ACE proposal will be funded with internally generated cash, and determined that, in its judgment and assuming adoption of the Merger Agreement by the Company’s shareholders, there is a high likelihood that the proposed transaction with ACE will be completed.

•	Shareholder Approval. The board of directors considered the fact that the merger is subject to the approval of the Company’s shareholders, who therefore have the option to reject the merger by voting against the proposal to adopt the Merger Agreement, as further described in this proxy statement. The board also took into account that a large majority of the Company’s stock is owned by institutional and other highly sophisticated investors, many of whom acquired their shares in the initial public offering.

•	The Reputation and Business Practices of ACE. The board of directors recognized that relative to other potential purchasers of the Company, ACE has a corporate culture and business practices highly compatible with those of the Company, which will make a successful merger and business transaction more likely. Moreover, the board of directors recognized that ACE’s existing agribusiness insurance operation is complementary to the Company’s operations, and vice versa, and a partnership with ACE could potentially grow the Company’s franchises.

•	ACE’s Intentions for the Operations of the Company. Prior to approving the Merger Agreement, ACE communicated its intention to keep the Company’s Wilkes-Barre business location operational.

•	The Terms of the Merger Agreement. The board of directors considered all of the terms and conditions of the Merger Agreement, including, among other things, the representations, warranties, covenants and agreements of the parties, the conditions to closing, the form of the Merger Consideration and the structure of the termination rights, and the fact that the Merger Agreement was negotiated between two parties in an arm’s-length negotiation.

•	The Opinion and Professional Advice of Willis Capital Markets & Advisory. The board of directors considered the opinion, dated September 7, 2011, of Willis Capital Markets & Advisory, contained in Annex B to this proxy statement, to the Company’s board of directors, as well as the advice given to the board by Willis Capital Markets & Advisory throughout the process and in the September 7 meeting.

•	The Professional Advice of Both Ballard and Willis Capital Markets & Advisory Regarding the Design and Execution of the Process. The board of directors considered the advice given to the board by Ballard and Willis Capital Markets & Advisory at every stage of the process regarding the design and execution of the process of review of strategic alternatives. Those firms repeatedly advised the board that the process followed had been thorough and rigorous.

The board of directors also considered a variety of risks and other potentially negative factors concerning the Merger and the Merger Agreement, including the following:

•	The risks and costs to the Company if the Merger does not close, including the diversion of management and employee attention and the effect on business and customer relationships;

•	The fact that certain of the Company’s officers and directors may have interests in the Merger that are different from, or in addition to, the interests of the Company’s shareholders, weighed against the facts that each of the Company’s independent directors beneficially owns significantly more shares resulting from the investment of his or her own funds than from awards by the Company, and that all independent directors cease to receive director compensation or benefits of any kind upon closing of the Merger;

•	The amount of time it could take to complete the Merger, including the fact that the consummation of the Merger is subject to shareholder, governmental and regulatory approvals and the lack of assurance that such approvals will be received prior to December 31, 2011 (as such date may be extended) or at all;

•	That an all-cash transaction will be taxable to the Company’s shareholders that are U.S. persons for U.S. federal income tax purposes; and

•	The fact that a termination fee is payable to ACE under specified circumstances, including in the event that the board of directors decides to terminate the Merger Agreement to accept a superior proposal.

Recommendation of Penn Millers’ Board of Directors

The board of directors unanimously recommends that you vote “FOR” the adoption of the Merger Agreement, “FOR” the approval of the nonbinding advisory proposal regarding “golden parachute” compensation and “FOR” approval of the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies.

In considering the board of directors’ recommendation with respect to the Merger Agreement, the holders of our common stock should note that our executive officers may have interests in the Merger that may differ from or be in addition to those of our shareholders, and that members of the board of directors received fees for their services in attending special board and committee meetings to periodically review and oversee the progress of the negotiations of the Merger Agreement by management. Our independent directors also received grants of stock options as a portion of the compensation for their service on the board of directors. The board of directors was aware of these potential interests as they considered the Merger and the Merger Agreement. For more information, see “The Merger — Interests of Our Executive Officers and Directors in the Merger” beginning on page   .

Opinion of the Financial Advisor to the Independent Directors

The Company engaged Willis Capital Markets & Advisory to act as the special committee’s financial advisor in connection with a possible sale transaction. At a meeting of the Company’s board of directors held on September 7, 2011 to evaluate the Merger, Willis Capital Markets & Advisory rendered its oral opinion, confirmed by a written opinion dated September 7, 2011, to the Company’s board of directors to the effect that, as of such date and based upon and subject to the factors, qualifications, limitations and assumptions stated in its opinion, the $20.50 per share cash consideration to be received in the Merger by holders of Company common stock was fair, from a financial point of view, to such holders. The full text of Willis Capital Markets & Advisory’s written opinion, which sets forth, among other things, the assumptions made, factors considered and qualifications and limitations upon the review undertaken by Willis Capital Markets & Advisory in rendering its opinion, is attached as Annex B and is incorporated by reference in its entirety into this proxy statement. This summary is qualified in its entirety by reference to the full text of such opinion. Willis Capital Markets & Advisory’s opinion was provided for the information of the Company’s board of directors (in its capacity as such) in its evaluation of the Merger Consideration from a financial point of view and did not address any other aspect of the Merger. Other than advising the Special Committee and the board in the review of strategic alternatives, Willis Capital Markets & Advisory expressed no view as to, and its opinion did not address, the relative merits of the Merger as compared to alternative business or financial strategies that might be available to the Company, the effect of any other transaction in which the Company might engage or the Company’s underlying business decision to engage in the Merger. The opinion does not constitute a recommendation to any holders of Company common stock as to how such holder should act or vote in connection with the Merger or otherwise.

The terms of the Merger were determined through negotiations between ACE and the Company and the decision by the Company to enter into the Merger was solely that of the Company’s board of directors. Willis Capital Markets & Advisory’s opinion and financial analyses were only one of the many factors considered by the board of directors in its evaluation of the Merger and should not be viewed as determinative of the views of the Company’s board of directors or management with respect to the Merger or the consideration payable in the Merger. Willis Capital Markets & Advisory did not recommend any specific form or amount of consideration to the Company or that any specific form or amount of consideration constituted the only appropriate consideration for the Merger.

In connection with rendering its opinion, Willis Capital Markets & Advisory reviewed, among other things:

•	the Merger Agreement;

•	certain publicly available financial statements and other information of the Company, including the Company’s annual reports to shareholders and annual reports on Form 10-K for the fiscal years ended December 31, 2009 and 2010 and quarterly reports on Form 10-Q for the periods ended March 31, 2011 and June 30, 2011;

•	certain non-public financial and operating information relating to the Company furnished to Willis Capital Markets & Advisory by the Company’s management, including certain financial projections relating to the Company that were prepared by the Company’s management;

•	the stock price trading history of Company common stock;

•	a comparison of certain financial information of the Company with similar information for other companies that Willis Capital Markets & Advisory deemed relevant;

•	a comparison of the financial terms of the Merger to the financial terms, to the extent publicly available, of certain other transactions that Willis Capital Markets & Advisory deemed relevant; and

•	the results of the Company’s efforts, with Willis Capital Markets & Advisory’s assistance, to solicit indications of interest from third parties with respect to a possible acquisition of the Company.

In addition, Willis Capital Markets & Advisory had discussions regarding certain aspects of the Merger, as well as past and current operations, financial projections, current financial condition and prospects of the Company, including strategic alternatives available to the Company, with certain members of the Company’s senior management and board and performed such analyses and examinations and considered such other factors that Willis Capital Markets & Advisory deemed appropriate. In rendering its opinion, Willis Capital Markets & Advisory assumed and relied upon, without independent verification, the accuracy and completeness of all financial and other information publicly available or provided to or otherwise reviewed by or discussed with Willis Capital Markets & Advisory and further relied upon the assurances of the Company’s management that it was not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company utilized in its financial analyses, Willis Capital Markets & Advisory assumed, upon the Company’s advice, that such projections were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the future operating and financial performance of the Company. Willis Capital Markets & Advisory expressed no view as to any such financial projections or the assumptions on which they were based.

In arriving at its opinion, Willis Capital Markets & Advisory also assumed, upon the Company’s advice, that the representations and warranties of each party contained in the Merger Agreement would be true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger would be satisfied without waiver or modification. Willis Capital Markets & Advisory further assumed, upon the Company’s advice, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger would be obtained without any delay, limitation, restriction or condition that would have an adverse effect on the Company or the Merger.

Willis Capital Markets & Advisory is not an actuary and its services did not include any actuarial determination or evaluation or any attempt to evaluate actuarial assumptions, allowances for losses or premium rates for liability insurance and, accordingly, Willis Capital Markets & Advisory made no analysis of, and expressed no opinion as to, the adequacy of the Company’s reserves for losses and loss adjustment expenses, such premiums or other matters. Willis Capital Markets & Advisory did not conduct a physical inspection of the properties and facilities of the Company and did not make, or assume any responsibility for making, any independent valuation or appraisal of the assets or liabilities, contingent or otherwise, of the Company or any of its subsidiaries, nor was Willis Capital Markets & Advisory furnished with any such appraisals, nor did Willis Capital Markets & Advisory evaluate the solvency or fair value of the Company or any of its subsidiaries under any state or federal laws relating to bankruptcy, insolvency or similar matters. Willis Capital Markets & Advisory’s opinion did not address any terms (other than the per share Merger Consideration to the extent expressly specified in its opinion) or other aspects or implications of the Merger, including, without limitation, the form or structure of the Merger or any other agreement, arrangement or understanding to be entered into in connection with or contemplated by the Merger or otherwise. Willis Capital Markets & Advisory expressed no view as to, and its opinion did not address, the fairness, financial or otherwise, of the amount or nature or any other aspect of any compensation to any officers, directors, or employees of any party to the Merger, or any class of such persons, relative to the per share Merger Consideration or otherwise. Willis Capital Markets & Advisory also expressed no view or opinion as to the prices at which Company common stock would trade at any time.

Willis Capital Markets & Advisory’s opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to Willis Capital Markets & Advisory as of, the date of its opinion. Subsequent developments may affect its opinion, and Willis Capital Markets & Advisory does not have any obligation to update, revise or reaffirm its opinion. As the board of directors was aware, the credit, financial and stock markets have been experiencing unusual volatility and Willis Capital Markets & Advisory expressed no view or opinion as to any potential effects of such volatility on the Company or the Merger. Willis Capital Markets & Advisory is not a legal, regulatory, accounting or tax expert and assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters. Except as described in this summary, the board of directors imposed no other instructions or limitations with respect to the investigations made or the procedures followed by Willis Capital Markets & Advisory in rendering its opinion.

In connection with rendering its opinion to the board of directors, Willis Capital Markets & Advisory performed a variety of financial and comparative analyses which are summarized below. The following summary is not a complete description of all analyses performed and factors considered by Willis Capital Markets & Advisory in connection with its opinion. The preparation of a Willis Capital Markets & Advisory opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected public companies and selected precedent transactions analyses summarized below, no company or transaction used as a comparison was identical to the Company or the Merger. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

Willis Capital Markets & Advisory believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Willis Capital Markets & Advisory’s analyses and opinion. Willis Capital Markets & Advisory did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, but rather arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole.

The estimates of the future performance of the Company in or underlying Willis Capital Markets & Advisory’s analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, Willis Capital Markets & Advisory considered industry performance, general business and economic conditions and other matters, many of which were beyond the control of the Company. Estimates of the financial value of companies do not purport to be appraisals or necessarily reflect the prices at which companies or securities actually may be sold or acquired.

The following is a brief summary of the material financial analyses performed by Willis Capital Markets & Advisory and reviewed with the board of directors on September 7, 2011. The financial analyses summarized below include information presented in tabular format. In order to fully understand Willis Capital Markets & Advisory’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Willis Capital Markets & Advisory’s financial analyses.

Selected Public Companies Analysis.  Willis Capital Markets & Advisory reviewed selected financial and stock market data of the Company and the following 15 selected publicly traded regional property and casualty insurance companies:

•	AMERISAFE, Inc.

•	Eastern Insurance Holdings, Inc.

•	EMC Insurance Group Inc.

•	Employers Holdings, Inc.

•	Donegal Group, Inc.

•	Hallmark Financial Services, Inc.

•	Hanover Insurance Group, Inc.

•	Harleysville Group Inc.

•	Meadowbrook Insurance Group, Inc.

•	SeaBright Holdings, Inc.

•	Selective Insurance Group, Inc.

•	State Auto Financial Corporation

•	Tower Group, Inc.

•	Unico American Corporation

•	United Fire & Casualty Company

Willis Capital Markets & Advisory reviewed, among other things, equity market values, based on closing stock prices of the selected companies on September 6, 2011, as a multiple of fully diluted tangible book value per share as of June 30, 2011 and calendar year 2012 estimated operating earnings per share, referred to as EPS. Willis Capital Markets & Advisory then applied selected ranges of fully diluted tangible book value per share multiples of 0.75x to 0.90x and EPS multiples of 8.0x to 14.0x derived from the selected companies to corresponding data of the Company. Financial data of the selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available information. Financial data of the Company were based on the Company’s public filings and internal estimates of the Company’s management. This analysis indicated the following approximate implied per share equity value reference ranges for the Company, as compared to the per share Merger Consideration:

Implied Per Share Equity Value
Reference Ranges for Penn Millers Based on
Tangible Book Value Per		Per Share
Share	EPS	Merger Consideration

$14.00 — $17.00	$6.00 — $10.00	$20.50

Discounted Cash Flow Analysis.  Willis Capital Markets & Advisory performed a discounted cash flow analysis of the Company to calculate the estimated present value of the dividend cash flows that the Company was forecasted to generate to maintain a 1.0 ratio of net premiums written to total equity during the Company’s fiscal years ending December 31, 2011 through 2015 based on internal estimates of the Company’s management. Willis Capital Markets & Advisory calculated terminal values for the Company by applying terminal value multiples of 0.75x to 0.90x to the Company’s 2015 estimated tangible book value. The present values of the dividend cash flows and terminal values were then calculated using discount rates ranging from 11.0% to 13.0%. This analysis indicated the following approximate implied per share equity value reference range for the Company, as compared to the per share Merger Consideration:

Implied Per Share Equity Value	Per Share
Reference Range for Penn Millers	Merger Consideration

$13.00 — $16.00	$20.50

Selected Precedent Transactions Analysis.  Willis Capital Markets & Advisory reviewed publicly available financial information for the following 13 selected transactions announced between January 1, 2009 and September 6, 2011 involving regional property and casualty insurance companies:

Announcement Date	Acquiror		Target

5/23/2011	•	Doctors Company	•	FPIC Insurance Group, Inc.
4/21/2011	•	CNA Financial Corporation	•	CNA Surety Corporation
4/15/2011	•	Auto Club Insurance Association	•	Fremont Michigan InsuraCorp., Inc.
11/30/2010	•	United Fire & Casualty Company	•	Mercer Insurance Group, Inc.
11/18/2010	•	QBE Insurance Group Limited	•	RenaissanceRe Holdings Ltd. (U.S. operations)
10/28/2010	•	Fairfax Financial Holdings Limited	•	First Mercury Financial Corporation
8/31/2010	•	ProAssurance Corporation	•	American Physicians Service Group, Inc.
7/15/2010	•	ProSight Specialty Insurance Holdings, Inc.	•	NYMAGIC, INC.
7/7/2010	•	Doctors Company	•	American Physicians Capital, Inc.
7/1/2010	•	First Mercury Financial Group	•	Valiant Insurance Company
6/9/2010	•	Old Republic International Corporation	•	PMA Capital Corporation
4/26/2010	•	National Interstate Corporation	•	Vanliner Insurance Company
6/21/2009	•	Tower Group, Inc.	•	Specialty Underwriters’ Alliance, Inc.

Willis Capital Markets & Advisory reviewed, among other things, purchase prices paid in the selected transactions as a multiple of tangible book value per share as of the most recent completed quarter prior to announcement of the relevant transaction and estimated next 12 months EPS. Willis Capital Markets & Advisory then applied selected ranges of tangible book value per share multiples of 1.00x to 1.20x and estimated EPS multiples of 12.0x to 17.0x derived from the selected transactions to the Company’s fully diluted tangible book value per share as of June 30, 2011 and calendar year 2012 estimated EPS. Financial data of the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. Financial data of the Company was based on the Company’s public filings and internal estimates of the Company’s management. This analysis indicated the following approximate implied per share equity value reference ranges for the Company, as compared to the per share Merger Consideration:

Implied Per Share Equity Value
Reference Ranges for Penn Millers Based on		Per Share
Tangible Book Value Per Share	EPS	Merger Consideration

$19.00 — $23.00	$9.00 - $12.00	$20.50

Premiums Paid Analysis.  Willis Capital Markets & Advisory reviewed publicly available financial information for the following 15 selected transactions announced between January 1, 2008 and September 6,

2011 involving publicly traded property and casualty insurance companies with transaction values of between $50 million and $550 million:

Announcement Date	Acquiror		Target

5/23/2011	•	Doctors Company	•	FPIC Insurance Group, Inc.
4/15/2011	•	Auto Club Insurance Association	•	Fremont Michigan InsuraCorp., Inc.
11/30/2010	•	United Fire & Casualty Company	•	Mercer Insurance Group, Inc.
10/28/2010	•	Fairfax Financial Holdings Limited	•	First Mercury Financial Corporation
8/31/2010	•	ProAssurance Corporation	•	American Physicians Service Group, Inc.
7/15/2010	•	ProSight Specialty Insurance Holdings, Inc.	•	NYMAGIC, INC.
7/7/2010	•	Doctors Company	•	American Physicians Capital, Inc.
6/9/2010	•	Old Republic International Corporation	•	PMA Capital Corporation
6/21/2009	•	Tower Group, Inc.	•	Specialty Underwriters’ Alliance, Inc.
8/4/2008	•	Tower Group, Inc.	•	CastlePoint Holdings, Ltd.
6/27/2008	•	Allied World Assurance Company Holdings, Ltd.	•	Darwin Professional Underwriters, Inc.
3/13/2008	•	Palisades Safety and Insurance Association	•	National Atlantic Holdings Corporation
2/20/2008	•	Meadowbrook Insurance Group, Inc.	•	ProCentury Corporation
1/10/2008	•	Employers Holdings, Inc.	•	AmCOMP Incorporated
1/3/2008	•	QBE Insurance Group Limited	•	North Pointe Holdings Corporation

Willis Capital Markets & Advisory reviewed the implied premiums paid in the selected transactions relative to the closing stock price of the target company as reported one day, one month and three months before the approximate date on which the public became aware of the possibility of such transactions. Willis Capital Markets & Advisory then applied a selected range of premia of 25% to 40% derived from the selected transactions to the Company’s closing share price prior to the Company’s announcement of its review of strategic alternatives on August 15, 2011 and 30-day average closing share price as of September 6, 2011. This analysis indicated the following approximate implied per share equity value reference range for the Company, as compared to the per share Merger Consideration:

Implied Per Share Equity Value	Per Share
Reference Range for Penn Millers	Merger Consideration

$18.00 — $22.00	$20.50

Miscellaneous

Willis Capital Markets & Advisory is acting as exclusive financial advisor to the independent directors in connection with the Merger, for which the Company has agreed to pay Willis Capital Markets & Advisory an aggregate fee currently estimated to be approximately $858,000, $250,000 of which was payable in connection with the delivery of its opinion and the remainder of which is contingent upon consummation of the Merger. The Company also has agreed to reimburse Willis Capital Markets & Advisory’s expenses, including the fees and disbursements of counsel, and to indemnify Willis Capital Markets & Advisory and certain related persons against certain liabilities, including liabilities arising under the federal securities laws, arising out of Willis

Capital Markets & Advisory’s engagement. In addition, Willis Capital Markets & Advisory and its affiliates in the past provided, currently are providing and in the future may provide investment banking and financial advisory services to ACE and its affiliates unrelated to the Merger and would expect to receive compensation for such services. Specifically, in the past two years, Willis Capital Markets & Advisory acted as financial advisor to ACE in connection with certain potential acquisition and financing transactions. In addition, certain affiliates of Willis Capital Markets & Advisory have business relationships with ACE and its affiliates and have provided insurance-related services to ACE and its affiliates during the past two years, for which such affiliates received customary compensation.

The special committee selected Willis Capital Markets & Advisory as its exclusive financial advisor in connection with the Merger because of its substantial experience in similar transactions and the property and casualty insurance industry. Willis Capital Markets & Advisory is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions.

Projections and Information

The Company does not, as a matter of course, publicly disclose projections of future revenues, earnings or other results. However, in connection with the evaluation of a possible transaction, we provided projections to our directors and their advisors, as well as to ACE and other potential buyers in connection with their due diligence review of the Company, which contained certain non-public financial forecasts that were prepared by our management. In addition, ACE was provided updated projections reflecting the actual results of the Company’s second quarter as well as preliminary results for July and August 2011, including the impact of Hurricane Irene.

A summary of the financial forecasts included in the projections has been included below. This summary is not being included in this document to influence your decision whether to vote for or against the proposal to adopt the Merger Agreement, but is being included because these financial forecasts were made available to our directors and their advisors, as well as to prospective bidders. This summary reflects the updated projections for 2011 that were provided to ACE. The inclusion of this information should not be regarded as an indication that our directors or their advisors, or any other person, considered, or now considers, such financial forecasts to be material or to be necessarily predictive of actual future results, and these forecasts should not be relied upon as such. Our management’s internal financial forecasts, upon which the summary financial forecasts included below were based, are subjective in many respects. There can be no assurance that these financial forecasts will be realized or that actual results will not be significantly higher or lower than forecasted. In two of the past three years management’s projections have not been achieved.

In addition, the financial forecasts were not prepared with a view toward public disclosure or toward complying with generally accepted accounting principles, which we refer to as GAAP, the published guidelines of the SEC regarding projections or the use of non-GAAP financial measures or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither our independent registered public accounting firm, nor any other independent accountants, have audited, compiled, examined or performed any procedures with respect to the financial forecasts contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

These financial forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond our control. We believe the assumptions that our management used as a basis for this projected financial information were reasonable at the time our management prepared these financial forecasts, given the information our management had at the time. Important factors that may affect actual results and cause these financial forecasts not to be achieved include, but are not limited to, risks and uncertainties relating to our business (including its ability to achieve strategic goals, objectives and targets over the applicable periods), premium rate levels, loss cost trends, the frequency and severity of weather related catastrophic events, reinsurance costs, investment yields, capital adequacy, industry performance, general business and economic conditions, the regulatory environment and other factors described in or referenced under “Cautionary Statement Concerning Forward-Looking Information” beginning on page    of this proxy statement and also described in the “Risk Factors” sections of our annual report on Form 10-K for the year ended December 31, 2010 and the quarterly reports on Form 10-Q thereafter. No one has made or makes any representation to any shareholder regarding the information included in the financial forecasts set forth below. We have made no representation to ACE or Merger Sub in the Merger Agreement concerning these financial forecasts.

Readers are cautioned not to rely on the forecasted financial information. We have not updated and do not intend to update or otherwise revise the financial forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions on which such forecasts were based are shown to be in error.

The following is a summary of the financial forecasts for the Company prepared by our management and provided to our directors and their advisors, as well as to ACE. For reference, the following summary also includes our historical performance for fiscal years 2008, 2009 and 2010.

									2010-2015
									Compounded
	Historical			Projected					Annual
	2008	2009	2010	2011	2012	2013	2014	2015	Growth Rate

	(Dollars in millions)			(Dollars in millions)

Net Premium Earned	$78.7	$75.4	$68.1	$69.4	$77.8	$87.3	$103.1	$122.5	12.5%
(Loss) income from continuing operations	$(4.5)	$3.4	$(3.5)	$(2.4)	$8.3	$5.0	$7.5	$11.4	NM
Shareholders’ Equity	$50.8	$100.0	$93.0	$93.3	$103.0	$109.5	$118.6	$131.8	7.2%
Loss and loss adjustment expense ratio	72.9%	70.0%	78.8%	78.5%	65.8%	65.8%	64.7%	62.7%
Underwriting expense ratio	33.7%	33.7%	35.0%	35.9%	34.9%	33.7%	32.1%	30.8%

Combined ratio	106.6%	103.7%	113.8%	114.4%	100.7%	99.5%	96.8%	93.5%

The Company’s business strategies are described in the “Our Business Strategies” section of our annual report on Form 10-K for the year ended December 31, 2010 and the quarterly reports on form 10-Q thereafter. The financial projections provided above incorporate those strategies and the following key assumptions:

•	Direct premiums written increase 93% from 2010 to 2015 from growth in the state expansion plans in agribusiness segment, the development of profitable niche offerings with the Commercial business segment’s Penn Edge product and some premium price increases.

•	The loss ratio improves from 78.8% in 2010 to 62.7% in 2015 from:

•	Significant improvement in the Commercial Business segment’s Solutions loss ratio through underwriting actions that will reduce the loss experience,

•	The development of profitable niches in the commercial business segment’s Penn Edge product,

•	Catastrophic losses returning to the more recent historical level that had been experienced over the last 5 years,

•	Modest annual premium price increases for 2011 to 2015, and

•	Loss ratio projections and loss reserves continue to be adequately established.

•	The Company’s support departments and functions — information technology, accounting and finance, human resources, and management — are able to support the increased revenue growth without increasing their costs significantly, improving the economies of scale and lowering the underwriting expense ratio from 35.0% in 2010 to 30.8% in 2015.

The board recognized the risks associated with these strategies, the financial projections and the assumptions provided above, including:

•	the fact that management had not achieved the goals it had set for itself in its business plans for two of the preceding three years. The board concluded that portions of those shortfalls had been the results of factors beyond management’s control — including the extended recession in the United States, aggressive pricing by competitors, and elevated catastrophic losses — but decided, based on the totality of the track record, that it was important to discount management’s projections for execution risk;

•	the soft underwriting market may not improve or it could deteriorate further;

•	the significant organic growth plans for agribusiness may not be achieved;

•	the Company may not be successful in developing additional profitable niche markets with the Penn Edge product;

•	the profitability of Solutions may not improve;

•	catastrophic losses could continue to be unusually high;

•	the current low interest rate environment may persist or even decline more, further reducing investment income; and

•	after five years, the share price could continue to trade in its historical range of between 70% to 80% of book value per share. Based upon the financial projections provided above, in 2015 the book value per share is projected to be $26.37. If the share price trades in a range of 70% to 80% of the projected 2015 book value per share, the share price range at that point in time would be between $18.46 and $21.10.

The board also considered that Willis Capital Markets & Advisory had calculated that the implied per share valuation of these financial projections was a range of $13.00 to $16.00, based upon their discounted cash flow analysis of the projections, subject to the conditions and assumptions described under the caption “The Merger-Opinion of the Financial Advisor to the Independent Directors.”

Delisting and Deregistration of Penn Millers Common Stock

If the Merger is completed, our common stock will be delisted from the NASDAQ Global Market and deregistered under the Exchange Act. Therefore, the provisions of the Exchange Act would no longer apply to the Company, including the requirement that we furnish a proxy or information statement to our shareholders in connection with meetings of our shareholders. We will also no longer be required to file periodic reports with the SEC.

Effects on Penn Millers if the Merger is not Completed

If Company shareholders do not adopt the Merger Agreement, or if the Merger is not completed for any other reason, our shareholders will not receive any payment for their shares in connection with the Merger. Instead, we will remain an independent public company and our common stock will continue to be listed and traded on the NASDAQ Global Market. In addition, if the Merger is not completed, we expect that management will make significant changes in the business including expense and workforce reduction and that our shareholders will continue to be subject to the same or greater risks and opportunities as they currently are, including, among other things, the nature of the general insurance industry, economic, regulatory and market conditions. Accordingly, if the Merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares. From time to time, our board of directors will evaluate and review, among other things, the business operations, properties and capitalization of the Company and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If our shareholders do not adopt the Merger Agreement, or if the Merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to the Company will be offered, or that our business, prospects or results of operations will not be adversely impacted. In addition, if the Merger Agreement is terminated, depending upon the circumstances under which such termination occurs, we may be obligated to pay ACE a termination fee as described in “The Merger Agreement — Termination Fees and Expenses.”

Interests of Our Executive Officers and Directors in the Merger

In considering the recommendation of our board of directors with respect to the Merger Agreement, you should be aware that the Company’s executive officers have interests in the Merger that may be different from, or in addition to, the interests of our shareholders generally, as more fully described below. These interests include, among others: (i) accelerated vesting of stock options and restricted stock; (ii) cash payments payable to executive officers of the Company pursuant to change of control severance arrangements between the Company and such executive officers; (iii) accelerated vesting of plan accounts under the ESOP and allocation of ESOP earnings after repayment of the ESOP loan; (iv) accelerated vesting of the entire amount credited to each participant in the Company’s deferred compensation plan; and (v) continued indemnification and directors’ and officers’ liability insurance applicable to the period prior to completion of the Merger.

In addition, our independent directors represent the shareholders and are themselves shareholders who purchased their shares with their own funds. The independent directors also received grants of stock options from the Company — in all cases such options represent fewer shares than each such director purchased — as a portion of the compensation for their services. In connection with the Merger, the independent directors’ stock options will be accelerated, and such directors will also receive continued indemnification and directors’ liability insurance applicable to the period prior to the completion of the Merger. Our board of directors and the special committee were aware of these interests and considered them, among other matters, in reaching the determination that the terms and conditions of the Merger and the Merger Agreement were fair to and in the best interests of the Company and its shareholders and in making their recommendations regarding approval and adoption of the Merger and the Merger Agreement as described in “The Merger — Reasons for the Merger; Recommendation of the Penn Millers’ Board of Directors” beginning on page   .

For the purposes of all the agreements and plans to which the Company is a party described below that contain a change of control provision, the completion of the transactions contemplated by the Merger Agreement will constitute a change of control. Please see the section of this proxy statement titled “The Merger — Golden Parachute Compensation” beginning on page    for additional information with respect to the compensation that our named executive officers may receive in connection with the Merger.

Treatment of Stock Options

In connection with the Merger and in accordance with the terms of the Company’s stock incentive plans, each option to purchase shares of Company common stock outstanding at the effective time of the Merger will become fully vested, to the extent not already fully vested, and canceled at the effective time of the Merger and will represent solely the right to receive from ACE in consideration of each such option, at the effective time of the Merger or as soon as practicable thereafter (but in any event not later than three business days following the effective time of the Merger), a cash payment equal to the product of (i) the number of shares of Company common stock subject to such option immediately prior to the effective time of the Merger, multiplied by (ii) the excess, if any, of the Merger Consideration of $20.50 per share of the Company common stock over the exercise price per share of the Company common stock subject to such option, without interest and less any applicable withholding taxes.

The following table sets forth, as of September 15, 2011, for each person who has served as a director or executive officer of the Company since the beginning of our last fiscal year and who currently holds stock options: (a) the aggregate number of shares of Company common stock subject to vested stock options and the value of such vested stock options, on a pre-tax basis, at the per share Merger Consideration; (b) the aggregate number of unvested stock options that will vest in connection with the Merger, assuming the director or executive officer remains employed by, or continues serving as a director of, the Company through the effective time of the Merger, and the value of those unvested stock options, on a pre-tax basis (i.e., before application of any required withholding taxes), at the per share Merger Consideration; (c) the aggregate number of shares of Company common stock subject to vested and unvested stock options for each individual, assuming the director or executive officer remains employed by, or continues serving as a director of, the

Company at the effective time of the Merger; and (d) the aggregate pre-tax amount of consideration that we expect to pay to all such individuals with respect to their stock options in connection with the Merger:

	Vested Stock
	Options		Unvested Stock Options		Aggregate Stock Options
	Shares	Value ($)	Shares	Value ($)	Shares	Value ($)

Executive Officers
Douglas A. Gaudet	6,068	34,406	24,268	137,600	30,336	172,006
Michael O. Banks	2,598	14,731	10,391	58,917	12,989	73,648
Keith A. Fry	1,533	8,692	6,130	34,757	7,663	43,449
Kevin D. Higgins	1,464	8,301	5,854	33,192	7,318	41,493
Harold W. Roberts	1,680	9,526	6,720	38,102	8,400	47,628
Jonathan C. Couch	967	5,483	3,864	21,909	4,831	27,392
Joseph J. Survilla	984	5,579	3,936	22,317	4,920	27,896
Non-Employee Directors
Heather M. Acker	300	1,701	2,700	11,304	3,000	13,005
F. Kenneth Ackerman, Jr.	300	1,701	2,700	11,304	3,000	13,005
E. Lee Beard	0	0	2,000	6,000	2,000	6,000
Dorrance R. Belin	300	1,701	2,700	11,304	3,000	13,005
John L. Churnetski	300	1,701	2,700	11,304	3,000	13,005
John M. Coleman	300	1,701	2,700	11,304	3,000	13,005
Kim E. Michelstein	300	1,701	2,700	11,304	3,000	13,005
Robert A. Nearing, Jr.	300	1,701	2,700	11,304	3,000	13,005
Donald A. Pizer	300	1,701	2,700	11,304	3,000	13,005
James M. Revie(1)	1,500	8,505	0	0	1,500	8,505
All Executive Officers and Directors as a Group	19,194	108,831	84,763	443,226	103,957	552,057

(1)	Mr. Revie retired from the Company’s board of directors effective April 4, 2011.

Treatment of Restricted Shares

In connection with the Merger and in accordance with the restricted share agreements granted under the Company’s stock incentive plans, each share of restricted stock granted subject to time-based, performance or other vesting or lapse restrictions that is outstanding and subject to such restrictions immediately prior to the effective time of the Merger will automatically vest, and the Company’s reacquisition right with respect thereto shall lapse, and the holder thereof will, subject to compliance with the applicable exchange procedures, be entitled to receive the Merger Consideration of $20.50 with respect to each such share, without interest and less any applicable withholding taxes.

The following table sets forth, as of September 15, 2011, for each person who has served as an executive officer of the Company since the beginning of our last fiscal year and who currently holds restricted shares.

None of our directors currently hold any restricted shares. In addition, none of our executive officers or directors currently hold any restricted stock units.

	Aggregate Number of
	Restricted Shares	Value of
	Subject to Continued	Restricted
	Service	Shares ($)

Douglas A. Gaudet	52,473	1,075,697
Michael O. Banks	19,050	390,525
Keith A. Fry	1,264	25,912
Kevin D. Higgins	16,044	328,902
Harold W. Roberts	14,479	296,820
Jonathan C. Couch	1,264	25,912
Joseph J. Survilla	1,264	25,912
All Executive Officers as a Group	105,838	2,169,680

Severance and Change of Control Benefits

We have entered into employment agreements with all of our executive officers, which in the case of our named executive officers, Messrs. Gaudet, Banks and Roberts, provide that in the event of both a change of control of the Company (such as the completion of the Merger) and a termination of the named executive officer’s employment by the Company without “cause” or resignation for “good reason,” each as defined in his applicable agreement, such named executive officer would receive a lump sum severance payment equal to his current annual base salary and the continuation of his base salary for a period of one year, and in the case of Messrs. Gaudet and Banks, a lump sum cash payment equal to two times his target annual bonus. Each such named executive officer will also be entitled to employer-provided health care benefits for two years following his termination date. The remaining executive officers, Messrs. Higgins, Fry, Couch and Survilla, would receive a lump sum severance payment equal to six months or one year of their current annual base salary and the continuation of their base salary for a period of six months or one year (in each case, depending on the terms of the executive officer’s employment agreement) in the event of both a change of control of the Company (such as the completion of the Merger) and a termination of the executive officer’s employment by the Company without “cause” or resignation for “good reason.” Each such executive officer will also be entitled to employer-provided health care benefits for a period of one or two years (depending on the applicable employment agreement) following his termination date. In addition, the executive officers will be entitled to pro-rata payment under the Company’s Success Sharing Program based on actual performance, and immediate and full vesting of all outstanding equity awards (with performance-based awards paid at target levels), and Messrs. Gaudet, Banks, Roberts, Higgins and Fry will be entitled to receive a lump sum payment equal to two times their annual stipend. Executive officers may also be entitled to pro-rata cash payment under the Company’s Open Market Share Purchase Incentive Plan paid at target levels pursuant to the terms of the Open Market Share Purchase Incentive Plan. Each of the executive officers will also be entitled to receive outplacement services up to a cost of $10,000, or $25,000 in the case of Mr. Gaudet. In the event that the excise tax imposed by Section 4999 of the Code applies to any payment otherwise required to be made to the executives pursuant to the terms of their employment agreements, then the total amount paid to such executives will be reduced to the extent necessary so that no portion of the amount is subject to the excise tax imposed by Section 4999 of the Code, unless the executive would receive an aggregate greater amount on an after tax basis if such amount was not so reduced.

With respect to a Merger, the aggregate amount that could become payable to our executive officers under these severance agreements would be approximately $8.3 million. Details regarding the severance amounts as of September 15, 2011 for each of our executive officers are shown below.

Change in Control
Followed by
Termination
Without Cause or
Resignation for
Good Reason(1)
Name	($)

Douglas A. Gaudet	2,934,960
Michael O. Banks	1,581,069
Harold W. Roberts	1,242,805
Keith A. Fry	533,798
Kevin D. Higgins	1,103,685
Jonathan C. Couch	381,277
Joseph J. Survilla	482,198
Total	8,259,792

(1)	The terms “Cause,” “Good Reason” and “Change in Control” are defined in each executive’s employment agreement. The amounts listed above for each executive officer also include (i) the value of shares allocated to the executive officer’s account under the ESOP that will vest upon the ESOP’s termination, which will be triggered by the consummation of the Merger; and (ii) the estimated amount of the Suspense Account Allocation (as defined below) to be allocated to each executive officer’s account under the ESOP.

Indemnification of Directors and Officers; Insurance

If the proposed Merger is consummated, each of our Company’s pre-Merger directors and officers will be indemnified and held harmless following the effective time of the Merger to the full extent permitted by law from any claims arising by virtue of his or her service as a director or officer, including in connection with the negotiation, execution and performance of the Merger Agreement. Each of these indemnified persons will be entitled to the advancement of expenses in defense of any claim, provided that such expenses shall be repaid if a court should determine in a final and non-appealable order that indemnification was prohibited by law. ACE will be required to obtain directors and officers liability insurance providing coverage for such 6-year period, provided the annual premium for such coverage does not exceed 250% of the last annual premium paid before the effective time of the Merger.

Employee Stock Ownership Plan

The Company sponsors the ESOP, in which executive officers are eligible to participate. Effective as of the effective time of the Merger, each share of our common stock held by the ESOP trustee immediately prior to the effective time will be converted into the right to receive $20.50 per share in cash, without interest, in the same manner as shares of our common stock that are not held by the ESOP trustee. Payments received by the ESOP trustee for the allocated shares held under the ESOP will be allocated to participants’ ESOP accounts based on the number of shares allocated to their respective ESOP accounts immediately prior to the effective time.

In connection with the formation of the ESOP, the Company made a loan to the ESOP, the proceeds of which were used to purchase shares of the Company’s common stock. Shares owned by the ESOP that have not been allocated to the accounts of ESOP participants are pledged as collateral for the ESOP loan. Pursuant to the terms of the ESOP, the ESOP will terminate automatically upon the consummation of the Merger. The Company will file with the Internal Revenue Service (“IRS”) an application for a determination that the ESOP is qualified upon termination. Upon the termination of the ESOP, any unvested benefits thereunder shall immediately vest. Upon the receipt of a favorable determination letter for termination of the ESOP from the IRS, the account balances in the ESOP will be distributed to participants and beneficiaries in accordance with applicable law and the ESOP. In connection with the termination of the ESOP, and prior to any final distribution to participants, the ESOP trustee will utilize funds in the ESOP suspense account resulting from the exchange of unallocated shares for the Merger Consideration to repay the outstanding loan to the ESOP, and any remaining amounts in the ESOP suspense account will be allocated to the accounts of ESOP participants and beneficiaries in accordance with applicable law and the ESOP. As of September 15, 2011, the ESOP held approximately 476,999 unallocated shares of common stock in the suspense account as collateral for the ESOP loan and the outstanding principal balance of the loan to the ESOP was approximately $4,874,034. The total amount to be allocated to the accounts of the eligible ESOP participants and beneficiaries as earnings after repayment of the ESOP loan is estimated to be approximately $4,454,706 with such amount calculated using the following assumptions: (i) the Merger had been consummated on September 15, 2011, (ii) the ESOP had terminated immediately upon such consummation, (iii) a Company contribution to the ESOP and a principal and interest payment on the ESOP loan of $470,930 had been made for the period January 1, 2011 through September 15, 2011, (iv) 38,100 shares were allocated to participant accounts by reason of the Company contribution, and (v) shares forfeited by terminated unvested participants were allocated to remaining participants’ accounts in accordance with the terms of the ESOP. Such total estimated amount shall be referred to herein as the “Suspense Account Allocation”. The actual amount to be allocated to the accounts of eligible ESOP participants and beneficiaries will depend on the actual effective time of the Merger, which automatically causes the ESOP to terminate pursuant to its own terms on such date, and certain other factors, including the amount of any Company contribution for the period from January 1, 2011, through the effective time of the Merger (or, if the closing occurs after December 31, 2011, the December 31 annual Company contribution plus an additional Company contribution for the period from January 1, 2012 through the effective time of the Merger) and the amount of the outstanding principal balance on the ESOP loan and accrued interest thereon as of the effective time of the Merger.

Intent to Vote in Favor of the Merger

As of the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate,           shares of Company common stock, representing     % of the outstanding shares of Company common stock on the record date. The directors and executive officers have informed the Company that they currently intend to vote all of their shares of Company common stock “FOR” the proposal to adopt the Merger Agreement, “FOR” approval of the non-binding advisory proposal regarding “golden parachute” compensation and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Golden Parachute Compensation

Golden Parachute Compensation Table

The following table sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each of our named executive officers that is based on or otherwise relates to the Merger, assuming the following:

•	the price per share of common stock of the Company is $20.50;

•	the Merger closed on September 15, 2011, which is the latest practicable date prior to the filing of this proxy statement;

•	the named executive officers of the Company were terminated without cause immediately following a change in control on September 15, 2011, which is the latest practicable date prior to the filing of this proxy statement;

•	a Company contribution to the ESOP and a principal and interest payment on the ESOP loan of $470,930 had been made for the period January 1, 2011 through September 15, 2011;

•	38,100 shares were allocated to participant accounts as a result of such Company contribution, of which a number of such shares would be allocated to the named executive officers’ accounts in the ESOP in accordance with the terms of the ESOP;

•	shares forfeited by terminated unvested participants were allocated to remaining participants’ accounts, including the accounts of the named executive officers, in accordance with the terms of the ESOP; and

•	the named executive officers would receive full payment of their parachute compensation without application of any reduction described above under “The Merger — Interests of Our Executive Officers and Directors in the Merger — Severance and Change of Control Benefits.”

Golden Parachute Compensation

			Pension/	Perquisites/	Tax
	Cash	Equity	NQDC	Benefits	Reimbursement	Other	Total
Name	($)(1)	($)(2)	($)(3)	($)(4)	($)	($)(5)	($)

Douglas A. Gaudet(6)	1,318,799	1,247,703	41,271	45,040	0	282,147	2,934,960
Michael O. Banks(7)	811,967	464,173	24,137	30,040	0	250,752	1,581,069
Harold W. Roberts(8)	476,215	344,448	20,327	30,040	0	371,775	1,242,805

(1)	Consists of the aggregate cash severance payments that will be made to each named executive officer after a termination without cause or for good reason within 24 months of a change in control.

(2)	Consists of the aggregate payments to be made in respect of unvested options and unvested restricted stock that will vest at the effective time of the Merger and the cancellation of vested options at the effective time of the Merger. The amounts included in this column are “single-trigger” arrangements, that is, eligibility to receive this payment is conditioned solely on the occurrence of a change in control.

(3)	Consists of the accelerated vesting of unvested balances in the Company’s Nonqualified Deferred Compensation Plan that will occur upon a change in control. The amounts included in this column are “single-trigger” arrangements, that is, eligibility to receive this payment is conditioned solely on the occurrence of a change in control.

(4)	Consists of the aggregate payments that will be made for (i) continuation of employer provided healthcare benefits for two years and (ii) outplacement services. Such benefits are payable only after a termination without cause or for good reason within 24 months after a change in control.

(5)	Consists of the following: (i) the value of shares allocated to the named executive officer’s account under the ESOP that will vest upon the ESOP’s termination, which will be triggered by the consummation of the Merger; and (ii) the estimated amount of the Suspense Account Allocation (as defined above) to be allocated to each named executive officer’s account under the ESOP. The amounts included in this column are “single-trigger” arrangements, that is, eligibility to receive this payment is conditioned solely on the occurrence of a change in control.

(6)	For Mr. Gaudet, the cash column consists of (i) a cash severance amount equal to $703,788, (ii) a target incentive award of $316,704, which is equal to two times his target annual bonus, (iii) a prorated target incentive award of $262,307, under the Company’s Open Market Share Purchase Incentive Plan and (iv) a payment relating to his annual stipend in an amount equal to $36,000. The equity column consists of payments to be made with regard to (a) unvested options in an amount equal to $137,600, (b) unvested restricted stock in an amount equal to $1,075,697, and (c) the cancellation of already vested options in an amount equal to $34,406. The perquisites and benefits column consists of outplacement services of $25,000 and the continuation of employer provided healthcare benefits approximately valued at $20,400.

(7)	For Mr. Banks, the cash column consists of (i) a cash severance amount equal to $484,374, (ii) a target incentive award of $184,920, which is equal to two times his target annual bonus, (iii) a prorated target incentive award of $112,673, under the Company’s Open Market Share Purchase Incentive Plan and (iv) a payment relating to his annual stipend in an amount equal to $30,000. The equity column consists of payments to be made with regard to (a) unvested options in an amount equal to $58,917, (b) unvested restricted stock in an amount equal to $390,525, and (c) the cancellation of already vested options in an amount equal to $14,371. The perquisites and benefits column consists of outplacement services of $10,000 and the continuation of employer provided healthcare benefits approximately valued at $20,400.

(8)	For Mr. Roberts, the cash column consists of (i) a cash severance amount equal to $383,560, (ii) a prorated target incentive award of $72,655, under the Company’s Open Market Share Purchase Incentive Plan and (iii) a payment relating to his annual stipend in an amount equal to $20,000. The equity column consists of payments to be made with regard to (a) unvested options in an amount equal to $38,102, (b) unvested restricted stock in an amount equal to $296,819, and (c) the cancellation of already vested options in an amount equal to $9,526. The perquisites and benefits column consists of outplacement services of $10,000 and the continuation of employer provided healthcare benefits approximately valued at $20,400.

Any changes in the assumptions or estimates above would affect the amounts shown in the table. In addition, a portion of the amounts shown in the Other column is expected to become vested in the ordinary course prior to the actual date the Merger would be completed, and the pro rata target bonuses for 2011 included in the Cash column are expected to be higher based on the actual date that the Merger is closed.

Narrative to Golden Parachute Compensation Table

The payment of severance benefits, and the continuation of employee benefits, is made pursuant to the arrangements discussed in the section of this proxy statement titled “The Merger — Interests of Our Executive Officers and Directors in the Merger — Severance and Change of Control Severance Benefits.”

As described in “The Merger — Interests of Our Executive Officers and Directors in the Merger — Treatment of Stock Options,” “The Merger — Interests of Our Executive Officers and Directors in the Merger — Treatment of Restricted Shares,” in connection with the Merger, the vesting of all outstanding stock options and restricted stock awards will accelerate in full so that such stock options and awards will become fully vested, to the extent not already fully vested, immediately prior to the completion of the Merger. Once vested, each stock option outstanding at the effective time of the Merger will be canceled and converted into the right to receive a cash payment equal to the product of (i) the number of shares of our common stock subject to such option immediately prior to the effective time of the Merger, multiplied by (ii) the excess, if any, of the Merger Consideration of $20.50 per share of our common stock over the exercise price per share of our common stock subject to such option, without interest and less any applicable withholding taxes. Once vested, each outstanding share of restricted stock will be canceled and converted into the right to receive the Merger Consideration of $20.50 with respect to each such share, without interest and less any applicable withholding taxes.

All payments that are made to the named executive officers pursuant to their employment agreements following a termination of employment are subject to the signing of an effective release of claims against the Company and to continued compliance with applicable restrictive covenants, including non-competition and non-solicitation covenants for a period of twenty-four months and a covenant not to disclose confidential information. In the event the named executive officer violates a restrictive covenant, the named executive officer must repay the Company the amount of the payments that he received pursuant to the employment agreement following termination. Additionally, as discussed above, in the event that the excise tax imposed by Section 4999 of the Code applies to any payment otherwise required to be made to the named executive officers pursuant to the terms of their employment agreements, then the total amount paid to such named executive officers will be reduced to the extent necessary so that no portion of the amount is subject to the excise tax imposed by Section 4999 of the Code, unless the named executive officer would receive an aggregate greater amount on an after tax basis if such amount was not so reduced.

Other Considerations

If the proposed Merger is consummated, we expect that none of the Company’s current directors will become directors of the surviving corporation after the Merger is completed. Neither the Company nor ACE has made any loans to our current directors and executive officers.

No Dissenters’ Rights

Under the Pennsylvania Business Corporation Law, holders of Company common stock do not have appraisal or dissenters’ rights with respect to the Merger or the other transactions described in this proxy statement. If the Merger Agreement is adopted by the Company’s shareholders and the Merger is completed, shareholders who voted against the adoption of the Merger will be treated the same as shareholders who voted for adoption of the Merger, and their shares will canceled and automatically converted into the right to receive the Merger Consideration.

Material U.S. Federal Income Tax Consequences of the Merger

The following summary is a general discussion of the material U.S. federal income tax consequences to our shareholders, other than ACE, whose common stock is converted into cash in the Merger. This summary is based on the current provisions of the Code, applicable Treasury Regulations, judicial authority and administrative rulings, all of which are subject to change, possibly with retroactive fact or different interpretations. Any such change could alter the tax consequences to our shareholders as described herein. As a result, we cannot assure you that the tax consequences described herein will not be challenged by the IRS, or will be sustained by a court if challenged by the IRS. No ruling from the IRS has been or will be sought with respect to any aspect of the transactions described herein. This summary is for the general information of our shareholders, other than ACE, only, does not address the tax consequences for the holders of options on our common stock and does not purport to be a complete analysis of all potential tax effects of the Merger. For example, it does not consider the effect of any applicable state, local, foreign, estate or gift tax laws, or of any non-income tax laws. In addition, this discussion does not address the tax consequences of transactions effectuated prior to or after the Merger (whether or not such transactions occur in connection with the Merger), including, without limitation, any exercise of a stock option or the acquisition or disposition of Company shares other than pursuant to the Merger. In addition, it does not address all aspects of U.S. federal income taxation that may affect shareholders in light of their particular circumstances, including: (i) shareholders that are insurance companies; (ii) shareholders that are tax-exempt organizations; (iii) shareholders that are financial institutions (such as banks, thrifts or insurance companies), regulated investment companies, real estate investment trusts, brokers or dealers in securities or traders in securities electing mark-to-market treatment; (iv) shareholders that hold their common stock as part of a hedge, straddle or conversion transaction; (v) shareholders that are liable for the U.S. federal alternative minimum tax; (vi) shareholders that are partnerships or any other entity classified as a partnership for U.S. federal income tax purposes; (vii) shareholders that are subchapter S corporations, controlled foreign corporations or passive foreign investment companies for U.S. federal income tax purposes, (viii) shareholders that are retirement plans or other tax-exempt entities, or that hold our common stock in tax-deferred or tax-advantaged accounts; (ix) shareholders that acquired our common stock pursuant to the exercise of a stock option or otherwise as compensation; and (x) shareholders that do not use the U.S. dollar as their functional currency for U.S. federal income tax purposes.

The following summary assumes that shareholders hold their common stock as a “capital asset” under Section 1221 of the Code (generally, property held for investment). For purposes of this discussion, a U.S. person is defined as a beneficial owner of Company common stock that is:

•	a natural person that is a citizen or resident of the United States for U.S. federal income tax purposes;

•	a corporation, including any entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source;

•	a trust, if its administration is subject to the primary supervision of a U.S. court and one or more U.S. persons have the authority to control all substantial decisions of the trust; or

•	a trust that was in existence on August 20, 1996 and was treated as a domestic trust on August 19, 1996 and that has made a valid election under applicable Treasury Regulations to be treated as a U.S. person.

For purposes of this discussion, a “non-U.S. person” is a beneficial owner of Company common stock that is not a U.S. person or a partnership (or an entity treated as a partnership for U.S. federal income tax purposes). As noted above, this discussion does not address the tax consequences of the Merger to partnerships or other pass-through entities holding our common stock, and such persons should consult their own tax advisors.

ALL COMPANY SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABLE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES, AND AS TO ANY TAX REPORTING REQUIREMENTS OF THE MERGER AND RELATED TRANSACTIONS IN LIGHT OF THEIR RESPECTIVE TAX SITUATIONS.

Treatment of Holders of Common Stock

The conversion of shares of Company common stock into cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes except with respect to shares that are held under the ESOP. A U.S. holder generally will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received pursuant to the Merger (determined before the deduction of any applicable withholding taxes) and such U.S. holder’s adjusted tax basis in the shares converted into cash pursuant to the Merger. A U.S. holder’s adjusted tax basis will generally equal the price the U.S. holder paid for such shares. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the holder’s holding period for such shares exceeds one year as of the date of the Merger. Long-term capital gains for certain non-corporate U.S. holders, including individuals, are generally eligible for a reduced rate of federal income taxation. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of Company common stock at different times or different prices, such U.S. holder generally must determine its tax basis, holding period, and gain or loss separately with respect to each block of Company common stock.

A U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding at the applicable rate (currently, 28%) with respect to the cash received pursuant to the Merger, unless such holder properly establishes an exemption or provides its correct tax identification number and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules can be refunded or credited against a payee’s U.S. federal income tax liability, if any, provided that such U.S. holder furnishes the required information to the IRS in a timely manner. All U.S. holders surrendering shares of Company common stock pursuant to the Merger should complete and sign, under penalty of perjury, the IRS Form W-9 included as part of the Letter of Transmittal and return it to the exchange agent to provide the information, including such holder’s taxpayer identification number, and certifications necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to us and the exchange agent). Corporations are not subject to backup withholding.

Non-U.S. Holders

Any gain recognized by a non-U.S. person that is a shareholder upon the receipt of cash in the Merger or pursuant to the exercise of dissenters’ rights generally will not be subject to U.S. federal income tax unless: (1) the gain is effectively connected with a trade or business of the non-U.S. person in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. person); (2) the non-U.S. person is an individual who is present in the United States for 183 days or more in the taxable year of the Merger, and certain other conditions are met; or (3) the Company is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the five-year period preceding the Merger or (if shorter) the period in which the non-U.S. person has held our common stock and the non-U.S. person owned (actually or constructively) more than 5% of Company common stock at any time during the five-year period preceding the Merger. The Company does not believe that it is currently a United States real property holding corporation and does not believe that it has been a United States real property holding corporation at any time during the past five years.

An individual non-U.S. person whose gain is effectively connected with the conduct of a trade or business in the United States (as described above in clause (1)) or whose gain is subject to tax under clause (3) above will generally be subject to tax on such gain in the same manner as a U.S. person, as described above. In addition, a non-U.S. person that is a corporation may be subject to a U.S. corporate-level tax of 35%, as well as a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) on such effectively connected gain. An individual non-U.S. person described in clause (2) above generally will be subject to a flat 30% tax on any gain, which may be offset by U.S.-source capital losses.

A non-U.S. holder will be subject to information reporting and, in certain circumstances, backup withholding (currently, at a rate of 28%) with respect to the cash received by such holder pursuant to the Merger, unless such non-U.S. holder certifies under penalties of perjury that it is not a United States person (and the payor does not have actual knowledge or reason to know that the holder is a United States person as defined under the Code) or such holder otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any. In order to avoid backup withholding, a non-U.S. holder should complete and sign an appropriate Form W-8 which may be obtained from the exchange agent or at www.irs.gov.

ESOP Participants

In general, receipt of cash in exchange for the common stock held in the participants’ and beneficiaries’ ESOP accounts as part of the Merger will not be a taxable transaction for federal income tax purposes for participants and beneficiaries in the ESOP. ESOP participants and beneficiaries will generally not be taxed on amounts held in the ESOP until such amounts are distributed from the ESOP in accordance with the terms of the ESOP or following the termination of the ESOP as described below. Subject to terms of the applicable plans and the requirements of the Code, ESOP participants may choose to roll such distributable amounts over to an individual retirement account (IRA) or another eligible retirement plan. Distributions that are rolled over are generally not subject to federal taxation at the time of their distribution from the ESOP. ESOP participants and beneficiaries will receive additional information regarding distribution options available from the ESOP, including information regarding how to roll such amounts over to an IRA or another eligible retirement plan and additional information regarding the federal tax consequences of each distribution option, prior to receiving a distribution from the ESOP.

THE FOREGOING DISCUSSION OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IS FOR OUR SHAREHOLDERS’ GENERAL INFORMATION ONLY. ACCORDINGLY, OUR SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABLE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

Regulatory Matters

Under the terms of the Merger Agreement, the Merger cannot be consummated until the waiting period applicable to the consummation of the Merger under the HSR Act has expired or been terminated.

Under the HSR Act and the rules promulgated thereunder by the FTC, the Merger cannot be consummated until each of the Company and ACE files a notification and report form with the FTC and the Antitrust Division of the DOJ under the HSR Act and the applicable waiting period has expired or been terminated. Under the terms of the Merger Agreement, each of the Company and ACE will file such a notification and report form by September 27, 2011 and each requested early termination of the waiting period. There can be no assurance as to the outcome of the review.

At any time before or after consummation of the Merger, and irrespective of the expiration or termination of the waiting period under the HSR Act, the Antitrust Division of the DOJ, the FTC, or a state attorney general could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the Company or ACE. Private parties may also bring legal action under the antitrust laws under certain circumstances.

There can be no assurance that a challenge to the Merger on antitrust grounds will not be made and, if such a challenge is made, there can be no assurance as to its result.

The Company has two insurance company subsidiaries domiciled in the Commonwealth of Pennsylvania. Insurance laws in Pennsylvania require an acquiring person to obtain approval from the Insurance Commissioner of Pennsylvania before acquiring control of an insurance company domiciled in Pennsylvania. Under the terms of the Merger Agreement, ACE will file an application for such approval with the Insurance Commissioner of Pennsylvania by September 27, 2011. There can be no assurance as to the outcome of such application for approval.

Under the insurance laws of certain states in which the Company’s two insurance company subsidiaries are licensed, an acquiring person is required to make a pre-acquisition “Form E” filing regarding the potential competitive impact of the acquisition before acquiring control of an insurance company licensed in those states if the combined market share as an immediate result of the acquisition would exceed certain statutorily-specified levels. The Merger cannot be consummated until the expiration or termination of the applicable waiting periods under relevant state insurance laws. Under the terms of the Merger Agreement, ACE will make such filings by September 27, 2011. There can be no assurance as to the outcome of the filings.

THE MERGER AGREEMENT

The following summarizes material provisions of the Merger Agreement, a copy of which is attached to this proxy statement as Annex A. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read carefully the Merger Agreement in its entirety because the rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.

The description of the Merger Agreement in this proxy statement has been included to provide you with information regarding its terms. The Merger Agreement contains representations and warranties made by and to the Company and ACE as of specific dates. The statements embodied in those representations and warranties were made for purposes of the Merger Agreement between the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of the Merger Agreement, including qualifications set forth on the disclosure schedules to the Merger Agreement. In addition, certain representations and warranties were made as of a specified date, may be subject to contractual standards of materiality different from those generally applicable to shareholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts. Any specific material facts of which we are currently aware that materially qualify or contradict the representations and warranties in the Merger Agreement have been disclosed in this proxy statement or the Company’s Annual Report on Form 10-K, which are available on the Company’s web site.

Effective Time of the Merger

The closing of the Merger will take place on the last business day of the month during which the satisfaction or waiver of all conditions to completion of the Merger occurs. As part of the closing, ACE will file articles of merger with the Secretary of State of the Commonwealth of Pennsylvania, and the effective time of the Merger will occur at such time as the articles of merger are so filed (or such later time as provided in the articles of merger).

Structure of the Merger

At the effective time of the Merger, the Merger Sub will merge with and into the Company. The Company will survive the Merger, as the “surviving corporation,” and continue to exist after the Merger as a wholly-owned subsidiary of ACE. At the effective time of the Merger, the Company’s articles of incorporation will be amended and restated in their entirety to be identical to the articles of incorporation of the Merger Sub as in effect immediately prior to the effective time of the Merger, except that the name of the Company, as reflected in the articles of incorporation, will be “Penn Millers Holding Corporation,” until thereafter further amended. At the effective time of the Merger, the bylaws of the Merger Sub as in effect immediately prior to the effective time of the Merger shall be the bylaws of the surviving corporation, until thereafter amended. The directors of the Merger Sub immediately prior to the effective time of the Merger shall be the initial directors of the surviving corporation, each to hold office in accordance with the articles of incorporation and by-laws of the surviving corporation, and the officers of the Company immediately prior to the effective time of the Merger shall be the initial officers of the surviving corporation, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.

Effect of the Merger on Capital Stock

Company Common Stock

At the effective time of the Merger, each share of capital stock of the Merger Sub issued and outstanding immediately prior to the effective time of the Merger will be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the surviving corporation and will constitute the only shares of capital stock of the surviving corporation. Any shares of Company common stock that are owned by the Company as treasury stock or by any Company subsidiary, and any Company common stock owned by ACE or Merger Sub, will be automatically canceled and will cease to exist and no consideration will be delivered in exchange therefor. Each other share of Company common stock issued and outstanding immediately prior to the effective time of the Merger will be canceled and converted into the right to receive Merger Consideration excluding withholding tax and will no longer be outstanding and will automatically be canceled and will cease to exist. Each holder of a certificate or uncertified book-entry shares, which immediately prior to the effective time of the Merger represented any Company common stock will cease to have any rights with respect thereto, except the right to receive Merger Consideration, without interest, upon surrender of such certificate or book-entry shares.

Company Stock Options, Restricted Stock and Restricted Stock Units

At the effective time of the Merger, each outstanding option to acquire our common stock, whether or not vested or exercisable, will become fully vested. Any portion of any option unexercised by the holder thereof prior to the effective time of the Merger will be canceled and converted into a right to receive a cash amount equal to the option consideration. Option consideration is an amount equal to the excess of Merger Consideration over the exercise price payable in respect of such share of Company common stock subject to such Company option and any required withholding tax. Any Company option for which the exercise price equals or exceeds the Merger Consideration, shall be canceled and terminated without the receipt of any option consideration. Option consideration is subject to any required withholdings and any amount owed pursuant to the exercise thereof. As of the effective time of the Merger, each restricted share of Company common stock granted under the Company Stock Incentive Plan that is then outstanding will become fully vested without restrictions and will be treated as a share of Company common stock. As of the effective time of the Merger, each restricted stock unit granted under the Company Stock Incentive Plan that represents the right to receive a share of Company common stock that is outstanding prior to the effective time of the Merger, will become fully vested without restrictions and will be converted into the right to receive the Merger Consideration, less any required withholding taxes. Option consideration and the Merger Consideration with respect to the restricted stock units will be paid in no event later than ten (10) days after the closing date.

Employee Stock Ownership Plan

Merger Consideration with respect to shares of Company common stock held under the ESOP will be paid to the trustee of the ESOP.

Company Stock Incentive Plan

Effective at the effective time of the Merger, the Company Stock Incentive Plan and all awards thereunder will terminate subject to the payments described above for options and shares of restricted stock granted pursuant to the Company Stock Incentive Plan. All other rights under any provision of any other plan, program or arrangement for the issuance of any other interest with respect to the capital stock or other equity interests of the Company or any Company subsidiary will be canceled without any liability on the Company or any Company subsidiary.

Exchange and Payment Procedures

Prior to the effective time of the Merger, the Company will designate a bank or trust company (reasonably acceptable to ACE) to act as agent (“paying agent”) for holders of shares of Company common stock to receive the funds to which such holders will become entitled. At or prior to the effective time of the Merger, ACE will deposit with or cause to be deposited with the paying agent, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid in accordance with the Merger Agreement. Promptly, and in any event no later than ten days after the effective time of the Merger, ACE and the surviving corporation will cause the paying agent to mail to each holder of record of Company common stock converted into the right to receive Merger Consideration, a letter of transmittal, in customary form with customary provisions, containing instructions specifying that the delivery of the Merger Consideration will be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates, or book-entry transfer of the book-entry shares, to the paying agent for use in effecting the surrender of the certificates and book-entry shares in exchange for the Merger Consideration.

Registered shareholders will not be entitled to receive the Merger Consideration until they surrender or transfer their stock certificates or book-entry shares, as applicable, to the paying agent, together with a duly completed and executed letter of transmittal and any other documents as may be required by the letter of transmittal. The Merger Consideration may be paid to a person other than the person in whose name the corresponding certificate or book-entry shares were registered if the certificate is properly endorsed or is otherwise in the proper form for transfer or if such book-entry share may be properly transferred. In addition, the person requesting such issuance must have paid any transfer and other taxes required by reason of the issuance and payment of such consideration to a person other than the registered holder of such certificate or book entry shares surrendered or must have established to the reasonable satisfaction of the paying agent and the surviving corporation that such tax either has been paid or is not applicable.

No interest will be paid or will accrue on the cash payable upon surrender of the certificates or book-entry shares. ACE and the surviving corporation will be entitled to deduct and withhold from any amounts otherwise payable pursuant to the Merger Agreement in respect of shares of Company common stock, an amount as it is required to deduct and withhold with respect to the making of such payment under the Code or any law. Any sum that is withheld will be treated as having been paid to the holder of the shares of Company common stock in respect of which such deduction and withholding was made.

At the close of business on the day of the effective time of the Merger, our stock transfer books will be closed, and thereafter there will be no further registration of transfers of outstanding shares of our common stock. From and after the effective time of the Merger, the holders of shares of Company common stock outstanding immediately prior to the effective time of the Merger shall cease to have any rights with respect to such shares of Company common stock except as otherwise provided in the Merger Agreement or by applicable law.

Neither the paying agent nor the surviving corporation will be liable to any holder of Company common stock for any Merger Consideration delivered to a public official pursuant to any abandoned property, escheat or other similar law. At any time following the twelve (12) month anniversary of the effective time of the Merger, the surviving corporation will be entitled to require the paying agent to deliver to it any funds which had been made available to the paying agent and not disbursed to holders of shares of Company common stock and thereafter the holders will be entitled to look at the surviving corporation only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of their certificates.

If you have lost a certificate, or if it has been stolen or destroyed, upon making an affidavit of fact and, if required by the surviving corporation, and upon posting of a bond in a reasonable amount as the surviving corporation may direct, as indemnity protection against any claim that may be made against it with respect to that certificate, the paying agent will issue in exchange for such lost, stolen or destroyed certificate, the Merger Consideration with respect to the shares of the Company common stock formerly represented by such certificate.

Representations and Warranties

We make various representations and warranties in the Merger Agreement to ACE and the Merger Sub, which may be subject to important limitations and qualifications set forth in Company SEC Documents, the Merger Agreement, and the disclosure schedules thereto. Company SEC Documents means the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, the Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2011 and June 30, 2011 and the Company’s proxy statement on Schedule 14A filed on March 31, 2011. You should be aware that it may not be appropriate to judge the accuracy of such representations and warranties as of the date of this proxy statement. Our representations and warranties in the Merger Agreement relate to, among other things:

•	our and our subsidiaries’ organization, good standing and qualification to do business;

•	our and our subsidiaries’ articles of incorporation and bylaws and equivalent organizational documents;

•	our minute books containing records of shareholder meetings and board of directors meetings, our stock ledgers and our stock books listing and describing all issuances, transfers and cancellations of shares of capital stock;

•	our capitalization, including the number of shares of our common stock, restricted stock, restricted stock units, stock held in treasury, stock options under the Company Stock Incentive Plan and stock held under the ESOP;

•	our corporate power and authority to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement (including that our board of directors, in accordance with the PBCL, unanimously adopted the Merger Agreement, resolved to recommend the approval and adoption of the Merger Agreement by the Company’s shareholders, directed that the Merger Agreement be submitted to the Company’s shareholders for approval and adoption, approved the filing of the proxy statement with the SEC, and determined that the Merger is fair in the best interest of the Company and its shareholders and approved and declared the advisability of the Merger Agreement);

•	the absence of violations of or conflicts with our and our subsidiaries’ governing documents, applicable law, provisions of the ESOP, agreements with third parties and material permits as a result of executing, delivering and performing under the Merger Agreement;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the Merger Agreement;

•	our operation of the Company and the Company subsidiaries in compliance with all applicable laws and the regulations of the NASDAQ Global Market;

•	possession by the Company and the Company’s subsidiaries of material permits, franchises, grants, authorizations, licenses, orders, approvals, easements, variances, certificates, consents and other similar authorizations necessary to operate our business in compliance with applicable legal requirements;

•	our SEC filings since September 4, 2009, including any financial statements and underlying books and records;

•	inquiries or interrogatories from the SEC, Financial Industry Regulatory Authority or any governmental authority;

•	system of accounting administered in accordance with GAAP and the absence of any accounting or auditing violations;

•	compliance with the Sarbanes-Oxley Act of 2002;

•	compliance with the Foreign Corrupt Practices Act of 1977;

•	joint ventures and off balance sheet arrangements;

•	the absence of material violations of applicable laws, including laws related to insurance and breach of fiduciary duties by the Company or any of its officers, directors, employees or agents to the board of directors;

•	the statutory statements of each Company subsidiary that conducts the insurance operations of the Company as filed with the insurance departments of their respective jurisdictions and prepared in accordance with statutory accounting practices prescribed or permitted by the insurance regulator in each applicable jurisdiction and the reserves of each Company that conducts the insurance operations of the Company;

•	the absence of a Material Adverse Effect (as defined below), actions outside of the ordinary course of business, and certain other changes, events, circumstances or developments related to the Company or the Company’s subsidiaries since December 31, 2010;

•	legal proceedings, proceedings before any governmental authority, cease-and-desist orders and governmental orders;

•	employment agreements, multiemployer plans, compliance with ERISA, and the Company’s and the Company subsidiaries’ employee benefit plans and stock option plans;

•	the ESOP, any action or audit pending with respect to the ESOP;

•	labor and employment matters, collective bargaining, absence of charges of discrimination and misclassification of employee issues;

•	title to assets, absence of liens;

•	tax matters;

•	environmental matters and compliance with environmental laws;

•	no shareholder rights plan;

•	material contracts of the Company or any Company subsidiary;

•	technology and intellectual property matters including material licenses, title to owned intellectual property; open source software, material computer systems and systems to protect confidential information;

•	insurance policies covering the Company and its subsidiaries, directors and officers;

•	conduct of, and matters related to, the Company subsidiaries that conduct the insurance operations of the Company and insurance holding companies, reinsurance, insurance and reinsurance agreements, including Company financial statements, actuarial analyses, and insurance pools;

•	the shareholder vote necessary to consummate the Merger;

•	opinion of Willis Capital Markets & Advisory;

•	the accuracy of information supplied for inclusion in this proxy statement;

•	absence of characterization as an investment company;

•	the absence of fees or commissions for brokers, finders or investment bankers (other than Willis Capital Markets & Advisors);

•	no dissenters rights; and

•	anti-takeover provisions.

As used in the Merger Agreement, the term “Material Adverse Effect” means any event, circumstance, development, change, occurrence or state of facts or effect that, (1) alone or in combination, has had or could be reasonably likely to have a material adverse effect on the business, assets, properties, condition (financial or otherwise) or results of operations of the Company and the Company subsidiaries, taken as a whole, except to the extent that any such material adverse effect results, alone or in combination, from:

(i) changes in the U.S. economy in general or in U.S. financial or securities markets (including credit markets);

(ii) changes generally affecting the U.S. property and casualty insurance industry;

(iii) changes in law or applicable accounting regulations, or principles or interpretations, (whether administrative or judicial) thereof becoming effective after the date of the Merger Agreement, including accounting pronouncements by the SEC, the National Association of Insurance Commissioners or the Financial Accounting Standards Board;

(iv) any change in the Company’s stock price or any failure, in and of itself, by the Company to meet published revenue or earnings projections (provided that the underlying causes of such change or failure shall not be excluded);

(v) changes proximately caused by the announcement of the execution of the Merger Agreement, including the identity of ACE;

(vi) any actions, suits, claims, hearings, arbitrations or investigations or other proceedings related to the Merger Agreement, the Merger or other transactions contemplated thereby or before any governmental authority;

(vii) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening thereof;

(viii) earthquakes, hurricanes or other natural disasters; and

(ix) any action taken by ACE or any of its affiliates or by the Company not at the express written request of ACE or any of its affiliates;

provided, however, that the exceptions in paragraphs (i), (ii), (iii), (vii) and (viii) above apply solely to the extent that they do not have a disproportionate impact on the Company or the Company’s subsidiaries, taken as a whole, compared to other participants in the property and casualty insurance industry in the United States; or (2) would prevent or materially delay the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement.

The Merger Agreement also contains various representations and warranties made by ACE and the Merger Sub to us which may be subject to important limitations and qualifications set forth in the Merger Agreement. You should be aware that it may not be appropriate to judge the accuracy of such representations and warranties as of the date of this proxy statement. These representations and warranties relate to, among other things:

•	ACE and Merger Sub’s organization, valid existence and good standing;

•	ACE’s ownership of all of the outstanding capital stock of Merger Sub;

•	ACE and Merger Sub’s corporate power and authority to execute and deliver the Merger Agreement, to perform their obligations thereunder and to consummate the transactions contemplated by the Merger Agreement;

•	the absence of any violation of or conflict with ACE and the Merger Sub’s governing documents, applicable law or certain agreements as a result of entering into the Merger Agreement and consummating the Merger;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the Merger Agreement;

•	absence of material legal proceedings;

•	sufficient financing to permit the Merger Sub to consummate the Merger and pay the aggregate Merger Consideration and other amounts required pursuant to the Merger Agreement;

•	the absence of fees or commissions for brokers, finders or investment bankers; and

•	the accuracy of information supplied for inclusion in this proxy statement.

The representations and warranties of each of the parties to the Merger Agreement will expire upon the effective time of the Merger.

Conduct of Our Business Pending the Merger

For the period between September 7, 2011, the date of execution of the Merger Agreement and the effective time of the Merger, unless such action is required or prohibited by law or ACE agrees to such action in writing, we have agreed:

•	to conduct our business and the business of our subsidiaries only in the ordinary course of business consistent with past practice;

•	to use commercially reasonable efforts to: (a) preserve substantially intact our business organization and the business organization of our subsidiaries and (b) to keep available the services of our current officers and employees and the officers and employees of our subsidiaries; and

•	to take all steps and do all things necessary to preserve the protections of our reinsurance agreements.

Under the Merger Agreement, we have also agreed that neither we nor our subsidiaries will take any of the following actions until the effective time of the Merger unless such action is required or prohibited by law, is specifically contemplated by the Merger Agreement or ACE agrees to such action in writing:

•	amend our articles of incorporation, by-laws or other organizational documents;

•	issue, sell, pledge, dispose of, grant or encumber, or authorize any of the foregoing of any shares of any class of capital stock of the Company or any subsidiary or issue any options, warrants, convertible securities or other rights of any kind to acquire the shares of such capital stock or any other ownership interest of the Company or any Company subsidiary, provided that the Company may issue Company common stock upon the exercise of options granted prior to the date the Merger Agreement was signed under the Company Stock Incentive Plan;

•	make, declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to any of its capital stock, except for dividends by any direct or indirect wholly owned subsidiary to the Company or any other Company subsidiary;

•	reclassify, combine, split, subdivide or redeem or purchase or otherwise acquire, directly or indirectly, any of its capital stock, or purchase or redeem or otherwise acquire any shares of its capital stock or any of the shares of capital stock of its subsidiaries, any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

•	incur or assume any indebtedness for borrowed money in excess of $25,000, guarantee any such indebtedness in excess of $25,000 or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any Company subsidiary;

•	make any investment in any person or loan or advance to any person other than a Company subsidiary other than investments made in the ordinary course of business consistent with past practice and consistent with the Company’s investment guidelines;

•	make any capital expenditure or expenditures which involves the purchase of real property or is in excess of $50,000 in the aggregate;

•	sell, dispose of or otherwise transfer, lease out, or pledge, mortgage, or otherwise encumber, any of its properties or assets with a fair market value of equal to or more than $100,000 in the aggregate, other than in accordance with the Company’s investment guidelines or pursuant to material contracts;

•	directly or indirectly acquire any corporation, partnership, limited liability company, joint venture, other business organization or any property;

•	adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

•	waive or release any right or claim or settle or compromise any claim, audit, arbitration, suit, investigation, complaint or other proceeding in excess of the amount of the corresponding reserve established on the Company’s consolidated balance sheet as reflected in the most recent applicable Company SEC Documents plus any applicable third party insurance proceeds, except (A) as required by the express terms of any contract in effect prior to the execution and delivery of the Merger Agreement, (B) for any settlements or compromises of insurance claims or litigation or arbitration arising in the ordinary course of business or involving total aggregate payments not in excess of the amount set forth in the Disclosure Schedule;

•	enter into any consent decree, injunction or similar restraint or form of equitable relief in settlement of any material claim or audit that would materially restrict the operations of the business after the effective time of the Merger;

•	materially change any of its accounting policies (whether for financial accounting or tax purposes), except as required by applicable law, GAAP or regulatory guidelines;

•	other than in accordance with its current investment guidelines or as otherwise required by the terms of the Merger Agreement, restructure or materially change its investment securities portfolio through purchases, sales or otherwise, or the manner in which such portfolio is classified or reported;

•	increase or agree to increase the compensation payable or to become payable or the benefits provided to, grant any retention, severance or termination pay to or enter into any employment bonus, change in control or severance agreement with, its current or former directors, officers or employees, except for employees paid in the ordinary course of business, initial compensation and benefits of individuals who are first employed by the Company or any Company subsidiary after the date of the Merger Agreement and for bonuses and retention, severance and termination payments in an aggregate amount not to exceed $100,000;

•	establish, adopt, enter into, terminate or amend any collective bargaining agreement or any new employee benefit plan, amend or terminate any existing employee benefit plan, grant any equity based or incentive compensation awards, enter into or amend any employment, severance, retention, incentive or similar agreement or other employment arrangements with any current or former director, officer or employee of the Company or any Company subsidiary or hire or terminate the employment, or modify the contractual relationship of, any officer, employee or independent contractor of the Company or any Company subsidiary, other than hirings or terminations of employees, other than officers, in the ordinary course of business consistent with past practice;

•	take any action, other than in the ordinary course of business consistent with past practice, with respect to accounting policies or procedures;

•	file or amend any material tax return, make or change any material tax election or settle or compromise any material tax liability other than in the ordinary course of business as required by law;

•	amend, modify or consent to the termination of any material contract or any material rights of the Company or any Company subsidiary thereunder other than in the ordinary course of business consistent with past practice or that would constitute a Material Adverse Effect; or enter into any new agreement which would have been considered a material contract if it were entered into at or prior to the date hereof;

•	forfeit, abandon, modify, waive, terminate or otherwise change any of its permits, except as required under applicable law;

•	take any action that would reasonably be expected to result in a reduction of the insurer financial strength ratings of any subsidiary of the Company that conducts the insurance operations of the Company;

•	offer or sell insurance or reinsurance of any line or class of business in any new jurisdiction;

•	knowingly violate or knowingly fail to perform any obligation or duty imposed upon the Company or any of the Company subsidiaries by any applicable law that is material to the business or operations of the Company or any Company subsidiary;

•	take any action that would reasonably be expected to, or omit to take any action where such omission would reasonably be expected to, prevent, materially delay or impede the consummation of the Merger or cause any of its representations and warranties to become untrue or have a Material Adverse Effect on the transaction;

•	take any action adverse to the interests of ACE with respect to the Company’s reinsurance agreements; and

•	enter into any legally binding agreement or otherwise make a commitment to do any of the foregoing.

No Solicitation of Transactions

We have agreed that we will not, and we will not authorize our subsidiaries’ or our respective directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives, directly or indirectly to:

•	solicit, initiate or knowingly encourage, or knowingly take any other action or fail to take any action in a way designed to facilitate, any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Takeover Proposal (as defined below);

•	furnish any non-public information regarding the Company or any subsidiaries to any person in connection with or in response to a Takeover Proposal or an inquiry or indication of interest that could reasonably be expected to lead to, any Takeover Proposal;

•	engage in discussions or negotiations with any person with respect to any Takeover Proposal;

•	approve, endorse or recommend any Takeover Proposal; or

•	enter into any letter of intent or similar document or any agreement contemplating or otherwise relating to any Acquisition Transaction (as defined below).

In the Merger Agreement, a “Takeover Proposal” generally means any unsolicited, bona fide, written offer, proposal, inquiry or indication of interest contemplating or otherwise relating to any Acquisition Transaction.

In the Merger Agreement, an “Acquisition Transaction” means a transaction or series of transactions involving:

•	any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which the Company or any of its subsidiaries is a constituent corporation, (ii) in which a person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of persons directly or indirectly acquires beneficial or record ownership of securities representing more than 10% of the outstanding securities of any class of voting securities of the Company or any of its subsidiaries, or (iii) in which the Company or any of its subsidiaries issues or sells securities representing more than 10% of the outstanding securities of any class of voting securities of the Company or any of its subsidiaries; or

•	other than in the ordinary course of business, any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 10% or more of the consolidated net revenues, net income or assets of the Company and its subsidiaries.

Despite the foregoing restrictions, if, following the receipt of a bona fide written unsolicited Takeover Proposal that the Company board of directors determines in good faith constitutes or is reasonably likely to lead to a Superior Proposal (as defined below) and the board of directors determines in good faith, after consultation with outside counsel, that a failure to do so would be inconsistent with its fiduciary duties under applicable law, the Company may, at any time prior to the adoption of the Merger Agreement by the Company’s shareholders, request information from the party making such Takeover Proposal, furnish non-public information with respect to the Company and the Company’s subsidiaries to that party pursuant to a customary confidentiality agreement (subject to certain conditions set forth in the Merger Agreement) and participate in discussions and negotiations with such party regarding such Takeover Proposal.

Except as expressly permitted, neither the board of directors nor any committee thereof shall:

•	withdraw or modify the Company’s recommendation to shareholders to adopt the Merger Agreement in a manner adverse to ACE, adopt or propose a resolution to withdraw or modify the Company’s recommendation to shareholders to adopt the Merger Agreement in a manner adverse to ACE or take any other action that is or becomes disclosed publicly to indicate that the board of directors or any committee thereof does not support the Merger and the Merger Agreement or does not believe that the Merger and the Merger Agreement are in the best interests of the Company’s shareholders;

•	fail to reaffirm, without qualification, the Company’s recommendation to shareholders to adopt the Merger Agreement, or fail to state publicly, without qualification, that the Merger and the Merger Agreement are in the best interests of the Company’s shareholders, within five Business Days after ACE requests in writing that such action be taken;

•	fail to announce publicly, within 10 business days after a tender offer or exchange offer relating to securities of the Company shall have been commenced, that the board of directors recommends rejection of such tender or exchange offer;

•	fail to issue, within 10 business days after a Takeover Proposal is publicly announced, a press release announcing its opposition to such Takeover Proposal;

•	approve, endorse or recommend any Takeover Proposal; or

•	resolve or propose to take any action described in the five immediately preceding bullet points (each of the preceding bullet points constituting, an “adverse recommendation change”).

At any time prior to the adoption of the Merger Agreement by the Company’s shareholders, the board of directors may effect, or cause the Company to effect, as the case may be, an adverse recommendation change if:

•	after the date of the Merger Agreement, the Company receives an unsolicited, bona fide, written offer to effect a transaction which is considered a Superior Proposal and is not withdrawn;

•	such offer was not obtained or made as a direct or indirect result of a breach of the Merger Agreement, the confidentiality agreement between Company and ACE Group Holdings, Inc., or any “standstill” or similar agreement under which the Company or any of its subsidiaries has any rights or obligations;

•	the Company provides ACE the terms and conditions of the offer and the identity of the person making the offer;

•	the board of directors determines in good faith, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel, that such offer constitutes a Superior Proposal;

•	the board of directors does not effect, or cause the Company to effect, an adverse recommendation change within five business days after ACE receives written notice from the Company confirming that the board of directors has determined that such offer is a Superior Proposal and if requested by ACE, engages in good faith negotiations with ACE to amend the Merger Agreement so that the offer is no longer a Superior Proposal;

•	at the end of such five business day period, such offer has not been withdrawn and continues to constitute a Superior Proposal; and

•	the board of directors determines in good faith, after obtaining and taking into account the advice of outside legal counsel, that, in light of such Superior Proposal, failure to make an adverse recommendation change would be inconsistent with the board of directors’ fiduciary duties under applicable law.

In the Merger Agreement, a “Superior Proposal” means an unsolicited, bona fide written offer made by a third party to acquire, directly or indirectly, by merger or otherwise, all of the outstanding shares of Company common stock or all or substantially all of the assets of the Company and its subsidiaries, which the board of directors determines in its reasonable good faith judgment, taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the person making the proposal and after consultation with a financial advisor of nationally recognized reputation and outside legal counsel that the offer (A) provides a higher value to the shareholders of the Company than the consideration payable in the Merger, (B) is not subject to any financing condition or contingency and (C) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

Access to Information

From the date of the Merger Agreement until the closing date of the Merger, we have agreed to (and to cause our subsidiaries and our officers, directors, employees, auditors and agents and those of our subsidiaries to: (a) provide to the officers, employees, agents, advisors, legal counsel, accountants, consultants and other authorized representatives of ACE and the Merger Sub and its representatives reasonable access, during normal business hours to the officers, employees, agents, properties, offices and other facilities of the Company and its subsidiaries and to their books and records and (b) furnish ACE and the Merger Sub such financial, operating and other data and information as ACE and the Merger Sub through its officers, employees or agents, may reasonably request.

Public Announcements

Until the closing date, ACE, the Merger Sub and the Company agree that they will not issue any public release or announcement concerning the Merger Agreement without the prior consent of the other party (which consent shall not be unreasonably delayed or withheld), except as such release or announcement may be required by applicable law or the rules or regulations of any United States or non-United States securities exchange, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance. Any formal employee communication programs or announcements by the Company with respect to the Merger or the employment or benefit arrangements to be effective following the effective time of the Merger are subject to prior review and approval by ACE, which shall not be unreasonably withheld, conditioned or delayed.

Shareholders’ Meeting

In the Merger Agreement, we have agreed:

•	to duly call, give notice of, convene and hold an annual or special meeting of our shareholders as promptly as practicable following the execution of the Merger Agreement for the purpose of considering and taking action on the Merger Agreement and the Merger, and

•	to use our reasonable best efforts to solicit proxies from our shareholders in favor of adoption of the Merger Agreement.

Employee Benefits Matters

Prior to the earlier to occur of (i) November 30, 2011 and (ii) five business days prior to the closing date, the Company shall prepare in consultation with ACE and provide ACE with true, complete and accurate financial calculations pursuant to Section 280G of the Code with respect to parachute payments.

ACE shall recognize the service of each employee of the Company or any Company subsidiary prior to the closing date as service with ACE for the purpose of any waiting period, vesting, eligibility and benefit entitlement for any compensation or employee benefit plans of ACE in which such employee participates, or which are made available by ACE (but excluding benefit accruals for defined benefit pension plans and excluding eligibility for retiree medical and other retiree welfare benefits). The Company shall amend and terminate the Company 401(k) plan prior to the closing date of the Merger. The ESOP shall terminate automatically pursuant to its terms upon the consummation of the Merger. The Company agrees to convert its filing for an initial determination letter for the ESOP into a filing for a final determination letter for termination of the ESOP. Upon receipt of a final favorable determination letter from the IRS, the account balances in the ESOP shall be distributed to participants and beneficiaries. Prior to closing, contributions to the ESOP and payments on the ESOP loan shall be made consistent with past practices on the regularly scheduled contribution or payment date; provided, however, that the Company shall make a contribution to, and payment on, the ESOP loan with respect to the period from January 1, 2011 through the date of the closing (or, if the closing occurs after December 31, 2011, the period from January 1, 2012 through the date of the closing) but no further contributions shall be made to the ESOP after closing or with respect to any period after the closing.

Indemnification and Insurance

Each of our directors and officers and the directors and officers of our subsidiaries will be indemnified, defended and held harmless to the extent such indemnified parties are indemnified by the Company or the applicable Company subsidiary pursuant to their respective by laws, articles of incorporation or other organizational documents, against any and all losses, claims, damages, costs, expenses, fines, liabilities and judgments, including amounts paid in settlement arising in whole or in part out of the fact that such person was or is a director or officer of the Company or any of its subsidiaries and pertaining to any action or omission existing or occurring at or prior to the effective time of the Merger. ACE will amend the organizational documents of the surviving corporation after the effective time of the Merger to contain provisions no less favorable to the indemnified parties with respect to limitation of liabilities of directors and officers, indemnification and advancement of expenses than are set forth in the by laws, articles of incorporation or other organizational documents. ACE is required to obtain directors and officers liability insurance providing coverage for a period of six years following the effective time of the Merger with respect to acts or omissions occurring prior to the effective time of the Merger that were committed by such officers and directors in their capacity as such, provided that ACE shall not be required to expend per year of coverage more than 250% of the annual amount expended by the Company and any Company subsidiary as of the date of the Merger Agreement.

Conditions to the Merger

Conditions to Each Party’s Obligation to Effect the Merger

The obligations of each of the parties to effect the Merger are subject to the satisfaction or waiver in writing by ACE and the Company, at or prior to the effective time of the Merger of the following conditions:

•	our shareholders must have approved and adopted the Merger Agreement;

•	any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and no action shall have been instituted by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of the Merger;

•	all required insurance regulatory approvals or consents shall have been received; and

•	no governmental authority shall have enacted, issued, promulgated, enforced or entered any law that has the effect of making the acquisition of shares of Company common stock by ACE or the Merger Sub or any affiliate of either of them illegal or otherwise preventing or prohibiting consummation of the Merger, and there shall not be instituted or pending any action by any governmental authority relating to the Merger Agreement.

Conditions to Obligations of ACE and the Merger Sub

The obligations of ACE and the Merger Sub to effect the Merger are subject to the satisfaction or waiver (where permissible), in their sole discretion, of the following additional conditions:

•	the Company’s representations and warranties related to capitalization shall be true and correct, except for de minimis errors, and all other representations and warranties of the Company set forth in the Merger Agreement must be true and correct in all respects (without giving effect to any limitation as to materiality or Material Adverse Effect) except where the failure in the aggregate to be true would not have a Material Adverse Effect, in each case, as of the date of the Merger Agreement and as of the effective time of the Merger (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

•	the Company must have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the effective time of the Merger;

•	the Company shall have delivered to ACE a certificate, dated as of the date of the closing signed by a duly authorized officer of the Company, certifying the satisfaction of the two previously stated conditions;

•	since the date of the Merger Agreement there shall not have occurred any effect, event, condition or change that would, individually or in the aggregate, have a Material Adverse Effect; and

•	none of the regulatory approvals obtained shall contain and no law shall have been enacted or in effect that contains any limitation, requirement or condition that would, individually or in the aggregate, be reasonably expected to (i) materially impair or interfere with the ability of the Company and its subsidiaries to conduct their businesses after the effective time of the Merger substantially in the manner as such businesses are conducted as of the date of the Merger Agreement, (ii) result in the sale, lease, license, disposal or holding separate by ACE of any capital stock of the surviving corporation after the effective time of the Merger or by the Company or its subsidiaries of any of their material assets, rights product lines, licenses business or other operations or (iii) materially and adversely affect the benefits, taken as a whole, that ACE would otherwise received from the transactions contemplated by the Merger Agreement.

Conditions to Obligations of the Company

Our obligation to effect the Merger is subject to the satisfaction or waiver (if applicable) by us of the following additional conditions:

•	the representations and warranties of ACE and the Merger Sub set forth in the financing section of the Merger Agreement must be true and correct in all respects and all other representations and warranties of ACE and the Merger Sub contained in the Merger Agreement shall be true and correct in all respects (without giving effect to any limitation as to materiality), except as would not, individually or in the aggregate, be reasonably likely to have a material adverse effect on the ability of ACE and the Merger Sub to consummate the Merger as of the effective time of the Merger (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

•	ACE and Merger Sub must have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the effective time of the Merger; and

•	ACE and Merger Sub shall have delivered to the Company a certificate, dated as of the date of the closing signed by a duly authorized officer of ACE and the Merger Sub, certifying the satisfaction of the conditions of the two conditions previously stated.

Termination

Subject to certain exceptions, the Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the effective time of the Merger upon written notice from the terminating party to the non-terminating party, in any of the following ways:

•	by mutual written consent of the Company and ACE;

•	by either ACE or the Company if the Merger has not been consummated by December 31, 2011, unless such date, which we refer to as the “outside date,” is extended in accordance with the Merger Agreement in order to obtain any necessary insurance regulatory consents or approvals (provided, that in no event will the Merger Agreement be extended beyond March 31, 2012), except that this termination right will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before such date;

•	by either ACE or the Company if any governmental authority has issued an order or ruling which has become final and non-appealable preventing, prohibiting or making illegal the consummation of the Merger, unless the party seeking to terminate the Merger Agreement failed to comply in all material respects with its obligations to prevent such a ruling;

•	by either ACE or the Company if (i) the special meeting of the Company’s shareholders (including any adjournments thereof) has been held and completed and (ii) the Company’s shareholders shall not have adopted the Merger Agreement, except that the Company may not terminate if it has not paid ACE all sums due;

•	by ACE if (i) the board of directors failed to recommend that the Company’s shareholders vote to adopt the Merger Agreement, (ii) there was an adverse recommendation change, (iii) the board of directors approved, endorsed or recommended any Takeover Proposal, (iv) the Company failed to include the Company’s recommendation to shareholders to adopt the Merger Agreement in the proxy statement or (v) the Company, or any of its subsidiaries or any representative of the Company or any of its subsidiaries, breached the obligations related to the shareholders’ meeting, the proxy statement or “non-solicitation” of alternative transactions or (vi) the board of directors or one of its committees resolves or proposes to take any of the foregoing actions;

•	by ACE if the Company breaches any of its representations, warranties, covenants or agreements in the Merger Agreement and such breach would cause the conditions to the obligations of ACE and Merger

Sub to consummate the Merger with respect to the accuracy of representations and warranties of the Company and performance of covenants and obligations of the Company not to be satisfied and such breach cannot be cured or is not cured within 30 days of notice of such breach (or the outside date, if earlier) and such breach is not waived by ACE; or

•	by the Company (i) if ACE or Merger Sub breach any of their representations, warranties, covenants or agreements in the Merger Agreement and such breach would cause the conditions to the obligations of the Company to consummate the Merger with respect to the accuracy of representations and warranties of ACE and Merger Sub and performance of covenants and obligations of ACE and Merger Sub not to be satisfied and such breach cannot be cured or is not cured within 30 days of notice of such breach (or the outside date, if earlier) and such breach is not waived by the Company; or (ii) prior to the Company’s shareholders adopting the Merger Agreement, if it concurrently enters into a definitive agreement providing for a Superior Proposal and has followed the procedures and met the obligations set forth in the Merger Agreement related to such Superior Proposal and has paid or pays the Termination Fee to ACE (as defined below).

Termination Fee and Expenses

The Merger Agreement requires that the Company pay ACE a termination fee equal to $3,750,000 if:

•	ACE terminates the Merger Agreement because (i) the board of directors failed to recommend that the Company’s shareholders vote to adopt the Merger Agreement, (ii) there was an adverse recommendation change, (iii) the board of directors approved, endorsed or recommended any Takeover Proposal, (iv) the Company failed to include the Company’s recommendation to shareholders to adopt the Merger Agreement in the proxy statement, (v) the Company, or any of its subsidiaries or any representative of the Company or any of its subsidiaries, breached the obligations related to the shareholders’ meeting, the proxy statement or “non-solicitation” of alternative transactions or (vi) the board of directors or one of its committees resolves or proposes to take any of the foregoing actions;

•	either the Company or ACE terminates the Merger Agreement because the Merger has not been consummated by the outside date or ACE terminates the Merger Agreement because the Company breaches any of its representations, warranties, covenants or agreements in the Merger Agreement and such breach would cause the conditions to the obligations of ACE and Merger Sub to consummate the Merger with respect to the accuracy of representations and warranties of the Company and performance of covenants and agreements of the Company not to be satisfied and such breach cannot be cured or is not cured within 30 days of notice of such breach (or the outside date, if earlier) and on or before the date of such termination a Takeover Proposal shall have been announced, disclosed or otherwise communicated to the board of directors and the Company shall have entered into a definitive agreement with respect to an Acquisition Transaction or an Acquisition Transaction is consummated within twelve months of such termination of the Merger Agreement;

•	either the Company or ACE terminates the Merger Agreement because the special meeting of the Company’s shareholders (including any adjournments thereof) shall have been held and completed and the shareholders shall not have adopted and approved the Merger Agreement and on or before the date of the Company shareholders’ meeting, a Takeover Proposal shall have been announced, disclosed or otherwise communicated to the board of directors and (ii) the Company shall have entered into a definitive agreement with respect to an Acquisition Transaction or an Acquisition Transaction is consummated within twelve months of such termination of the Merger Agreement; or

•	if the Merger Agreement is terminated by any party thereto at any time during which the Merger Agreement was terminable in circumstances in which ACE would be entitled to the payment of the termination fee as described in any of the three immediately preceding bullet points.

The Merger Agreement provides that, except for the payment of the termination fee (and certain related amounts) and payment of the HSR filing (which ACE and the Company shall bear equally), each party will pay its own expenses incurred in connection with the Merger and the transactions contemplated by the Merger Agreement, whether or not the Merger is consummated.

Amendment and Waiver

The Merger Agreement may be amended by the parties in writing by action taken by or on behalf of their respective boards of directors at any time prior to the effective time of the Merger. Once the Company shareholders shall have adopted the Merger Agreement, no amendment may be made that by law requires further approval by our shareholders without obtaining such approval.

Until the effective time of the Merger, the parties may, to the extent legally allowed:

•	extend the time for the performance of any of the obligations or other acts of the other parties in the Merger Agreement;

•	waive any inaccuracies in the representations and warranties contained in the Merger Agreement; and

•	waive compliance with any of the conditions contained in the Merger Agreement.

Once the Company shareholders shall have adopted the Merger Agreement, no waiver may be made that by law requires further approval by our shareholders without obtaining such approval.

Specific Performance

The parties agreed that irreparable damage would occur in the event that any of the provisions of the Merger Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached, and that the parties, without the necessity of posting bond or other undertaking, shall be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to specific performance of the terms hereof to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement, in addition to any other remedy to which they may be entitled at law or in equity.

MARKET PRICE AND DIVIDEND DATA

Our common stock is listed on the NASDAQ Global Market under the ticker symbol “PMIC.” This table shows, for the periods indicated, the high and low sales price per share for our common stock as reported by the NASDAQ Global Market.

	Common Stock
	High	Low

Fiscal Year Ended December 31, 2011
Third Quarter (through September 15, 2011)	$20.13	$14.25
Second Quarter	17.68	13.78
First Quarter	15.34	13.51
Year Ended December 31, 2010
Fourth Quarter	$14.75	$13.21
Third Quarter	14.81	12.00
Second Quarter	14.95	12.63
First Quarter	12.15	10.35
Year Ended December 31, 2009
Fourth Quarter	$11.08	$10.00
Third Quarter	N/A	N/A
Second Quarter	N/A	N/A
First Quarter	N/A	N/A

The closing price per share of our common stock on September 7, 2011 (the last trading day before announcement of the Merger Agreement) was $16.30. The high and low sales prices per share for our common stock as reported by the NASDAQ Global Market on September 15, 2011, the latest practicable trading day before the printing of this proxy statement were $20.13 and $20.08, respectively.

As of September 15, 2011, 4,974,414 shares of our common stock were held of record by shareholders eligible to vote.

Following the completion of the Merger, our common stock will not be traded on any public market.

Dividend Policy

We do not currently pay dividends on our common stock. Payment of dividends in the future is at the discretion of the board of directors and will depend on a number of factors including our operating results, overall financial condition, capital requirements and general business conditions. We depend primarily on dividends paid by Penn Millers Insurance Company, our lead insurance company, to us and proceeds from the initial public offering that were not contributed to Penn Millers Insurance Company to provide funds for the payment of dividends. If Penn Millers Insurance Company chooses to pay dividends to Penn Millers Holding Corporation, we will receive dividends only after Penn Millers Insurance Company provides notice to, and without objection from, the Pennsylvania Insurance Department. During any twelve-month period, the amount of dividends paid by Penn Millers Insurance Company to us, without the prior approval of the Pennsylvania Insurance Department, may not exceed the greater of 10% of the insurance company’s surplus as regards policyholders as reported on its most recent annual statement filed with the Pennsylvania Insurance Department or the insurance company’s statutory net income as reported on such statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables present certain information regarding the ownership of our common stock as of September 15, 2011, by:

•	all those known by us to be beneficial owners of more than five percent of our common stock;

•	each director;

•	each executive officer; and

•	all of our directors and executive officers as a group.

We calculate beneficial ownership by including shares owned in each director’s or executive officer’s name (or by any member of his or her immediate family). Also, in calculating the percentage ownership, we count securities which the director or executive officer could purchase within 60 days of September 15, 2011, (such as exercisable stock options that are listed in a separate column as outstanding securities). Except as otherwise noted, to our knowledge, the named individual or their family members have sole voting and investment power with respect to the securities beneficially owned by the shareholder. Unless otherwise indicated, the business address for each listed shareholder is 72 North Franklin Street, Wilkes-Barre, Pennsylvania 18701-1301.

Security Ownership of Certain Beneficial Owners

The following table sets forth information regarding persons or entities that, to the knowledge of the Company, own of record or beneficially, as of September 15, 2011, five percent or more of the outstanding shares of Company common stock:

	Amount and
	Nature of	Percent of
	Beneficial	Common
Name and Address of Beneficial Owner	Ownership	Stock(1)

Penn Millers Holding Corporation Employee Stock Ownership Plan Trust(2) 2201 Ridgewood Rd., #180 Wyomissing, PA 19610	536,139	10.78%
Castine Capital Management Company(3) One International Place, Suite 2401 Boston, Massachusetts 02110	422,951	8.50%
Sardar Biglari(4) 175 East Houston Street, Suite 1300 San Antonio, Texas 78205	416,598	8.37%
Aegis Financial Corp.(5) 1100 North Glebe Road, #1040 Arlington, VA 22201	329,610	6.63%
Bradley Louis Radoff(6) 1177 West Loop South Houston, TX 77027	255,000	5.13%

(1)	Calculation of percentage is based upon a total of 4,974,414 shares outstanding and entitled to vote at September 15, 2011.

(2)	Under the Penn Millers Holding Corporation Employee Stock Ownership Plan (which we refer to as the “ESOP”), shares are allocated to accounts in the name of the individuals who participate in the ESOP. The voting rights for shares in each individual participant’s ESOP account are passed through to that participant. Because participants can vote shares in their ESOP accounts, but cannot sell them at this time, participants in the ESOP have voting power and no dispositive power over shares allocated to their ESOP accounts. As of September 15, 2011, 536,139 shares were held in the ESOP’s related trust. Of these 536,139 shares, 59,140 shares were allocated to the accounts of eligible ESOP participants. The remaining 476,999 shares were held in an unallocated account in the ESOP’s related trust and will be allocated to eligible ESOP participants in accordance with the terms of the ESOP. The ESOP trustee will vote the unallocated shares held under the ESOP, and allocated shares for which no direction is received, in its sole discretion, subject to the ESOP trustee’s fiduciary responsibilities under applicable law. The number of shares allocated to the account of each executive officer is disclosed in the footnotes to the beneficial ownership table which appears below under the heading “Security Ownership of Directors and Officers” and is also included in the total number of shares held by the ESOP. Because of its role as trustee for the ESOP, National Penn Investors Trust Company may also be deemed to have dispositive power over the shares held by the ESOP.

(3)	Castine Capital Management, LLC shares dispositive and voting power over 280,009 of its shares with Castine Partners II, LP.

(4)	Sardar Biglari has sole dispositive and voting power over 416,598 shares owned by Biglari Holdings, which has 208,299 shares with sole dispositive and voting power through the Lion Fund LLP and 208,299 shares with sole dispositive and voting power through Biglari Capital Corp.

(5)	Aegis Financial Corp is an investment advisor that acts through its principal, Scott L. Barbee, with sole dispositive and voting power over its shares.

(6)	Bradley Radoff has sole dispositive and voting power over 255,000 shares.

Security Ownership of Directors and Officers

The following table sets forth information concerning the number of shares of Company common stock beneficially owned, as of September 15, 2011, by each present director (and one retired director) and nominee for director, each executive officer and all of the Company’s current directors and executive officers as a group:

	Amount and
	Nature of
	Beneficial	Percent of
Name:	Ownership(1)	Class(2)

Directors:
Heather M. Acker(3)	8,800	*
F. Kenneth Ackerman, Jr.(3)	11,697	*
E. Lee Beard	5,500	*
Dorrance R. Belin(3)	15,300	*
John L. Churnetski(3)	8,800	*
John M. Coleman(3)	37,300	*
Douglas A. Gaudet(4)(5)	58,031	1.2%
Kim E. Michelstein(3)	10,300	*
Robert A. Nearing, Jr.(3)	7,800	*
Donald A. Pizer(3)	6,400	*
James M. Revie(6)	7,500	*
Executive Officers:
Michael O. Banks(5)(7)	21,545	*
Harold W. Roberts(5)(8)	12,155	*
Keith A. Fry(5)(9)	4,259	*
Kevin D. Higgins(5)(10)	11,661	*
Jonathan C. Couch(5)(11)	5,932	*
Joseph J. Survilla(5)(12)	3,972	*
All Directors and Executive Officers as a Group (17 persons)	236,952	4.8%

*	Less than one percent.

(1)	Shares beneficially owned means shares over which a person exercises sole or shared voting or investment power or shares of which a person has the right to acquire beneficial ownership within 60 days of September 15, 2011. Unless otherwise noted, the individuals and group noted above have sole voting and investment power with respect to shares beneficially owned.

(2)	Calculation of percentages is based upon 4,974,414 shares outstanding and entitled to vote on September 15, 2011 plus shares that may be issued within 60 days of September 15, 2011 to the applicable individuals and group noted above having rights to exercise stock options if such persons or group members exercise such rights within such period.

(3)	Includes 300 options to purchase shares of our common stock.

(4)	Includes 6,068 options to purchase shares of our common stock.

(5)	Includes shares allocated to employee accounts under the ESOP. Messrs. Gaudet, Banks, Roberts, Fry, Higgins, Couch and Survilla have earned 2,472, 2,197, 3,258, 304, 2,348, 1,044, and 1,966 shares each, respectively. These shares, a portion of which are unvested, are eligible to be voted by the holder and vest over 6 years. These unvested shares will become fully vested upon the closing of the Merger.

(6)	Includes 1,500 options to purchase shares of our common stock. Mr. Revie retired from the Company’s board of directors effective April 4, 2011.

(7)	Includes 2,598 options to purchase shares of our common stock.

(8)	Includes 1,680 options to purchase shares of our common stock.

(9)	Includes 1,533 options to purchase shares of our common stock.

(10)	Includes 1,464 options to purchase shares of our common stock.

(11)	Includes 967 options to purchase shares of our common stock.

(12)	Includes 984 options to purchase shares of our common stock.

ADVISORY VOTE ON GOLDEN PARACHUTES

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that we provide our shareholders with the opportunity to vote to approve, on an non-binding, advisory basis, the “golden parachute” compensation for our named executive officers, as disclosed in the section of this proxy statement entitled “The Merger — Interests of Executive Officers and Directors in the Merger — Golden Parachute” at page   .

We are asking our shareholders to indicate their approval of the various change of control payments which our named executive officers will or may be eligible to receive in connection with the Merger. These payments are set forth in the table entitled “Golden Parachute Compensation” under the section of this proxy statement entitled “The Merger — Interests of Executive Officers and Directors in the Merger — Golden Parachutes” and the accompanying footnotes. The various plans and arrangements pursuant to which these compensation payments may be made have previously formed part of the Company’s overall compensation program for its named executive officers, which have been disclosed to our shareholders as part of the Compensation Discussion and Analysis and related sections of our annual proxy statements. These historical arrangements were adopted and approved by the Compensation Committee of our board of directors, which is comprised solely of non-management directors, and are believed to be reasonable and competitive with the arrangements being offered by other U.S.-based, insurance product providers of similar size.

Accordingly, we are seeking approval of the following resolution at the special meeting:

“RESOLVED FURTHER, that the shareholders of the Company approve, on a non-binding, advisory basis, the golden parachute compensation which may be paid to the Company’s named executive officers in connection with the Merger.”

Shareholders should note that this non-binding proposal regarding golden parachute compensation is merely an advisory vote that will not be binding on the Company or ACE, their boards of directors or the compensation committees of the Company or ACE. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to shareholder approval. Accordingly, regardless of the outcome of the advisory vote, if the Merger is consummated our named executive officers will be eligible to receive the various change of control payments in accordance with the terms or conditions applicable to those payments.

Approval of the non-binding proposal regarding certain Merger-related executive compensation arrangements requires an affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote, assuming a quorum is present. For the non-binding proposal regarding certain Merger-related executive compensation arrangements, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions and properly executed broker non-votes, if any, will be counted as present for the purpose of determining whether a quorum is present at the special meeting, but will have the same effect as a vote against the adoption of the non-binding proposal. The failure to instruct your bank, broker or other nominee how to vote your shares will not have any effect on the non-binding proposal regarding certain Merger-related executive compensation arrangements. No proxy that is specifically marked against adoption of the Merger Agreement will be voted “FOR” the non-binding proposal, unless it is specifically marked “FOR” the non-binding proposal.

ADJOURNMENT OF THE SPECIAL MEETING

We are submitting a proposal for consideration at the special meeting to authorize the named proxies to approve one or more adjournments of the special meeting if there are not sufficient votes to adopt the Merger Agreement at the time of the special meeting. Even though a quorum may be present at the special meeting, it is possible that we may not have received sufficient votes to adopt the Merger Agreement by the time of the special meeting. In that event, we would need to adjourn the special meeting in order to solicit additional proxies. The adjournment proposal relates only to an adjournment of the special meeting for purposes of soliciting additional proxies to obtain the requisite shareholders approval to adopt the Merger Agreement. Any other adjournment of the special meeting (e.g., an adjournment required because of the absence of a quorum) would be voted upon pursuant to the discretionary authority granted by the proxy.

The proposal to approve one or more adjournments of the special meeting requires the affirmative vote of holders of a majority of the shares of Company common stock voting on the proposal. Our board of directors unanimously recommends that you vote “FOR” the adjournment of the special meeting, if necessary, for the purpose of soliciting additional proxies to vote in favor of adopting the Merger Agreement.

If the special meeting is adjourned to a different date, time, or place, we are not required to give notice of the new date, time, or place if this information is announced at the special meeting before adjournment or unless our board fixes a new record date for the special meeting.

The adjournment proposal relates only to an adjournment of the special meeting occurring for purposes of soliciting additional proxies for adoption of the Merger Agreement proposal in the event that there are insufficient votes to approve that proposal. Our board of directors retains full authority to the extent set forth in our bylaws and Pennsylvania law to postpone the special meeting before it is convened, without the consent of any of our shareholders.

OTHER MATTERS

Other Matters for Action at the Special Meeting

As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

Shareholder Proposals

If the Merger is consummated, we will not have public shareholders and there will be no public participation in any future meeting of shareholders of the Company. However, if the Merger is not consummated, we expect to hold our 2012 annual meeting of shareholders in 2012. The Company currently anticipates that, in such event, the 2012 annual meeting of shareholders will be held during the period from          , 2012 to          , 2012, although the Company reserves the right to delay its annual meeting as may be permitted under applicable law. Proposals of shareholders intended to be presented at the 2012 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the Exchange Act must be received by the Company no later than 5:00 p.m., Eastern Time, on December 7, 2011, in order to be considered for inclusion in the Company’s proxy materials for that meeting. The Company suggests that proponents submit their proposals via registered or certified mail. Proposals should be addressed to our Corporate Secretary, 72 North Franklin Street P.O. Box P, Wilkes-Barre, Pennsylvania 18773-0016.

Our bylaws require advance notice of business to be brought before a shareholders’ meeting, including nominations of persons for election as directors. To be timely, notice to our Corporate Secretary must be received at our principal executive office no less than 90 days prior to, and not more than 150 days before, the date of the annual meeting; provided, however, that in the event that less than 21 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholders to be timely must be received no later than the close of business on the 7th day following the day on which notice of the date of the annual meeting was mailed or such public disclosure was made. The Company’s by-laws also specify requirements relating to the content of the notice which stockholders must provide to the Secretary of the Company for any matter, including a stockholder nomination for director, to be properly presented at a stockholder meeting. The bylaws, which have certain other related requirements, are posted on our website at www.pennmillers.com.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at the SEC public reference room at the following location: Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov. Reports, proxy statements and other information concerning us may also be inspected at the offices of the NASDAQ Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed) after the date of this proxy statement and before the date of the special meeting.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (filed with the SEC on March 28, 2011);

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2011, (filed with the SEC on August 12, 2011);

•	Current Reports on Form 8-K filed with the SEC on August 15, 2011 and September 9, 2011; and

•	Definitive Proxy Statement for our 2011 annual meeting of shareholders filed with the SEC on March 31, 2011.

Any person, including any beneficial owner of shares of Company common stock, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us by written or telephonic request directed to our Corporate Secretary at the Company’s address, which is Penn Millers Holding Corporation, 72 North Franklin Street P.O. Box P, Wilkes-Barre, Pennsylvania 18773-0016, telephone (800) 233-8347; or from our proxy solicitor,           (toll-free at          ); or from the SEC through the SEC website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

* * *

Whether or not you plan to attend the special meeting, please vote over the Internet, by telephone or by marking, signing, dating and promptly returning the enclosed proxy in the envelope provided.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated          , 2011. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date.

This proxy statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom it is not lawful to make any solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in the affairs of the Company since the date of this proxy statement or that the information herein is correct as of any later date.

By Order of the Board of Directors,

Michael O. Banks
Executive Vice President, Chief Financial Officer &
Corporate Secretary

ANNEX A
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER
among
ACE AMERICAN INSURANCE COMPANY,
PANTHER ACQUISITION CORP.
and
PENN MILLERS HOLDING CORPORATION
dated as of September 7, 2011

i

ii

iii

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER, dated as of September 7, 2011 (this “Agreement”), among ACE AMERICAN INSURANCE COMPANY, a Pennsylvania domestic stock insurance company (“Parent”), PANTHER ACQUISITION CORP., a Pennsylvania corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and PENN MILLERS HOLDING CORPORATION, a Pennsylvania corporation (the “Company”).
WHEREAS, the parties desire that Merger Sub, upon the terms and subject to the conditions of this Agreement and in accordance with the provisions of the Pennsylvania Business Corporation Law of 1988, as amended (“PBCL”), merge with and into the Company (the “Merger”);
WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (i) determined that the Merger is fair to and in the best interests of the Company and its shareholders, (ii) adopted this Agreement and approved the execution and delivery of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby and (iii) resolved to recommend that this Agreement be approved and adopted by the shareholders of the Company;
WHEREAS, the Board of Directors of Merger Sub has unanimously adopted this Agreement and resolved to recommend that this Agreement be approved and adopted by the sole shareholder of Merger Sub;
WHEREAS, the Board of Directors of Parent has unanimously approved this Agreement;
WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and
WHEREAS, this Agreement is intended to constitute a plan of merger pursuant to Section 1922 of the PBCL.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:
ARTICLE I
DEFINITIONS
SECTION 1.01 Definitions. (a) For purposes of this Agreement:
“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.
“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day (other than a Saturday or Sunday) on which banks are not required or authorized to close in the City of New York.

“Code” means the Internal Revenue Code of 1986, as amended and in effect on the date of this Agreement.
“Company 401(k) Plan” means Penn Millers Holding Corporation 401(k) Plan.
“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.
“Company Employee Stock Ownership Plan” means Penn Millers Holding Corporation Employee Stock Ownership Plan.
“Company Intellectual Property” means all Intellectual Property used in or necessary for the conduct of the business of the Company or any of the Company Subsidiaries, or material Intellectual Property owned or held for use by the Company or any of the Company Subsidiaries, including the Owned Intellectual Property.
“Company SAP Statements” means the statutory statements of each of the Company Insurance Subsidiaries as filed with the insurance departments in their respective jurisdictions of domicile for the quarters ended June 30 and March 31, 2011 and the years ended December 31, 2010, 2009 and 2008, in each case together with the exhibits, schedules, amendments, supplements and notes thereto and any affirmations and certifications filed therewith.
“Company SEC Documents” means (i) the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the SEC on March 28, 2011, (ii) the Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2011 and June 30, 2011 filed with the SEC on May 12, 2011 and August 12, 2011, respectively, and (iii) the Company’s Proxy Statement on Schedule 14A filed with the SEC on March 31, 2011.
“Contract” means all oral or written contracts, agreements, commitments, arrangements, leases and other instruments to which any person is a party.
“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.
“ERISA Affiliate” means, with respect to a person in question, any corporation, trade or business which, together with such person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of Section 414 of the Code.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.

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“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Insurance Laws” means all laws, rules and regulations applicable to the business of insurance or the regulation of insurance holding companies, whether domestic or foreign, and all applicable orders and directives of Governmental Authorities and market conduct recommendations resulting from market conduct examinations of Insurance Regulators.
“Insurance Pool” means any insurance pool in which any Company Subsidiary currently participates or previously participated, including with respect to the administration or operation of such pool or the underwriting of risks thereunder.
“Insurance Regulators” means all Governmental Authorities regulating the business of insurance under the Insurance Laws.
“Intellectual Property” means all right, title and interest in or relating to intellectual property, whether protected, created or arising under the laws of the United States or any other jurisdiction, including: (i) all patents and applications therefor, including all continuations, divisionals, and continuations-in-part thereof and patents issuing thereon, along with all reissues, reexaminations and extensions thereof; (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, corporate names, trade styles, logos and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof; (iii) all Internet domain names; (iv) all copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith, along with all reversions, extensions and renewals thereof; (iv) trade secrets; (v) all other intellectual property rights arising from or relating to Technology, and (vi) all contracts granting any right relating to or under the foregoing.
“Material Adverse Effect” means any event, circumstance, development, change, occurrence, state of facts or effect that (i) alone or in combination, has had, or could be reasonably likely to have, a materially adverse effect on the business, assets, properties, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole, except to the extent that any such material adverse effect results, alone or in combination, from: (A) changes in the U.S. economy in general or in U.S. financial or securities markets (including credit markets), (B) changes generally affecting the U.S. property and casualty insurance industry, (C) changes in Law or applicable accounting regulations, or principles or interpretations (whether administrative or judicial) thereof becoming effective after the date hereof, including accounting pronouncements by the SEC, the National Association of Insurance Commissioners or the Financial Accounting Standards Board, (D) any change in the Company’s stock price or any failure, in and of itself, by the Company to meet published revenue or earnings projections (provided that the underlying causes of such change or failure shall not be excluded), (E) changes proximately caused by the announcement of the execution of this Agreement, including the identity of Parent, (F) any Actions, suits, claims, hearings, arbitrations or investigations or other proceedings relating to this Agreement, the Merger or the other transactions contemplated hereby by or before any Governmental Authority, (G) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening thereof, (H) earthquakes, hurricanes or other natural disasters, and (I) any action taken by Parent or any of its affiliates or by the Company at the express written request of Parent or any of its affiliates; provided, however, that the exceptions indicated in clauses (A), (B), (C), (G) and (H), shall apply solely to the extent that the events or changes described therein do not have a disproportionate impact on the Company and the Company Subsidiaries, taken as a whole, compared to all other participants in the property and casualty insurance industry in the United States; or (ii) would prevent or materially delay the consummation of the Merger or any of the other transactions contemplated by this Agreement.

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“Material Licenses” means (i) all material licenses, royalty agreements, consents and other agreements pursuant to which licenses or rights are granted by the Company or any of the Company Subsidiaries to any person with respect to any Intellectual Property owned by the Company or any of the Company Subsidiaries and (ii) all licenses, royalty agreements, consents and other agreements pursuant to which licenses or rights are granted by any person to the Company or any of the Company Subsidiaries with respect to any Intellectual Property (other than commercially available “off the shelf” Software licensed to the Company or any of its Subsidiaries on standard “shrink wrap” terms for less than a one-time license fee of $25,000 or $50,000 in the aggregate for any such Software).
“Open Source Software” shall mean all Software that is distributed as “free software”, “open source software”, or under a similar licensing or distribution model, including the GNU General Public License, GNU Lesser General Public License, Mozilla Public License, BSD Licenses, the Artistic License, the Netscape Public License, the Sun Community Source License, the Sun Industry Standards License and the Apache License.
“Owned Intellectual Property” means (i) each issued patent owned by the Company or any of the Company Subsidiaries, each pending patent application filed by or on behalf of the Company or any of the Company Subsidiaries, each trademark registration, service mark registration, and copyright registration owned by the Company or any of the Company Subsidiaries, each application for trademark registration, service mark registration, and copyright registration made by or on behalf of the Company or any of the Company Subsidiaries, each domain name registered by or on behalf of the Company or any of the Company Subsidiaries, each material trade name, d/b/a, unregistered trademark, and unregistered service mark used by the Company or any of the Company Subsidiaries in connection with its business and (ii) material Software developed by or for the Company or any of its Subsidiaries and owned by the Company or any of its Subsidiaries.
“person” means an individual, corporation, partnership, limited partnership, limited liability company, sole proprietorship, trust, association or other entity.
“Personal Data” means information relating to an identified or identifiable person, including information that can be used to identify a person, directly or indirectly, by reference to an identification number or to one or more other factors specific to such person.

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“Privacy Law” means any law or regulation relating to the collection, processing, storage, use, sharing, disclosure, loss, access, transfer, security, encryption and/or safeguarding of Personal Data or notices or approvals in connection with Personal Data.
“Pool Member” means any current or former member of an Insurance Pool (other than a Company Insurance Subsidiary).
“Restrictive Condition” means any limitation, requirement or condition that would, individually or in the aggregate, reasonably be expected to (i) materially impair or interfere with the ability of the Company and its subsidiaries to conduct their respective businesses, taken as a whole, after the Effective Time substantially in the manner as such businesses are conducted as of the date hereof, (ii) result in the sale, lease, license, disposal or holding separate (x) by Parent of any capital stock of the Surviving Corporation after the Effective Time or (y) by the Company or its subsidiaries of any of their material assets, rights, product lines, licenses, categories of assets or businesses or other operations or interests therein or (iii) materially and adversely affect the benefits, taken as a whole, that Parent would otherwise receive from the transactions contemplated by this Agreement.
“SAP” means statutory accounting principals prescribed or permitted by the domiciliary state insurance department of the applicable Company Insurance Subsidiary.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Software” means any and all (i) computer programs, code and libraries, including any and all software implementations of algorithms, models and methodologies, whether in source code, object code, human-readable or other form; (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (iv) all documentation, including user manuals and other training documentation related to any of the foregoing.
“Subsidiary” or “Subsidiaries” of any person means another person in which such person (or any other subsidiary of such person) (a) is a general partner (in the case of a partnership) or managing member (in the case of a limited liability company), (b) is entitled to elect at least a majority of the board of directors, board of managers or similar governing body or (c) owns, directly or indirectly, through one or more intermediaries, more than fifty percent (50%) of the outstanding voting securities, equity securities, profits interest or capital interest.
“Taxes” means any and all taxes, fees, levies, assessments, duties, tariffs, imposts and other similar charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, premium, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges.

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“Technology” means, collectively, all Software, information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used in connection with the foregoing.
“Trustee” means National Penn Investors Trust Company.
(b) The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition

Acquisition Transaction	7.04(f)(ii)
Action	4.10
Adverse Recommendation Change	7.04(b)
Agreement	Recitals
Articles of Merger	2.02
Book Entry Shares	3.01(c)
Certificate	3.01(c)
Closing	2.02
Closing Date	2.02
Company	Recitals
Company Actuarial Analyses	4.20(d)
Company Actuary	4.20(d)
Company Board	Recitals
Company Confidentiality Information	4.18(i)
Company Employee	7.12(c)
Company Financial Statements	4.07(b)
Company GAAP Reserves	4.07(k)
Company Holding Company Act Reports	4.20(h)
Company Insurance Intermediary	4.20(a)

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Defined Term	Location of Definition

Company Insurance Subsidiaries	4.20(a)
Company Investments	4.20(k)
Company Option	3.07(a)
Company Preferred Stock	4.03(a)
Company Producers	4.20(f)
Company Recommendation	4.21(a)
Company Regulatory Agreement	4.06(e)
Company Reinsurance Agreements	4.20(b)
Company Restricted Stock	3.07(b)
Company Restricted Stock Units	3.07(c)
Company SAP Reserves	4.08(b)
Company SAP Statements	4.08(a)
Company SEC Reports	4.07(a)
Company Stock Plan	3.07(a)
Company Subsidiary	4.01(a)
Confidentiality Agreement	7.03(b)
Constituent Documents	4.05(a)
Contingent Worker	4.12(a)
Disclosure Schedule	Article IV
Effective Time	2.02
Enforceability Exceptions	4.04
Environmental Laws	4.15(b)(i)
ERISA	4.11(a)
ESOP	3.07(d)
Exchange Fund	3.02(a)
Expenses	9.03
FCPA	407(h)
FINRA	4.07(a)
GAAP	4.07(b)
Governmental Authority	4.05(b)
Hazardous Materials	4.15(b)(ii)
Indemnified Liabilities	7.05(a)

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Defined Term	Location of Definition

Indemnified Parties	7.05(a)
Information Technology Systems	4.18(g)
IRS	4.11(b)
June 2011 Balance Sheet	4.07(c)
Law	4.05(a)
Liens	4.13(a)
Material Contracts	4.17(a)
Maximum Amount	7.05(c)
Merger	Recitals
Merger Consideration	3.01(c)
Merger Sub	Recitals
Multiemployer Plan	4.11(c)
Multiple Employer Plan	4.11(c)
Option Consideration	3.07(a)
Outside Date	9.01(b)
Parent	Recitals
Paying Agent	3.02(a)
PBCL	Recitals
PBGC	4.11(f)
Permits	4.06(b)
Permitted Liens	4.13(a)
Plans	4.11(a)
Pre-Closing Company Statutory Financial Statements	7.14
Proxy Statement	7.02(a)
Section 409A	4.11(h)
Shareholder Approval	4.21(b)
Shareholders’ Meeting	7.01(a)
SAP	4.08(b)
SOX	4.07(g)
SSAP	4.20(c)
Superior Proposal	7.04(f)(iii)
Surviving Corporation	2.01
Takeover Proposal	7.04(f)(i)
Termination Fee	9.03(b)
Underwater Option	3.07(a)
Willis	4.22

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ARTICLE II
THE MERGER
SECTION 2.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the PBCL, (a) at the Effective Time (as defined in Section 2.02), Merger Sub shall be merged with and into the Company, and (b) as a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”).
SECTION 2.02 Effective Time; Closing. On the last Business Day of the month during which the satisfaction or waiver of the conditions set forth in Article VII occurs (other than those conditions that by their nature are to be satisfied at the Closing) (the “Closing Date”), the parties hereto shall cause the Merger to be consummated by filing articles of merger (the “Articles of Merger”) with the Department of State of the Commonwealth of Pennsylvania, in such form as is required by, and executed in accordance with, the relevant provisions of the PBCL (the date and time of such filing of the Articles of Merger (or such later time as may be agreed by each of the parties hereto and specified in the Articles of Merger) being the “Effective Time”). Immediately prior to such filing of the Articles of Merger, a closing (the “Closing”) shall be held at the offices of Ballard Spahr LLP, 1735 Market Street, 51st floor, Philadelphia, PA 19103, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VII.
SECTION 2.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in Section 1929 of the PBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Company or Merger Sub, or (b) to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Company or merger Sub, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either the Company or Merger Sub, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation’s right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the Company or Merger Sub and otherwise to carry out the purposes of this Agreement.

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SECTION 2.04 Articles of Incorporation; By-laws.
(a) At the Effective Time, the Articles of Incorporation of the Company will be amended and restated in their entirety to be identical to the Articles of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that Article I of such Articles of Incorporation shall be amended to read as follows: “The name of the corporation is Penn Millers Holding Corporation.” Such Articles of Incorporation, as so amended, will be the Articles of Incorporation of the Surviving Corporation until thereafter further amended as provided therein or by applicable Law.
(b) Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the By-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Articles of Incorporation of the Surviving Corporation and such By-laws.
(c) Notwithstanding anything in this Agreement to the contrary, the Articles of Incorporation and the By-Laws of the Surviving Corporation will include the provisions required by Section 7.05.
SECTION 2.05 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.
ARTICLE III
EFFECT OF THE MERGER ON CAPITAL STOCK
SECTION 3.01 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:
(a) Capital Stock of Merger Sub. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only shares of capital stock of the Surviving Corporation.
(b) Cancellation of Treasury Stock and Parent-Owned Stock. Any shares of Company Common Stock that are owned by the Company as treasury stock or any Company Subsidiary, and any Company Common Stock owned by Parent or Merger Sub, shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

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(c) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 3.01(b)) shall be converted into the right to receive $20.50 in cash, without interest (the “Merger Consideration”). As of the Effective Time, all such Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (a “Certificate”), or uncertificated book-entry shares (“Book-Entry Shares”), which immediately prior to the Effective Time represented any such Company Common Stock shall thereafter cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate or Book-Entry Shares in accordance with Section 3.02(b), without interest. If, between the date of this Agreement and the Effective Time, (a) the outstanding shares of Company Common Stock shall be increased, decreased, changed into or exchanged for a different number of shares or different class, in each case, by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares, (b) a stock dividend or dividend payable in any other securities of the Company shall be declared with a record date within such period, or (c) any similar event shall have occurred, then the Merger Consideration shall be appropriately adjusted to provide the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.
SECTION 3.02 Surrender of Shares; Stock Transfer Books.
(a) Paying Agent. Prior to the Effective Time, the Company shall designate a bank or trust company (reasonably acceptable to Parent) to act as agent (the “Paying Agent”) for the holders of shares of Company Common Stock to receive the funds to which holders of shares of Company Common Stock shall become entitled pursuant to Section 3.01(c). At or prior to the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent, for the benefit of the holders of Company Common Stock, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid in accordance with this Agreement (such cash being hereinafter referred to as the “Exchange Fund”). The Exchange Fund may not be used for any other purpose. The Paying Agent shall invest the Exchange Fund as directed by the Surviving Corporation in one or more of the following: (i) direct obligations of the United States of America; (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for payment of all principal and interest; and (iii) commercial paper obligations receiving the highest rating from either Moody’s Investor Services, Inc. or Standard & Poor’s, a division of The McGraw Hill Companies; provided, however, that no gain or loss on the Exchange Fund will affect the amounts payable to the holders of shares of Company Common Stock following completion of the Merger, and Parent shall take all actions necessary to ensure that the Exchange Fund at all times includes cash sufficient to satisfy Parent’s obligations under this Article III.

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(b) Procedures. Promptly, and in any event no later than ten (10) days, after the Effective Time, Parent and the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Company Common Stock converted pursuant to Section 3.01(c) into the right to receive the Merger Consideration a letter of transmittal and related instructions which shall (i) specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates (or book-entry transfer of the Book-Entry Shares) to the Paying Agent and (ii) otherwise be in customary form and include customary provisions (including with respect to delivery of an “agent’s message” regarding the book-entry transfer of Book-Entry Shares) for use in effecting the surrender of the Certificates and Book-Entry Shares in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (or, in the case of Book-Entry Shares, receipt of an “agent’s message” by the Paying Agent or such other evidence, if any, of transfer as the Paying Agent may reasonably request), the holder of such Certificate (or Book-Entry Shares, as applicable) shall be entitled to receive in exchange therefor the Merger Consideration, without interest, for each share of Company Common Stock formerly represented by such Certificate (or Book-Entry Shares, as applicable), and the Certificate (or Book-Entry Shares, as applicable) so surrendered shall forthwith be canceled. If any portion of such consideration is to be issued and paid to a person other than the person in whose name the surrendered Certificate or Book-Entry Shares were registered, it shall be a condition to such issuance and payment that (i) the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred and (ii) the person requesting such issuance shall have paid any transfer and other Taxes required by reason of the issuance and payment of such consideration to a person other than the registered holder of such Certificate or Book-Entry Shares surrendered or shall have established to the reasonable satisfaction of the Paying Agent and the Surviving Corporation that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 3.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article III, without interest. Notwithstanding anything to the contrary in this Agreement, (i) a holder of Book-Entry Shares shall not be required to deliver a Certificate to the Paying Agent to receive the consideration to which such holder is entitled pursuant to this Article III in respect of such Book-Entry Shares. All cash paid upon the surrender for exchange of any Certificates or Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock represented by such Certificates or Book-Entry Shares and (ii) Merger Consideration payable with respect to shares of Company Common Stock held under the ESOP shall be paid to the Trustee for the benefit of the ESOP and its participants.
SECTION 3.03 Withholding Taxes. Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement in respect of shares of Company Common Stock such amount as it is required to deduct and withhold with respect to the making of such payment under the Code or any Law. To the extent that amounts are so withheld and are paid or will be paid in accordance with applicable Law to the appropriate Governmental Authority in accordance with applicable Law, such withheld amounts shall be treated for purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made.

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SECTION 3.04 Termination of Fund. At any time following the twelve (12) month anniversary of the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of shares of Company Common Stock (including all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Company Common Stock for the Merger Consideration, except for those charges and expenses of holders of Company Common Stock, Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of Company Common Stock for any Merger Consideration delivered in respect of such Company Common Stock to a public official pursuant to any abandoned property, escheat or other similar Law.
SECTION 3.05 Transfer Books; No Further Ownership Rights in Company Common Stock. At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by applicable Law.
SECTION 3.06 Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration with respect to the shares of Company Common Stock formerly represented by such Certificate to which the holders thereof are entitled pursuant to Section 3.01(c).
SECTION 3.07 Company Stock Plans and the Company ESOP.
(a) Company Options. Prior to the Effective Time, the Company shall take all actions under the Company Stock Incentive Plan (the “Company Stock Plan”) and otherwise necessary to provide that the unexercised portion of each option outstanding immediately prior to the Effective Time that represents the right to acquire shares of Company Common Stock (each, a “Company Option”) shall at the Effective Time vest in full, to the extent unvested, and then be canceled, terminated and converted at the Effective Time into the right to receive a cash amount equal to the Option Consideration for each share of Company Common Stock then subject to the Company Option. For purposes of this Agreement, “Option Consideration” means, with respect to any share of Company Common Stock subject to a particular Company Option, an amount equal to the excess, if any, of (i) the Merger Consideration over (ii) the exercise price payable in respect of such share of Company Common Stock subject to such Company Option and any required withholding Taxes. It is understood for the avoidance of doubt that a Company Option for which such exercise price equals or exceeds the Merger Consideration (“Underwater Option”) per share shall be canceled and terminated without the receipt of any Option Consideration. The Option Consideration shall be paid as soon as practicable after the Effective Time, but in no event later than ten (10) days after the Closing Date.

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(b) Restricted Stock. As of the Effective Time, each restricted share of Company Common Stock granted under the Company Stock Plan that is outstanding and subject to forfeiture immediately prior to the Effective Time (the “Company Restricted Stock”) will become fully vested without restrictions and will be treated as a share of Company Common Stock as set forth in Section 3.01(c).
(c) Restricted Stock Units. As of the Effective Time, each restricted stock unit granted under the Company Stock Plan that represents the right to receive a share of Company Common Stock that is outstanding immediately prior to the Effective Time (the “Company Restricted Stock Units”) will become fully vested and will be converted into a right to receive the Merger Consideration, less any required withholding Taxes. The Merger Consideration paid in respect of the Restricted Stock Units shall be paid as soon as practicable after the Closing Date, but in no event later than ten (10) days after the Closing Date.
(d) Employee Stock Ownership Plan. Payment of Merger Consideration with respect to shares of Company Common Stock held under the Company Employee Stock Ownership Plan (the “ESOP”) shall be made to the Trustee in accordance with Section 3.02(b). The terms of the ESOP shall govern the rights of participants and beneficiaries, including with respect to allocations, vesting, and distribution.
(e) All amounts payable pursuant to this Section 3.07 shall be subject to any required withholding Taxes or proof of eligibility for exemption therefrom, in accordance with Section 3.03.
(f) Effective at the Effective Time, the Company Stock Plan and all awards thereunder shall terminate, and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest with respect to the capital stock or other equity interests of the Company or any Company Subsidiary shall be cancelled, without any liability on the part of the Company or any Company Subsidiary (except as otherwise expressly provided in this Agreement).
(g) From and after the Effective Time, no person shall have any right under the Company Stock Plan or under any other plan, program, agreement or arrangement with respect to equity interests of the Company or any Company Subsidiary (except as otherwise expressly provided in this Agreement).
(h) Not later than immediately prior to the Effective Time, the Company’s Board of Directors or any committee thereof administering the Company Stock Plan shall adopt all resolutions necessary to provide for the foregoing, and the Company shall take any other action necessary to effect the foregoing. The Company shall cooperate with Parent, and keep Parent fully informed, with respect to all resolutions, actions and consents that the Company intends to adopt, take and obtain in connection with the matters described in this Section 3.07. Without limiting the foregoing, the Company shall provide Parent with a reasonable opportunity to review and comment on all such resolutions and consents and shall not undertake any obligation in connection with any such resolution, action or consent without the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned.

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ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
As an inducement to Parent and Merger Sub to enter into this Agreement, the Company hereby represents and warrants to Parent and Merger Sub that, except as set forth in (i) the Company SEC Documents (excluding any risk factor disclosure contained therein under the heading “Risk Factors,” any disclosure of risks included in any “forward looking statements” disclaimer or any other statements that are non-specific, predictive or forward looking in nature) or (ii) the items set forth in the Disclosure Schedule (the “Disclosure Schedule”) delivered by the Company to Parent concurrently with the execution and delivery of this Agreement (it being acknowledged and agreed by Parent and Merger Sub that any matter set forth in any section or subsection of the Disclosure Schedule will be deemed to be disclosed with respect to all representations or warranties by the Company to which it is readily apparent from the face of the disclosure that the matters so disclosed are applicable to such other section or subsection of the Disclosure Schedule, but will expressly not be deemed to constitute an admission by the Company or any Company Subsidiary, or otherwise to imply, that any such matter rises to the level of a Material Adverse Effect or is otherwise material for purposes of this Agreement or the Disclosure Schedule):
SECTION 4.01 Organization and Qualification; Company Subsidiaries.
(a) Each of the Company and each subsidiary of the Company (each, a “Company Subsidiary”) is a legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power or authority would not have a Material Adverse Effect. The Company and each Company Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not have a Material Adverse Effect.
(b) A true and complete list of all Company Subsidiaries, together with the form of legal entity and the jurisdiction of incorporation or organization of each Company Subsidiary, the percentage of the outstanding capital stock or other equity interest of each Company Subsidiary owned by the Company and each other Company Subsidiary, and the names of the directors and executive officers of each Company Subsidiary, is set forth in Section 4.01(b) of the Disclosure Schedule. Except for the Company Subsidiaries and investment assets held by the Company or any Company Subsidiary, the Company does not directly or indirectly own any equity interest in, or any interest convertible into or exchangeable or exercisable for any equity interest in, any person.

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SECTION 4.02 Articles of Incorporation and By-laws; Minute Books and Stock Ledgers. The Articles of Incorporation of the Company and the By-laws of the Company as most recently filed by the Company with the SEC are true and correct copies and are in full force and effect. The Company is not in violation of any of the provisions of its Articles of Incorporation or its By-laws. The Company has made available to Parent complete and correct copies of the Constituent Documents of each Company Subsidiary. The Company has made available to Parent all of the minute books in its possession containing the records of the meetings of the shareholders, the Board of Directors and any committee of the Board of Directors of the Company and each of the Company Subsidiaries, other than the Special Committee of the Board of Directors formed in May 2011 for the purpose of reviewing strategic alternatives for the Company, since January 1, 2008. The minute books of the Company and the Company Subsidiaries reflect all of the material actions taken by each of their respective Boards of Directors (including each committee thereof) and shareholders from January 1, 2008 through the date of this Agreement. The Company has made available to Parent all of the stock ledgers of the Company Subsidiaries. The stock books and stock ledgers of the Company accurately and completely list and describe all issuances, transfers and cancellations of shares of capital stock of the Company. The stock books and stock ledgers of each Company Subsidiary accurately and completely list and describe all issuances, transfers and cancellations of shares of capital stock of such Company Subsidiary.
SECTION 4.03 Capitalization.
(a) The authorized capital stock of the Company consists of ten million (10,000,000) shares of Company Common Stock and one million (1,000,000) shares of preferred stock (“Company Preferred Stock”). As of the date of this Agreement, (i) 5,444,022 shares of Company Common Stock were issued and outstanding, all of which were validly issued and are fully paid and nonassessable (which includes 105,838 shares of Company Restricted Stock that will vest in accordance with Section 3.07(b) and 0 shares of Company Common Stock that will vest in accordance with Section 3.07(c)), (ii) 469,608 shares of Company Common Stock were held in the treasury of the Company, (iii) 0 shares of Company Common Stock were held by the Company Subsidiaries, (iv) 150,984 shares of Company Common Stock are reserved for future issuance under the Company Stock Plan (of which 150,984 were subject to outstanding Company Options), (v) 539,999 shares of Company Common Stock held under the ESOP (whether or not allocated to the accounts of participants and beneficiaries) and (vi) and 0 Company Restricted Stock Units were outstanding. As of the date of this Agreement, no shares of Company Preferred Stock are issued and outstanding. Except with respect to the ESOP and as set forth in this Section 4.03, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary. Except with respect to the ESOP, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of any Company Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other person. Except as set forth in Section 4.03(a) of the Disclosure Schedule or as otherwise contemplated hereunder, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any awards under the Company Stock Plan as a result of the Merger. All outstanding shares of Company Common Stock and all outstanding shares of capital stock of each Company Subsidiary have been issued and granted in compliance in all material respects with applicable Law.

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(b) (i) Each outstanding share of capital stock of each Company Subsidiary that is a corporation is duly authorized, validly issued, fully paid and nonassessable, and (ii) each outstanding equity interest of each Company Subsidiary that is a limited liability company has been validly issued and the owner thereof has been duly admitted as a member of such Company Subsidiary, and each such share or equity interest, as the case may be, is owned by the Company or another Company Subsidiary free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company’s or any Company Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever.
(c) As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of the Company entitling the holder of such instrument the right to vote (or that is convertible into or exercisable for securities having the right to vote) on any matters on which shareholders of the Company may vote are issued or outstanding.
(d) Except with respect to the ESOP, neither the Company nor any Company Subsidiary is party to an agreement (i) restricting the transfer of, (ii) relating to the voting of or (iii) requiring the registration under any securities Law for sale of, any shares of Company Common Stock, any shares of Company Preferred Stock or any other capital stock of, or other equity interests in, the Company or any Company Subsidiary.
(e) Section 4.03(e) of the Disclosure Schedule sets forth the following information with respect to each Company Option, Company Restricted Stock and Company Restricted Stock Unit outstanding as of the date of this Agreement: (i) the plan pursuant to which such Company Option, Company Restricted Stock or Company Restricted Stock Unit was granted; (ii) the name of the holder of such Company Option, Company Restricted Stock or Company Restricted Stock Unit; (iii) the number of shares of Company Common Stock subject to such Company Option, the number of shares of Company Restricted Stock or the number of Company Restricted Stock Units; (iv) the exercise price of such Company Stock Option; (v) the date on which such Company Option, Company Restricted Stock or Company Restricted Stock Unit was granted; (vi) the extent to which such Company Option, Company Restricted Stock or Company Restricted Stock Unit is vested and/or exercisable as of the date of this Agreement and the times and extent to which such Company Option, Company Restricted Stock or Company Restricted Stock Unit is scheduled to become vested and/or exercisable after the date of this Agreement; and (vii) the date on which such Company Option, Company Restricted Stock or Company Restricted Stock Unit expires.

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SECTION 4.04 Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Shareholder Approval, to perform its obligations hereunder and to consummate the Merger. On or prior to the date of this Agreement, the Board of Directors of the Company has unanimously (a) duly authorized the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger, (b) resolved to recommend the approval and adoption of this Agreement by the Company’s shareholders, (c) directed that this Agreement be submitted to the Company’s shareholders for approval and adoption, and (d) approved the filing of the Proxy Statement with the SEC. The Company has the corporate power and authority to enter into this Agreement and, subject to the receipt of approval of this Agreement by the Company’s shareholders and the required approval of any Governmental Body, to carry out its obligations hereunder. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger (other than, with respect to the Merger, the Shareholder Approval and the filing and recordation of appropriate merger documents as required by the PBCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable Law affecting creditors’ rights generally, by general equitable principles and by the discretion of any Governmental Authority before which any proceeding seeking enforcement may be brought (the “Enforceability Exceptions”).
SECTION 4.05 No Conflict; Required Filings and Consents.
(a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, and the consummation of the Merger by the Company will not, (i) conflict with or violate the Articles of Incorporation of the Company, the By-laws of the Company or any equivalent organizational documents of any Company Subsidiary (the “Constituent Documents”), (ii) assuming that all consents, approvals and other authorizations described in Section 4.05(b) have been obtained and that all filings and other actions described in Section 4.05(b) have been made or taken, conflict with or violate any federal, state, provincial, municipal or local statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or subject, (iii) violate any provisions of the ESOP (or the trust thereunder) or any Law applicable to the ESOP, (iv) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or, except as set forth in Section 4.20(b) of the Disclosure Schedule, give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or a Company Subsidiary or any property or asset of the Company or any Company Subsidiary is bound or affected, (v) cause the suspension or revocation of any material Permit; or (vi) cause the Company or any Company Subsidiary to take any action or create an obligation for the Company or any Company Subsidiary to take any action that, if taken following the entry by the Company into this Agreement, would have required the consent of Parent pursuant to Section 6.01; except, with respect to clauses (ii) and (iv), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, constitute a Material Adverse Effect.

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(b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state, provincial, municipal or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal or judicial or arbitral body (a “Governmental Authority”), except for (i) applicable requirements of the Exchange Act, (ii) the pre-merger notification requirements of the HSR Act, (iii) the filing and recordation of appropriate merger documents as required by the PBCL and (iv) any consent, approval, authorization, Permit, filing or notification listed in Section 4.05(b) of the Disclosure Schedule.
(c) No consent or approval of any other party (other than the shareholders of the Company or any Governmental Authority as specifically described in Section 4.05(b)) is required to be obtained by the Company for the execution, delivery or performance of this Agreement by the Company or the performance by the Company of this Agreement, except where the failure to obtain any such consent or approval would not prevent or delay the consummation of the Merger, or otherwise prevent the Company from performing its obligations under this Agreement, or, individually or in the aggregate, have a Material Adverse Effect.
SECTION 4.06 Permits; Compliance.
(a) Since January 1, 2008, (i) the business and operations of the Company and the Company Subsidiaries have been conducted in compliance with all applicable Laws (including Insurance Laws) and (ii) the Company has complied with the applicable listing and corporate governance rules and regulations of the NASDAQ Global Market except, in each case, where the failure to so conduct such business and operations or comply with such rules and regulations would not, individually or in the aggregate, have a Material Adverse Effect.
(b) Each of the Company and the Company Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for it to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Permits”). The Company and the Company Subsidiaries have complied in all material respects with, and are not in default in any material respect under any, and have maintained and conducted their respective businesses in all material respects in compliance with, such Permits. Each Permit is in full force and effect in accordance with its terms, and there is no proceeding or, to the knowledge of the Company, investigation to which the Company or any Company Subsidiary is subject before a Governmental Authority that is pending or threatened in writing that would be expected to result in the revocation, failure to renew or suspension of, or placement of a restriction on, any such Permit, except where the failure to be in full force and effect in accordance with their terms, revocation, failure to renew, suspension or restriction would not, individually or in the aggregate, have a Material Adverse Effect.
(c) Neither the Company nor any Company Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law (including any Insurance Law) applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, Permit or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any property or asset of the Company or any Company Subsidiary is bound, except, in either case, for any such conflicts, defaults, breaches or violations that, individually or in the aggregate, would not constitute a Material Adverse Effect.

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(d) There is no proceeding to which the Company or any Company Subsidiary is subject before any Governmental Authority pending or threatened in writing regarding whether the Company or any Company Subsidiary has violated any Law, nor any investigation by any Governmental Authority pending or threatened in writing with respect to possible violations of any applicable Laws, which, if determined or resolved adversely against the Company or any Company Subsidiary, would, individually or in the aggregate, reasonably be expected to be material to the Company or any one or more of the Company Subsidiaries, or would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement. Since January 1, 2008, the Company and each Company Subsidiary has each timely filed all material reports, registrations, statements and certifications, together with any amendments required to be made with respect thereto, required to be filed by it with any applicable Insurance Regulator, or such failure to file has been remedied.
(e) Neither Company nor any Company Subsidiary is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been a recipient of any supervisory letter from, or has adopted any board resolutions at the request of, any Governmental Authority that: (i) limits the ability of Company or any Company Subsidiary to conduct any line of business; (ii) requires any investments of any Company Insurance Subsidiary to be treated as non-admitted assets; (iii) requires divestiture of any investments of Company or any Company Subsidiary; (iv) in any manner imposes any requirements on Company or any Company Subsidiary in respect of risk-based capital requirements that add to or otherwise modify the risk-based capital requirements imposed under Law, (v) in any manner relate to the ability of Company or any Company Subsidiary to pay or declare dividends or distributions; or (vi) otherwise restricts the conduct of the business, underwriting policies or management of Company or any Company Subsidiary (each, whether or not set forth in the Company Disclosure Schedule, a “Company Regulatory Agreement”), nor has Company or any Company Subsidiary been advised in writing by any Governmental Authority that it is considering issuing or requesting any such Company Regulatory Agreement.
SECTION 4.07 SEC Filings; Financial Statements; Reserves.
(a) The Company has filed all forms, reports, schedules, statements, and documents required to be filed by it with, or furnished by it to, the SEC since September 4, 2009 (the “Company SEC Reports”). The Company SEC Reports (including any financial statements, supplements or schedules included therein) (i) were prepared in accordance, in all material respects, with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder and (ii) did not, at the time they were filed or furnished, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Company Subsidiary is required to file any form, report or other document with the SEC. The Company has not received any inquiries or interrogatories, whether in writing or otherwise, from the SEC, Financial Industry Regulatory Authority (“FINRA”) or any other Governmental Authority, or, to the knowledge of the Company, been the subject of any investigation, audit, review or hearing by or in front of such persons, in each case with respect to any of the Company SEC Reports or any of the information contained therein that have not been fully resolved.

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(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports (the “Company Financial Statements”) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which are not, in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole). The books and records of the Company and each of the Company Subsidiaries (i) are and have been properly prepared and maintained in form and substance adequate for preparing audited consolidated financial statements, in accordance with GAAP consistently applied and any other accounting requirements and applicable Law, in each case, applicable to the Company or such Company Subsidiary, (ii) reflect only actual transactions, and (iii) fairly reflect all assets and liabilities of the Company and each of the Company Subsidiaries and all contracts and other transactions to which the Company or any of the Company Subsidiaries is or was a party or by which the Company or any of the Company Subsidiaries or any of their respective businesses or assets is or was affected.
(c) Except as and to the extent set forth on the consolidated balance sheet of the Company and its consolidated subsidiaries as of June 30, 2011, including the notes thereto (the “June 2011 Balance Sheet”), neither the Company nor any Company Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent, determined, determinable or otherwise), whether or not required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except for liabilities and obligations (i) incurred in the ordinary course of business consistent with past practice since June 30, 2011 or (ii) disclosed in Section 4.07(c) of the Disclosure Schedule.
(d) The Company has resolved all comments contained in comment letters received by the Company from the SEC or the staff thereof prior to the date of this Agreement.
(e) The Company maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act designed to ensure that all material information concerning the Company and the Company Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company’s SEC filings and such controls are effective.

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(f) The Company maintains a standard system of accounting established and administered in accordance with GAAP. The Company and the Company Subsidiaries maintain a system of internal control over financial reporting sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) information is recorded, processed, summarized and reported as necessary, to permit preparation of financial statements in conformity with GAAP and timely filing of Company SEC Reports and to maintain asset accountability, and accumulated and communicated to Company management, as appropriate, to allow timely decisions regarding required disclosure; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Management of the Company has fully disclosed to the Company’s auditors and the audit committee of the Company Board, and has made available to Parent true and complete copies of any such disclosure regarding, (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, in each case that are within the knowledge of the Company.
(g) The Company is in compliance in all material respects with (i) the provisions of the Sarbanes-Oxley Act of 2002, as amended (“SOX”), and (ii) the rules and regulations of NASDAQ Global Market, in each case, that are applicable to the Company.
(h) Neither the Company nor any Company Subsidiary, nor, to the knowledge of the Company, any director, officer, agent, employee or Affiliate of the Company or any Company Subsidiary is aware of any action, or any allegation made by any Governmental Entity of any action, or has taken any action, directly or indirectly, (i) that would constitute a violation by such Persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, or (ii) that would constitute an offer to pay, a promise to pay or a payment of money or anything else of value, or an authorization of such offer, promise or payment, directly or indirectly, to any employee, agent or representative of another company or entity in the course of their business dealings with the Company or any Company Subsidiary, in order to unlawfully induce such person to act against the interest of his or her employer or principal. There is no current, pending, or, to the knowledge of the Company, threatened charges, proceedings, investigations, audits, or complaints against the Company or any Company Subsidiary or, to the knowledge of the Company, any director, officer, agent, employee or Affiliate of the Company with respect to the FCPA or any other anti-corruption Law or regulation.

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(i) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company SEC Reports.
(j) Since January 1, 2008, (i) neither the Company nor any of the Company Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant, consultant, attorney, agent, advisor or representative of the Company or any of the Company Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting, reserving or auditing practices, procedures, methodologies or methods of the Company or any of the Company Subsidiaries or their respective internal controls, including any material complaint, allegation, assertion or claim that the Company or any of the Company Subsidiaries has engaged in illegal accounting or auditing practices, and (ii) no director, officer, employee, auditor, accountant, consultant, attorney, agent, advisor or representative of the Company or any of the Company Subsidiaries, whether or not employed by the Company or any of the Company Subsidiaries, has reported evidence of a material violation of applicable Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof.
(k) Each Company Insurance Subsidiary has assets that qualify as admitted assets under the Insurance Laws in an amount at least equal to the sum of all its reserves and liability amounts and its minimum statutory capital and surplus as required by such Insurance Laws. The Company Financial Statements, as of the date thereof, set forth all of the reserves of such Company Insurance Subsidiary as of such date (collectively, the “Company GAAP Reserves”). The Company GAAP Reserves (i) were determined in accordance with GAAP consistently applied, (ii) were computed on the basis of methodologies consistent in all material respects with those used in prior periods, (iii) were fairly stated in all material respects in accordance with sound actuarial principles, (iv) were established in accordance with prudent insurance practices generally followed in the insurance industry, and (v) satisfied the requirements of all applicable Laws in all material respects.
SECTION 4.08 Company SAP Statements.
(a) Each of the Company Insurance Subsidiaries has filed or submitted all Company SAP Statements required to be filed with or submitted to the insurance departments of their respective jurisdictions of domicile on forms prescribed or permitted by such department. Prior to the date of this Agreement, the Company has provided to Parent a complete and correct copy of the following statutory statements, in each case together with the exhibits, schedules and notes thereto (collectively, the “Company SAP Statements”): (i) the annual statement of each Company Insurance Subsidiary as of and for the annual periods ended December 31, 2010, in each case as filed with the Insurance Regulator of the jurisdiction of domicile of such Company Insurance Subsidiary, and (ii) the quarterly statements of each Company Insurance Subsidiary as of and for the quarterly periods ended March 31, 2011 and

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June 30, 2011, in each case, as filed with the Insurance Regulator of the jurisdiction of domicile of such Company Insurance Subsidiary. The Company SAP Statements (A) have been derived from and are in accordance with the books and records of the applicable Company Insurance Subsidiary, (B) have been prepared in accordance with all applicable Laws (including Insurance Laws) and the statutory accounting practices prescribed or permitted by the Insurance Regulator of the jurisdiction in which the applicable Company Insurance Subsidiary is domiciled (“SAP”), and (C) fairly present, in all material respects, in accordance with SAP, the statutory financial position, results of operations, assets, liabilities, capital and surplus, changes in statutory surplus and cash flows of the Company Insurance Subsidiaries as at the respective dates of, and for the periods referred to therein. No material deficiency has been asserted by any Insurance Regulator with respect to any of the Company SAP Statements that remains unresolved prior to the date hereof. Section 4.08 of the Disclosure Schedule sets forth a true and complete list of all accounting practices used by one or more of the Company Insurance Subsidiaries in connection with the Company SAP Statements that depart from the National Association of Insurance Commissioners’ Accounting Practices and Procedures Manual and all such departures have been approved in writing by the applicable Insurance Regulator, in accordance with applicable Law.
(b) The Company SAP Statements, as of the date thereof, set forth all of the reserves of each Company Insurance Subsidiary as of such date (collectively, the “Company SAP Reserves”). The Company SAP Reserves (i) were determined in accordance with SAP consistently applied, (ii) were computed on the basis of methodologies consistent in all material respects with those used in prior periods, (iii) were fairly stated in all material respects in accordance with sound actuarial principles, (iv) were established in accordance with prudent insurance practices generally followed in the insurance industry, and (v) satisfied the requirements of all applicable Laws in all material respects.
SECTION 4.09 Absence of Certain Changes or Events. Since December 31, 2010, except as disclosed in Section 4.09 of the Disclosure Schedule, (a) the Company and the Company Subsidiaries have conducted their businesses in all material respects in the ordinary course of business and in a manner consistent with past practice, (b) there has not been any action taken or committed to be taken by the Company or any Company Subsidiary which, if taken following entry by the Company into this Agreement, would have required the consent of Parent pursuant to Section 6.01 and (c) no event or events or development or developments have occurred that have had or would reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.
SECTION 4.10 Absence of Litigation. Since January 1, 2008, there has been no litigation, suit, claim, action, complaint, demand, summons, cease and desist letter, subpoena, injunction, notice of violation, investigation or other proceeding (“Action”) pending or, to the knowledge of the Company, taken or threatened to be taken against the Company, any Company Subsidiary, any property or asset of the Company or any Company Subsidiary, or any present officer, director or employee of the Company or any Company Subsidiary before any Governmental Authority, other than Actions involving claims and other benefits under or in connection with insurance policies issued by the Company Subsidiaries (other than extracontractual or bad faith claims), Actions for subrogation recoveries and Actions involving the collection of premiums, in each case in the ordinary course of business. Neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

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SECTION 4.11 Employee Benefit Plans.
(a) Section 4.11(a) of the Disclosure Schedule lists each employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, employee stock ownership, restricted stock, incentive, compensation, deferred compensation, retiree medical or life insurance, supplemental retirement, retention, vacation pay, cafeteria, unemployment compensation, severance and other benefit plans, programs or arrangements, and all employment, termination, change in control, “golden parachute,” restrictive covenant, severance and other contracts or agreements, that are maintained, contributed to or sponsored by the Company or any Company Subsidiary or with respect to which the Company or any Company Subsidiary has an obligation to contribute or otherwise has any liability or reasonable expectation of liability (collectively, the “Plans”).
(b) With respect to each Plan, the Company has made available to Parent a true and complete copy of each of the following documents, if applicable: (i) all of the documents pursuant to which such Plan is maintained, administered and funded, including (without limitation) the plan documents and amendments thereto, all trust agreements and other funding arrangements, custodial agreements, insurance contracts, administration and service contracts, investment management agreements, investment advisor agreements, subscription and participation agreements, recordkeeping agreements, summary plan descriptions and summaries of material modifications, (ii) the three most recently filed Internal Revenue Service (“IRS”) Forms 5500 with all applicable attachments and schedules thereto, except as set forth in Section 4.11(b) of the Disclosure Schedule, (iii) the most recently received IRS determination letter or favorable opinion letter and all other material correspondence with Governmental Authorities, (iv) results of all nondiscrimination, top-heavy, and other compliance testing for the three most recently ended plan years, (v) the three most recent actuarial reports, (vi) a current schedule of the Plan’s assets (and the fair market value thereof assuming liquidation of any asset that is not readily tradeable) held with respect to any Plan that is funded, (vii) all employee elections under Section 83(b) of the Code, (viii) all participant election forms under each Plan that is a nonqualified deferred compensation plan, (ix) all ESOP loan documentation, and (x) the three most recently prepared financial statements and the accountant’s opinions of such financial statements in connection with each such Plan. There are no perquisites provided (or committed to be provided) to executive-level employees other than the perquisites described in the employment agreements set forth (or required to be set forth) in Section 4.11(a) of the Disclosure Schedule.

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(c) None of the Company, the Company Subsidiaries or any ERISA Affiliate (including any entity that during the past six years was a subsidiary of the Company or any Company Subsidiary) has now or at any time in the prior six years, contributed to, had an obligation to contribute to, sponsored or maintained a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”), a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any Company Subsidiary could incur liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”), or a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA). Except as set forth in Section 4.11(c) of the Disclosure Schedule, none of the Plans provides for or promises retiree medical, retiree disability, retiree life insurance or other retiree welfare benefits to any current or former employee, officer or director of the Company or any Company Subsidiary (other than as required by Section 4980B of the Code or applicable state continuation coverage Law).
(d) Except as set forth in Section 4.11(d) of the Disclosure Schedule, each Plan has been operated in accordance with its terms and in material compliance with the requirements of all applicable Laws including ERISA and the Code. No Action or audit is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course).
(e) Each Plan that is an employee pension benefit plan (within the meaning of Section 3(2) of ERISA) is the subject of a favorable determination letter or favorable opinion letter issued by the IRS with respect to the qualified status of such Plan under Section 401(a) of the Code and the tax-exempt status of any trust that forms a part of such Plan under Section 501(a) of the Code (or, in the case of the ESOP, the Company has timely submitted a request for the initial favorable determination letter); all amendments to any such Plan for which the remedial amendment period (within the meaning of Section 401(b) of the Code and applicable regulations) has expired are covered by a favorable IRS determination letter; and no event has occurred that will or could give rise to disqualification of any such Plan under such sections or to a tax under Section 511 of the Code.
(f) With respect to each Plan that is subject to Title IV of ERISA, (i) there has been no reportable event (as described in Section 4043 of ERISA); (ii) no steps have been taken to terminate such Plan; (iii) there has been no withdrawal (within the meaning of Section 4063 of ERISA) of a “substantial employer” (as defined in Section 4001(a)(2) of ERISA); (iv) no event or condition has occurred which might constitute grounds under Section 4042 of ERISA for the termination of or the appointment of a trustee to administer any such Plan; (v) no event or condition has occurred which would give rise to liabilities under Section 4062(e) of ERISA; (vi) the minimum funding standards of Section 412 of the Code have been satisfied, no waiver of the minimum funding standards have been granted and none of the Company, any Company Subsidiary, or any of their ERISA Affiliates has requested a funding waiver; (vii) no event has occurred with respect to any such Plan which has resulted or could reasonably be expected to result a lien being imposed on the assets of the Company, any Company Subsidiary or any of their ERISA Affiliates; and (viii) except as set forth in Section 4.11(f) of the Disclosure Schedule, if each such Plan were terminated immediately after the Closing Date, there would be no unfunded liabilities with respect to any such Plan, its participants or beneficiaries or the Pension Benefit Guaranty Corporation (the “PBGC”).

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(g) All contributions, premiums or payments required to be made with respect to any Plan have been made or properly accrued on or before their due dates.
(h) Except as set forth in Section 4.11(h) of the Disclosure Schedule, each Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A of the Code) that is subject to the requirements of Section 409A of the Code and all applicable IRS guidance promulgated thereunder (collectively, “Section 409A”) (i) was operated in good faith compliance with Section 409A between January 1, 2005 and December 31, 2008 and (ii) has complied in form and operation with the requirements of Section 409A since January 1, 2009. With respect to any person receiving benefits under or pursuant to a Plan that is a nonqualified deferred compensation plan, Section 4.11(h) of the Disclosure Schedule sets forth the payment schedule and respective payment amounts.
(i) None of the assets of any Plan are invested in employer real property or, except for the ESOP, are invested in employer securities.
(j) None of the Company, any Company Subsidiary, or any of their ERISA Affiliates is a nonqualified entity within the meaning of Section 457A of the Code.
(k) Each Plan that constitutes a “group health plan” (as defined in Section 607(i) of ERISA or Section 4980B(g)(2) of the Code), including any plans of current and former affiliates that must be taken into account under Sections 4980B and 414(t) of the Code or Sections 601-608 of ERISA, have been operated in compliance with applicable Law, including the continuation coverage requirements of Section 4980B of the Code and Section 601 of ERISA, the portability and nondiscrimination requirements of Sections 9801 and 9802 of the Code, and the requirements of Parts 6 and 7 of Subtitle B of Title I of ERISA, to the extent such requirements are applicable.
(l) There have been no “prohibited transactions” (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan and none of the Company, any Company Subsidiary or any of their ERISA Affiliates has engaged in any prohibited transaction.
(m) There have been no acts or omissions by the Company, any Company Subsidiary, or any of their ERISA Affiliates which have given rise to or may give rise to interest, fines, penalties, taxes or related charges under any applicable Law, including ERISA and the Code.
(n) Except as set forth in Section 4.11(n) of the Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (i) entitle any employee of the Company or any Company Subsidiary to severance pay or any increase in severance pay upon termination of employment after the date hereof; or (ii) accelerate the time of vesting or the time of payment, or result in any payment or funding (through a grantor trust or otherwise), or increase the amount, of compensation or benefits due to any current or former director, officer or employee of the Company, any Company Subsidiary, or any of their ERISA Affiliates. None of the payments contemplated by the Plans would, in the aggregate, constitute excess parachute payments (as defined in Section 280G of the Code (without regard to subsection (b)(4) thereof)) or would exceed the amount deductible pursuant to Section 162(m) of the Code. Section 4.11(n) of the Disclosure Schedule, as of the date of this Agreement, sets forth a good faith estimate of all parachute payments (including excess parachute payments) anticipated by the Company to be paid in connection with transactions contemplated by this Agreement prepared in accordance with the principles and methodologies set forth in Treasury Regulation Section 1.280G-1 and other applicable guidance.

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(o) There has been no act or omission that would impair the ability of the Company or any Company Subsidiary (or any successor thereto or the Surviving Corporation) to unilaterally amend or terminate any Plan.
(p) ESOP.
(i) The ESOP has been operated and administered at all times in compliance in all material respects with its terms and with the provisions of applicable Law, including applicable provisions of ERISA and the Code. Since its inception, the ESOP is intended to be qualified under Section 401(a) of the Code and is intended to be exempt from tax under Section 501(a) of the Code, and the ESOP has intended to be qualified as a valid “employee stock ownership plan” (within the meaning of Sections 409 and 4975(e)(7) of the Code) and there has been no act or omission that would reasonably be expected to adversely affect the tax-qualified status of the ESOP, the tax-exempt status of the trust under the ESOP or the validity of the ESOP as an employee stock ownership plan (within the meaning of Sections 409 and 4975(e)(7) of the Code).
(ii) Except as set forth in Section 4.11(p)(ii) of the Disclosure Schedule, (a) there are no loans or other extensions of credit between the ESOP and any other person; (b) there are no shares of Company Common Stock held in the ESOP that have not been allocated to the accounts of participants or beneficiaries of the ESOP; and (c) all contributions to the ESOP due with respect to periods ending on or prior to the Closing have been timely made and all such contributions that are not yet due shall have been made prior to the Closing. Each ESOP loan that is set forth in the Disclosure Schedule satisfies the requirements of an exempt loan within the meaning of Section 4975(d)(3) and Treasury Regulation Section 54.4975-7(b).
(iii) As promptly as practicable following execution of this Agreement, the ESOP will be amended so that during the pendency of the transactions contemplated by this Agreement, and continuing through and subsequent to the Closing, should it occur, the Trustee shall be fully independent and empowered to act as a discretionary and independent Trustee with respect to the ESOP’s participation in the transactions contemplated by this Agreement.
(iv) (A) The ESOP’s conversion of shares pursuant to this Agreement into the right to receive, and the ESOP’s receipt of, Merger Consideration (I) will not result in a violation of ERISA, the Code, or any other Law applicable to the ESOP, including, a violation of Section 406 or Section 407 of ERISA or Section 4975 of the Code, (II) will not result in a violation of any agreement to which the ESOP is a party or is otherwise bound, and (III) will not result in the imposition of any excise Tax on any person, including, any excise Tax under Section 4975 or Section 4978 of the Code, and (B) in accordance with the terms of the ESOP documents and applicable Law, voting rights with respect to allocated shares held by the ESOP are required to be passed through to participants in or beneficiaries of the ESOP with regard to approval of the Merger.

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(v) There is no Action or audit pending or, to the knowledge of the Company, threatened, concerning any matter with respect to the ESOP relevant as to whether any representation set forth in this Section 4.11(p) was, has or will at any time become inaccurate (other than in respect of (A) periodic timely requests to the Internal Revenue Service to issue a favorable determination letter to the effect that the ESOP is a tax-qualified plan under Section 401(a) of the Code and an employee stock ownership plan and that the trust under the ESOP continues to be a tax-exempt trust under Section 501(a) of the Code and (B) Annual Reports Form 5500 series), and no Trustee or other fiduciary of the ESOP has made any assertion with respect to the ESOP contrary to, or inconsistent with the accuracy of, any such representation.
SECTION 4.12 Labor and Employment Matters.
(a) Except as set forth in Section 4.12(a) of the Disclosure Schedule, (i) neither the Company nor any Company Subsidiary is a party to any collective bargaining, trade union or other labor union contract applicable to persons employed by the Company or any Company Subsidiary, and, to the knowledge of the Company, there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect the Company or any Company Subsidiary; (ii) there are no material controversies, strikes, slowdowns or work stoppages pending or, to the knowledge of the Company, threatened between the Company or any Company Subsidiary and any of their respective employees and neither the Company nor any Company Subsidiary has experienced any material controversy, strike, slowdown or work stoppage within the prior five years; (iii) there are no unfair labor practice complaints pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving employees of the Company or any Company Subsidiary; (iv) except as would not constitute a Material Adverse Effect, the Company and each Company Subsidiary are currently in compliance with all Laws relating to the employment of labor, including those related to wages and hours; (v) except as would not constitute a Material Adverse Effect, there is no charge of discrimination in employment or employment practices, for any reason, including age, gender, race, religion or other legally protected category, which is now pending before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company or any Company Subsidiary has employed or currently employs any person; and (vi) except as would not constitute a Material Adverse Effect, the Company has not misclassified any person as an independent contractor, temporary employee, leased employee or any other servant or agent compensated other than through reportable wages as an employee of the Company or the Company Subsidiaries (each a “Contingent Worker”) and no Contingent Worker has been improperly excluded from any Plan and the Company does not employ or engage any volunteer workers, paid or unpaid interns or any other unpaid workers.
(b) Section 4.12(b) of the Disclosure Schedule sets forth an accurate list showing, as of the date hereof, for each current employee of the Company or any Company Subsidiary the name, current annual salary rate, bonus for 2010, anticipated bonus for 2011, the date of first employment, a description of position or job function, and accrued and unused paid time off (including vacation and sick leave) entitlement. The Company has provided to Parent a true and complete copy of each employee handbook of the Company and each Company Subsidiary.

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SECTION 4.13 Real Property; Title to Assets.
(a) Section 4.13(a) of the Disclosure Schedule lists each parcel of real property currently owned by the Company or any Company Subsidiary. Each such parcel of real property (i) is owned free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind, including any easement, right of way or other encumbrance to title, or right of first refusal, right of first offer or similar right (collectively, “Liens”), other than (A) Liens for current Taxes and other governmental charges and assessments not yet payable or that are being contested in good faith or for which adequate reserves have been established in accordance with GAAP, (B) inchoate mechanics’ and materialmen’s Liens for construction in progress, (C) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or such Company Subsidiary consistent with past practice, (D) all matters of record, Liens and other imperfections of title and encumbrances that would not materially impair the continued use and utility of such property encumbered thereby, (E) zoning restrictions, survey exceptions, utility easements, rights of way and similar Liens imposed by any Governmental Authority, (F) interests of any lessee in any leased property, (G) transfer restrictions imposed by applicable securities Laws and (H) Liens that do not materially adversely affect the use and enjoyment of such real property (collectively, “Permitted Liens”), and (ii) is neither subject to any governmental decree or order to be sold nor being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed.
(b) There are no contractual or legal restrictions that preclude or restrict in any material respect the ability to use any real property owned or leased by the Company or any Company Subsidiary for the purposes for which it is currently being used. There are no material latent defects or material adverse physical conditions affecting the real property, and improvements thereon, owned or leased by the Company or any Company Subsidiary other than those that would not have a Material Adverse Effect.
(c) Each of the Company and the Company Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of any Liens (other than Permitted Liens). Each of the Company and the Company Subsidiaries are in material compliance with applicable Law with respect to the real properties owned or leased by it.
SECTION 4.14 Taxes.
(a) The Company and the Company Subsidiaries have filed all United States federal income and all material United States federal non-income, state, local Tax returns and reports required to be filed by them and have paid and discharged all Taxes required to be paid or discharged that are material in amount, other than such payments as are being contested in good faith by appropriate proceedings. All such Tax returns are true, accurate and complete in all material respects.

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(b) Neither the IRS nor any other taxing authority or agency is now asserting in writing or, to the knowledge of the Company, threatening to assert against the Company or any Company Subsidiary any material deficiency or claim for any Taxes or interest thereon or penalties in connection therewith.
(c) Neither the Company nor any Company Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax with respect to any Tax period that remains open to assessment.
(d) The accruals and reserves for Taxes reflected in the June 2011 Balance Sheet are adequate to cover all Taxes accruable through such date in accordance with GAAP. There are no material Tax liens upon any property or assets of the Company or any of the Company Subsidiaries except liens for current Taxes not yet due and payable.
(e) Neither the Company nor any of the Company Subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code for any open Tax year by reason of a voluntary change in accounting method initiated by the Company or any of the Company Subsidiaries, and the IRS has not initiated or proposed any such adjustment or change in accounting method, in either case which adjustment or change would have a Material Adverse Effect.
(f) Neither the Company nor any of the Company Subsidiaries has entered into a material transaction in any open Tax year that is being accounted for under the installment method of Section 453 of the Code.
(g) Neither the Company nor any of the Company Subsidiaries has any material intercompany items (as defined in Treas. Reg. Sec. 1.1502-13(b)(2)) or material deferred intercompany gain or loss arising under the provisions of the applicable consolidated return regulations in effect for transactions occurring in taxable years beginning before July 12, 1995, which intercompany items, gain or loss are attributable to a transfer or other disposition of stock of a Company Subsidiary that is treated as a corporation for federal income tax purposes, and none of the shares of stock of any Company Subsidiary had an excess loss account within the meaning Treas. Reg. Sec. 1.1502-19(a)(2) as of the close of the last Tax year or will have an excess loss account as of the Effective Time.
(h) Neither the Company nor any of the Company Subsidiaries has ever been a member of an affiliated, combined, consolidated or unitary Tax group other than the group for which the Company is the common parent and neither the Company nor any of the Company Subsidiaries has any material liability for Taxes of any other Person under Treasury regulation section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise, other than a Person that is a member of any affiliated, combined, consolidated or unitary Tax group for which the Company is the common parent.
(i) No closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to the Company or any of the Company Subsidiaries.

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(j) All material Taxes which the Company and each of the Company Subsidiaries is required by law to withhold or collect, including any amounts required to be withheld for Taxes of Employees, have been duly and timely withheld or collected and, to the extent required, have been paid over to the proper Governmental Authority, other than any Taxes properly reserved for on the June 2011 Balance Sheet.
(k) Neither the Company nor any of the Company Subsidiaries is a party to any Tax allocation or other agreements pursuant to which it will have an obligation to make any payments after the Closing Date.
(l) Neither the Company nor any of the Company Subsidiaries has engaged in any transaction that gives rise to (i) a registration obligation with respect to any person under Section 6111 of the Code; (ii) a list maintenance obligation with respect to any person under Section 6112 of the Code; (iii) a disclosure obligation as a “reportable transaction” under Section 6011 of the Code; or (iv) or engaged in any transaction that did not have “economic substance” within the meaning of Section 7701(o) of the Code.
(m) Neither the Company nor any of the Company Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code within the last two (2) years.
(n) Neither the Company nor any of the Company Subsidiaries has received written notice from any taxing authority that the Company or any of the Company Subsidiaries is subject to any material Tax in a jurisdiction other than a Tax jurisdiction where a Tax Return is currently filed.
SECTION 4.15 Environmental Matters.
(a) Except for those matters that, individually or in the aggregate would not have a Material Adverse Effect, (i) each of the Company and each Company Subsidiary is, and has been, in compliance with all applicable Environmental Laws, (ii) there is no investigation, suit, claim, action or proceeding relating to or arising under Environmental Laws that is pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary or any real property currently or, to the knowledge of the Company, owned, operated or leased by the Company or any Company Subsidiary, (iii) other than as provided for in insurance and reinsurance contracts issued in the ordinary course of the Company’s business, neither the Company nor any Company Subsidiary has received any notice of or entered into any obligation, liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws and (iv) to the knowledge of the Company, no facts, circumstances or conditions exist with respect to the Company or any Company Subsidiary including at any property currently or formerly owned, operated or leased by the Company or any Company Subsidiary that could reasonably be expected to result in the Company and/or any Company Subsidiary incurring liabilities under Environmental Laws.

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(b) For purposes of this Agreement:
(i) “Environmental Laws” means all Laws relating to the environment, preservation or reclamation of natural resources, the presence, management or release of, or exposure to, Hazardous Materials, or to human health and safety.
(ii) “Hazardous Materials” means any material, substance of waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” a “pollutant,” a “contaminant,” “radioactive” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation, chlorofluorocarbons and all other ozone-depleting substances.
SECTION 4.16 No Rights Plan. The Company does not have in place any shareholders’ rights plan.
SECTION 4.17 Material Contracts.
(a) Section 4.17(a) of the Disclosure Schedule lists the following types of contracts and agreements to which the Company or any Company Subsidiary is a party as of the date hereof (such contracts and agreements as are required to be set forth in Section 4.17(a) of the Disclosure Schedule being the “Material Contracts”): (i) each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and the Company Subsidiaries; (ii) all contracts and agreements that contain obligations in excess of $50,000 or are otherwise material to the current business, assets, liabilities, financial condition or results of operations of the Company or any Company Subsidiary; (iii) all contracts and agreements evidencing indebtedness for borrowed money in excess of $50,000; (iv) all joint venture, partnership, strategic alliance and business acquisition or divestiture agreements; (v) all contracts and agreements relating to issuances of securities of the Company or any Company Subsidiary; (vi) all contracts and agreements with any Governmental Authority to which the Company or any Company Subsidiary is a party and that are material to the business and operations of the Company and the Company Subsidiaries, taken as a whole; (vii) all contracts and agreements that limit, or purport to limit the ability of the Company or any of its affiliates (including Parent or any of its affiliates following the merger) to compete in any line of business or with any person or entity or in any geographic area or during any period of time or to acquire the securities of any other person; (viii) all contracts and agreements that obligate the Company or any Company Subsidiary or will obligate Parent or any of its subsidiaries following the Merger, in each case, to extend most-favored nation pricing to any person, (ix) all contracts and agreements that impose exclusivity obligations on the Company or any Company Subsidiary or that will impose exclusivity obligations on Parent or any of its subsidiaries following the Merger, in each case, with respect to customers or suppliers, (x) all contracts and agreements that impose obligations on the Company or any Company Subsidiary or will impose obligations on Parent or any of its subsidiaries following the Merger, in each case, with respect to non-solicitation provisions with respect to customers or suppliers; (xi) all contracts and agreements that relate to or contain provisions or covenants that obligate or upon the occurrence of a condition precedent will obligate the Company or any Company Subsidiary to guarantee indebtedness for borrowed money; (xii) all contracts and agreements that are a guaranty or contain provisions or covenants relating to indemnification or holding harmless by the Company or any Company Subsidiary; (xiii) all contracts and agreements that are employment (other than an employment “at will”), severance, retention, incentive or similar contracts applicable to any employee of the Company or any of the Company Subsidiaries, including contracts to employ executive officers and other contracts with officers or directors of the Company or any of the Company Subsidiaries, other than agent contracts with insurance agents; and (xiv) all other contracts and agreements (other than (A) insurance policies issued by any Company Subsidiary in the ordinary course of business, (B) reinsurance contracts (whether assumed or ceded) entered into by a Company Subsidiary in the ordinary course of business and (C) contracts between the Company or any Company Subsidiary, on one hand, and any agent, broker or producer, on the other hand, entered into in the ordinary course of business) the absence of such contract or agreement would constitute a Material Adverse Effect. With respect to each Material Contract, a complete and accurate copy of such contract has previously been made available to Parent.

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(b) Except as would not constitute a Material Adverse Effect, (i) each Material Contract is a valid and binding agreement, except to the extent it has previously expired in accordance with its terms, (ii) none of the Company or any Company Subsidiary has received any claim of default under or cancellation of any Material Contract and none of the Company or any Company Subsidiary is in breach or violation of, or default under, any Material Contract, (iii) to the Company’s knowledge, no other party is in breach or violation of, or default under, any Material Contract and (iv) neither the execution of this Agreement nor the consummation of the Merger shall constitute a default under, give rise to cancellation rights under, or otherwise adversely affect any of the material rights of the Company or any Company Subsidiary under any Material Contract.
SECTION 4.18 Technology and Intellectual Property.
(a) Section 4.18(a)(i) of the Disclosure Schedule contains a complete and accurate list of all Owned Intellectual Property. Section 4.18(a)(ii) of the Disclosure Schedule contains a complete and accurate list of all Material Licenses. All Owned Intellectual Property listed in Section 4.18(a)(i) of the Disclosure Schedule is solely and exclusively owned by the Company and the Company Subsidiaries, free and clear of all Liens (other than Permitted Liens). All necessary issuance, registration, maintenance, renewal and other relevant filing fees in connection with any of the Owned Intellectual Property listed or required to be listed on Section 4.18(a)(i) of the Disclosure Schedule have been timely paid, and all necessary documents, certificates and other relevant filings in connection with any such Owned Intellectual Property have been timely filed, with the relevant governmental entities and Internet domain name registrars in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining such Owned Intellectual Property and all issuances, registrations and applications therefor are in full force and effect. The Company Intellectual Property constitutes all Intellectual Property used in or necessary for the conduct of the business of the Company or any of the Company Subsidiaries.
(b) To the knowledge of the Company, all of the Company Intellectual Property, and all of the rights of the Company and the Company Subsidiaries in and to the Company Intellectual Property, are valid, subsisting and enforceable.

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(c) To the knowledge of the Company, no Company Intellectual Property is subject to any outstanding order, judgment or decree adversely affecting the Company’s or any of its Subsidiaries’ use thereof in the conduct of their respective businesses. Prior to the date hereof, there have been no written claims made or threatened in writing against the Company or any of the Company Subsidiaries asserting (i) the invalidity, misuse or unenforceability of any of the Company Intellectual Property, or (ii) that the operation of the business of the Company or any of the Company Subsidiaries infringes, violates, misappropriates or otherwise conflicts with any Intellectual Property or any other proprietary or privacy right of any third party. To the knowledge of the Company, none of the Company Intellectual Property, the development, manufacturing, licensing, marketing, importation, exportation, offer for sale, sale, use or other exploitation of any products or services in connection with the respective businesses of the Company and the Company Subsidiaries, or the respective business practices, methods or operations of the Company and the Company Subsidiaries, infringes, violates, misappropriates or otherwise conflicts with (or has infringed, violated, misappropriated or otherwise conflicted with) any Intellectual Property or other proprietary or privacy right of any person. To the knowledge of the Company, no person has infringed upon, misappropriated, diluted, violated or otherwise conflicted with or is currently infringing upon, misappropriating, diluting, violating or otherwise conflicting with any Company Intellectual Property owned by or exclusively licensed to the Company or any of the Company Subsidiaries. No written claims or unwritten claims have been made against any person by the Company or any of the Company Subsidiaries alleging that any person is infringing upon, misappropriating, diluting, violating or otherwise conflicting, or has infringed upon, misappropriated, diluted, violated or otherwise conflicted with, any Company Intellectual Property owned by or exclusively licensed to the Company or any of the Company Subsidiaries.
(d) To the knowledge of the Company, no material trade secret included in the Company Intellectual Property has been authorized to be disclosed or has been actually disclosed by the Company or any of the Company Subsidiaries to any third party other than pursuant to a written non-disclosure agreement restricting the disclosure and use thereof. No employee, consultant, independent contractor or any other third party has any right, title or interest, directly or indirectly, in any Owned Intellectual Property.
(e) Other than as set forth in Section 4.18(e)(i) of the Disclosure Schedule, none of the Company or any of the Company Subsidiaries is currently a party to or otherwise bound by any source code escrow agreement or any other agreement (or a party to or otherwise bound by any agreement obligating the Company or any of the Company Subsidiaries to enter into a source code escrow agreement or other agreement) requiring the deposit, delivery or disclosure of source code or related materials for any Software. Except as set forth in Section 4.18(e)(ii) of the Disclosure Schedule, (i) no Owned Intellectual Property that is Software contains or is used with any Open Source Software and (ii) the Company and the Company Subsidiaries are in compliance with all “open source” licenses (such as the GNU Public License or Mozilla Public License) governing Open Source Software that is used in the conduct of the businesses of the Company and the Company Subsidiaries.

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(f) Except with respect to commercially available “off the shelf” Software licensed to the Company or any of the Company Subsidiaries on standard “shrink wrap” terms for less than a one-time license fee of $25,000 or $50,000 in the aggregate or as otherwise set forth in Section 4.18(f) of the Disclosure Schedule, none of the Company or any of the Company Subsidiaries is required, obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise, or to provide any other consideration of any kind, to any owner or licensor of, or other claimant to, any Intellectual Property, or any other person, with respect to the use of such Intellectual Property or in connection with the conduct of the respective businesses of the Company and each of the Company Subsidiaries as currently conducted.
(g) All of the material computer systems that are used in the businesses of the Company or the Company Subsidiaries as currently conducted, including hardware, software, databases, firmware, telecommunications and related cabling, wiring and peripherals (collectively, the “Information Technology Systems”) are in good working order and have capacity and functions that are adequate for the conduct of the businesses of the Company and the Company Subsidiaries, as conducted as of the date hereof and anticipated to be conducted in the future. To the knowledge of the Company, for the three (3) years preceding the Closing Date, (i) no part of the Information Technology Systems is or has been infected by any virus or other extraneously induced malfunction that has caused a material loss of performance of the Information Technology Systems or the loss of any material data stored on the Information Technology Systems, (ii) no part of the Information Technology Systems has experienced any substantial and unscheduled outage or malfunction, (iii) there has been no breach, security incident or unauthorized access to or disclosure, use or loss of any Personal Data, whether on or through the Information Technology Systems or, to the knowledge of the Company, any third party service provider working on behalf of the Company or any of the Company Subsidiaries, that has required notification to any person or Governmental Authority pursuant to any applicable breach notification laws or Privacy Laws, or taking any other action as required by any Privacy Law. The Company and the Company Subsidiaries are in compliance with their own privacy and security policies and any Privacy Laws. As of the date of this Agreement, neither the Company nor any of the Company Subsidiaries is prohibited by any Privacy Law or their own privacy or security policies from providing Parent with, or transferring to Parent, all or any portion of the Personal Data collected, processed, stored, acquired and used in the conduct of the businesses of the Company or any of the Company Subsidiaries on or after the date hereof, in connection with the transactions and provision of services contemplated hereby. The Company and the Company Subsidiaries have implemented and followed reasonable security programs and policies containing technical and organizational measures to protect and safeguard Personal Data, including ongoing review and updating of all such plans and policies.
(h) The Company has implemented a reasonable and industry standard plan, in the event of a failure of the Information Technology Systems (whether due to natural disaster, power failure or otherwise), intended to reasonably minimize any disruption to the operations of the Company or any of the Company Subsidiaries in the event of such a failure.
(i) The Company and the Company Subsidiaries have taken reasonable measures to protect and preserve the confidentiality and value of trade secrets or other material confidential information and proprietary know-how, ideas and information used, held for use or necessary for any business of the Company and the Company Subsidiaries (“Company Confidential Information”). To the knowledge of the Company, the Company and the Company Subsidiaries have required all of their employees and contractors to comply with, and no current or former employee or contractor of any of the Company or the Company Subsidiaries has breached or violated, any Company or Company Subsidiary policy or agreements with respect to any Company Confidential Information.

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SECTION 4.19 Insurance. Copies of all material insurance policies maintained by the Company and the Company Subsidiaries as the insured and all policies covering directors and officers of the Company as of the date hereof have been provided to Parent or Merger Sub. Except as would not have a Material Adverse Effect, (a) all such policies are in full force and effect and (b) neither the Company nor any of the Company Subsidiaries is in breach or default, and, to the knowledge of the Company, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification under any policy. Except as set forth in Section 4.19 of the Disclosure Schedule, the consummation of the Merger will not cause the revocation, cancellation or termination of any insurance policy of the Company or the Company Subsidiaries.
SECTION 4.20 Insurance and Reinsurance Matters.
(a) The Company conducts all of its insurance operations that are required to be conducted through a licensed insurance company or insurance intermediary through the Company Subsidiaries set forth in Section 4.20(a)(i) of the Disclosure Schedule (collectively, the “Company Insurance Subsidiaries”). Each of the Company Insurance Subsidiaries is (i) duly licensed or authorized as an insurance company in its jurisdiction of incorporation, (ii) duly licensed, authorized or otherwise eligible to transact the business of insurance in each other jurisdiction where it is required to be so licensed, authorized or eligible and (iii) duly authorized or eligible in its jurisdiction of incorporation and each other applicable jurisdiction to write each line of business reported as being written in the Company SAP Statements, except in the case of clauses (i), (ii) and (iii) as would not have a Material Adverse Effect. Section 4.20(a)(ii) of the Disclosure Schedule lists for each Company Insurance Subsidiary (A) the name of such Company Insurance Subsidiary, (B) the state or jurisdiction of its incorporation or organization, (C) each jurisdiction in which it is licensed or authorized to carry on an insurance business, (D) the types of insurance and other products it is licensed to write in each jurisdiction in which it is licensed or authorized to carry on an insurance business, and (E) the record owner of its shares, other equity interests and any other securities convertible into equity interests. None of the Company Insurance Subsidiaries are “commercially domiciled” under the laws of any jurisdiction or is otherwise treated as domiciled in a jurisdiction other than its respective jurisdiction of incorporation or organization. Except as set forth in Section 4.20(a)(iii) of the Company Disclosure Schedule, each of the Company Subsidiaries that acts as an insurance broker, agent, managing general agent, producer or intermediary (“Company Insurance Intermediary”) is duly licensed in each jurisdiction in which it is required to be so licensed, except where the failure to be so licensed would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries. No Company Insurance Subsidiary is commercially domiciled in any jurisdiction. The Company Insurance Intermediaries are set forth in Section 4.20(a)(ii) of the Disclosure Schedule.

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(b) To the knowledge of the Company, as of the date hereof, all ceded reinsurance treaties or agreements, including retrocessional agreements, to which any Company Subsidiary (or, to the knowledge of the Company, any Pool Member, to the extent such treaty or agreement reinsures risks of an Insurance Pool) is a party or under which any Company Subsidiary (or, to the knowledge of the Company, any Pool Member, to the extent such treaty or agreement reinsures risks of an Insurance Pool) has any existing rights, obligations or liabilities (the “Company Reinsurance Agreements”) since January 1, 2008 are listed on Schedule 4.20(b) of the Disclosure Schedule. The Company has made available to Parent correct and complete copies of all of the Company Reinsurance Agreements entered into with an inception date of January 1, 2008 up to and including the date hereof, all such Company Reinsurance Agreements are in full force and effect in accordance with their terms, and the consummation of the Merger will not result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any unilateral right to commutation, result in a mandatory commutation or result in the loss of any benefit) under, any of the terms, conditions, or provisions of any Company Reinsurance Agreements. The Company has reasonably concluded that all reinsurance recoverable amounts reflected in the Company Financial Statements or Company SAP Statements, with respect to the Company Reinsurance Agreements, are collectible. Neither the Company nor any Company Subsidiary is in default as to any material provision thereof, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries. Since January 1, 2010, neither the Company nor any Company Subsidiary thereof has received any written notice to the effect that (i) the financial condition of any reinsurer party to any Company Reinsurance Agreement is materially impaired with the result that a default thereunder may reasonably be anticipated, (ii) there is a dispute with respect to any amounts recoverable by any Company Subsidiary pursuant to any Company Reinsurance Agreement or (iii) a reinsurer intends to cancel or commute any Company Reinsurance Agreement. Section 4.20(b)(x) of the Disclosure Schedule sets forth a list of each dispute or series of related disputes pending, or to the knowledge of the Company, threatened between the Company, any of the Company Subsidiaries (or, to the knowledge of the Company, any Pool Member, to the extent such dispute relates to risks of an Insurance Pool), on the one hand, and any reinsurer, on the other hand. Other than as set forth in Section 4.20(b)(x)(i) of the Disclosure Schedule, none of the Company Insurance Subsidiaries is a party to any reinsurance pools or fronting arrangements under which any obligations remain outstanding.
(c) With respect to any Company Reinsurance Agreement for which any Company Insurance Subsidiary has taken credit for reinsurance ceded on its Company SAP Statement, (i) there have been no separate written or oral agreements between any of the Company or Company Subsidiaries (or, to the knowledge of the Company, any Pool Member) and the assuming reinsurer, not referenced in such Company Reinsurance Agreement, that would, under any circumstances reduce, limit, mitigate or otherwise affect any actual or potential loss to the parties under any such Company Reinsurance Agreement, other than inuring contracts that are explicitly defined in any such Company Reinsurance Agreement, (ii) for each such Company Reinsurance Agreement entered into, renewed or amended on or after January 1, 2010, for which risk transfer is not reasonably considered to be self-evident, documentation concerning the economic intent of the transaction and the risk transfer analysis evidencing the proper accounting treatment, as required by Statement of Statutory Accounting Principles (“SSAP”) No. 62, is available for review by the domiciliary state insurance departments for each of the Company Insurance Subsidiaries, (iii) from and after January 1, 2008, each of the Company Insurance Subsidiaries complies and has complied in all material respects with all of the requirements set forth in SSAP No. 62 and (iv),) each of the Company Insurance Subsidiaries has and has had from and after January 1, 2008 appropriate controls in place to monitor the use of reinsurance and adhere to the provisions of SSAP No. 62. None of the Company Insurance Subsidiaries, nor to the knowledge of the Company, any counterparty to an insurance contract or Company Reinsurance Agreement with any Company Insurance Subsidiary, has accounted at any time for risks ceded or assumed as reinsurance under SAP and as a deposit under GAAP, or as reinsurance under GAAP and as a deposit under SAP.

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(d) Section 4.20(d) of the Disclosure Schedule lists each actuary, independent or otherwise, that has reviewed, on behalf of the Company or any Company Subsidiary, the reserves for losses and loss adjustment expenses of the Company or such Company Subsidiary and/or its premium rates for liability insurance in each of the years commencing after December 31, 2007 (collectively the “Company Actuaries” and separately a “Company Actuary”). Section 4.20(d) of the Disclosure Schedule lists each and every actuarial report, and all attachments, supplements, addenda and modifications thereto prepared for or on behalf of the Company or any Company Subsidiary by the Company Actuaries, or delivered by the Company Actuaries to the Company or any Company Subsidiary, since January 1, 2008, in which a Company Actuary has (i) either expressed an opinion on the adequacy of the Company GAAP Reserves or the Company SAP Reserves, or (ii) expressed an opinion as to the adequacy of such premiums or made a recommendation as to the premiums that should be charged by a Company Insurance Subsidiary (collectively, the “Company Actuarial Analyses”). The Company has made available to Parent a true and complete copy of each of the Company Actuarial Analyses since December 31, 2007. The information and data furnished by the Company and the Company Insurance Subsidiaries and their affiliates in connection with the preparation of the Company Actuarial Analyses, as well as the actuarial information provided to Parent, was complete and accurate in all material respects.
(e) Except for regular periodic assessments in the ordinary course of business or assessments based on developments that are publicly known within the insurance industry, as of the date hereof, no claim or assessment is pending or, to the knowledge of the Company, threatened in writing against any Company Insurance Subsidiary by any state insurance guaranty association in connection with such association’s fund relating to insolvent insurers, except for any such claims or assessments that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(f) Since January 1, 2008, to the knowledge of the Company, (i) , each insurance agent, third-party administrator, marketer, underwriter, wholesaler, broker, producer, reinsurance intermediary and distributor that wrote, sold, produced or managed insurance business for one or more of the Company Insurance Subsidiaries and/or any Insurance Pool (collectively, “Company Producers”), at the time such Company Producer wrote, sold, or produced such business, was duly licensed and appointed as required by applicable Law(for the type of business written, sold, produced or managed), in the particular jurisdiction in which such Company Producer wrote, sold or produced business and (ii) each of the agency agreements and appointments between the Company Producers, including as subagents under the Company’s affiliated insurance agency, and the Company and any of the Company Subsidiaries, is valid and binding and in full force and effect in accordance with its terms, except as would not, individually or in the aggregate, have a Material Adverse Effect. To the knowledge of the Company, as of the date hereof, no Company Producer has been since January 1, 2008, or is currently, in violation (or with or without notice or lapse of time or both, would be in violation) of any term or provision of any Law applicable to the writing, sale, production or administration of insurance or other business for the Company, any of the Company Subsidiaries or any Insurance Pool, except for such failures to be licensed or such violations which have been cured, which have been resolved or settled through agreements with the applicable Governmental Authority, or which are barred by an applicable statute of limitations. None of the Company Insurance Subsidiaries has received written notice of any material disputes with any current or former Company Producer concerning commissions except for such disputes that have been settled or otherwise resolved. Except as set forth in Section 4.20(f) of the Disclosure Schedule, to the knowledge of the Company, as of the date hereof, no Company Producer individually accounting directly or indirectly for 10% or more of the total gross premiums of all of the Company Subsidiaries for the year ended December 31, 2010, has notified the Company or any Company Subsidiary that such Company Producer will be unable in any material respect or unwilling to continue its relationship as a Company Producer with the Company or any of the Company Subsidiaries or any Insurance Pool within twelve months after the date hereof.

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(g) To the knowledge of the Company, Section 4.20(g) of the Disclosure Schedule sets forth, with respect to each Insurance Pool, a list complete and accurate in all material respects, of the participations of each Pool Member for each year of such Insurance Pool’s existence (beginning with the year of such pool’s creation), which list reflects all adjustments to pool participations, including as a result of intra-pool transfers, withdrawals and liquidations. Neither the Company nor any Company Subsidiary is in material default as to any material provision of any Pool Agreement. Since January 1, 2008, neither the Company nor any Company Subsidiary has received any written notice to the effect that (i) the financial condition of any Pool Member is materially impaired with the result that a default thereunder may reasonably be anticipated or (ii) there is a material dispute with respect to any material amounts recoverable by any Company Subsidiary pursuant to any Pool Agreement.
(h) Since January 1, 2008, the Company and the Company Insurance Subsidiaries (a) have filed or submitted with all applicable Insurance Regulators, all registration statements, notices and reports, together with all exhibits and amendments thereto required under the Insurance Laws applicable to insurance holding companies (the “Company Holding Company Act Reports”), (b) have timely filed all Company SAP Statements and (c) have filed all other reports and statements, together with all amendments and supplements thereto, required to be filed with any Insurance Regulator under the Insurance Laws. Section 4.20(h) of the Disclosure Schedule sets forth a list of, and Company has made available to Parent, accurate and complete copies of, all Company Holding Company Act Reports, all other reports and statements filed by the Company or any of the Company Subsidiaries with any Insurance Regulator and all reports of examination (including financial, market conduct and similar examinations) of any the Company Insurance Subsidiary issued by an Insurance Regulator for periods ending and events occurring, on or after January 1, 2008 and prior to the date of this Agreement. All such Company Holding Company Act Reports and other reports and statements were prepared in good faith and complied in all material respects with the Insurance Laws when filed. No deficiencies have been asserted by any Governmental Authority with respect to such Company Holding Company Act Reports and other reports and statements.

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(i) Section 4.20(i) of the Disclosure Schedule lists all financial examinations that any Governmental Authority has conducted with respect to the Company or any Company Subsidiary since January 1, 2006. The Company has made available to Parent correct and complete copies of all such financial examinations and all material correspondence and other information provided by the Company or any Company Subsidiary to a Governmental Authority in connection with such financial examinations. There are no regulatory or other financial examinations of the Company or of any Company Subsidiary currently in process.
(j) All policies, binders, slips, certificates and other agreements of insurance in effect as of the date hereof (including all applications, endorsements, supplements, riders and ancillary agreements in connection therewith) issued by any Company Insurance Subsidiary, and any and all marketing materials, agent agreements, broker agreements, service contracts, and managing general agent agreements to which the Company or any Company Subsidiary is a party, are, to the extent required under applicable Law, on forms approved by the Insurance Regulators or have been filed with and not objected to by such Insurance Regulators within the period provided for objection, and all of such forms comply with the Insurance Laws in all material respects. As to premium rates established by any Company Insurance Subsidiary, which are required to be filed with or approved by any Insurance Regulators, the rates have been so filed or approved, the premiums charged conform thereto, and such premiums comply with the Insurance Laws. No Company Insurance Subsidiary has issued any participating policies or any retrospectively rated policies of insurance.
(k) The Company Financial Statements reflect all securities, mortgages and other investments (collectively, the “Company Investments”) owned by the Company and the Company Subsidiaries as of December 31, 2010 and June 30, 2011. All transactions in the Company Investments by the Company from June 30, 2011, to the date hereof have complied in all material respects with the investment policy of the Company. A complete list of all the Company Investments owned, directly or indirectly, by the Company as of June 30, 2011, that are in arrears or default in payment of principal or interest or dividends or have been or should have been, classified as non-performing, non-accrual, ninety (90) days past due, as still accruing and doubtful of collection, as in foreclosure or any comparable classification, or are permanently impaired, in bankruptcy, or which are included on any “watch list” are set forth in Section 4.20(k) of the Disclosure Schedule, and there have been no changes since such date that would, individually or in the aggregate, have a Material Adverse Effect. Except as set forth in the Company Financial Statements, there are no Liens on any of the Company Investments, other than any special deposits reflected in the Company Financial Statements.
(l) As of the date hereof, Penn Millers Insurance Company has been assigned an ‘A-’ insurer financial strength rating with a stable outlook by A.M. Best Company, Inc. As of the date hereof, American Millers Insurance Company has been assigned a ‘B++’ insurer financial strength rating with a stable outlook by A.M. Best Company, Inc. To the knowledge of the Company, as of the date hereof, A.M. Best Company, Inc. has not indicated that it intends to lower any such rating or put any Company Insurance Subsidiary under review.

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SECTION 4.21 Board Approval; Vote Required.
(a) The Company Board, by resolutions duly adopted by unanimous vote at a meeting duly called and held and not subsequently rescinded or modified in any way prior to the date hereof, has duly (i) determined that the Merger is fair to and in the best interests of the Company and its shareholders, (ii) approved this Agreement and declared its advisability, and (iii) resolved to recommend that the shareholders of the Company adopt this Agreement and directed that this Agreement be submitted to a vote of the Company’s shareholders entitled to vote thereon at the Shareholders’ Meeting (collectively, the “Company Recommendation”).
(b) The affirmative vote of a majority of the votes cast by all shareholders of the Company entitled to vote on the Agreement is required to approve and adopt this Agreement (“Shareholder Approval”). No other vote of the shareholders of the Company is required by applicable Law, the Company’s Constituent Documents or otherwise in order for the Company to consummate the Merger.
SECTION 4.22 Opinion of Financial Advisor. The Company Board has received an opinion of Willis Securities, Inc. (“Willis”) to the effect that, as of the date of such opinion and subject to the qualifications and limitations set forth therein, the Merger Consideration to be received by holders of Company Common Stock is fair, from a financial point of view, to such holders, a copy of which opinion will be delivered to Parent, solely for informational purposes, following receipt thereof by the Company.
SECTION 4.23 Information Supplied. The Proxy Statement will not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to shareholders of the Company and at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to such portions of the Proxy Statement that relate expressly to Parent, Merger Sub or any of their affiliates or to statements made therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.
SECTION 4.24 No Investment Company. Neither the Company nor any Company Subsidiary is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.
SECTION 4.25 Brokers. No broker, finder or investment banker (other than Willis) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Willis pursuant to which such firm would be entitled to any payment relating to the Merger.
SECTION 4.26 No Dissenters Rights. None of Company’s shareholders will be entitled to exercise appraisal or dissenters’ rights under the PBCL or other applicable Law in connection with the transactions contemplated hereunder.

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SECTION 4.27 Antitakeover Provisions. The Company has taken, or will take prior to or at the Closing, all actions that can be taken by it in order to exempt Parent and Merger Sub, this Agreement and the Merger from any provisions of an antitakeover nature contained in the Constituent Documents of the Company or under applicable Law, including any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation, including the provisions of the Pennsylvania Takeover Disclosure Law (70 P.S. §71 et seq.), to the extent applicable to any of the transactions contemplated hereunder.
SECTION 4.28 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, including any modification or qualification thereto included in the Disclosure Schedule, none of the Company, the Company Subsidiaries or any other person on behalf of the Company or the Company Subsidiaries makes any other express or implied representation or warranty with respect to the Company, any of the Company Subsidiaries or any information provided to Parent or Merger Sub with respect to the Company or any of the Company Subsidiaries.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
As an inducement to the Company to enter into this Agreement, Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:
SECTION 5.01 Corporate Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.
SECTION 5.02 Ownership and Operations of Merger Sub. Parent owns of record, and as of the Effective Time will own, all of the outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement.
SECTION 5.03 Authority Relative to This Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by the PBCL). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

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SECTION 5.04 No Conflict; Required Filings and Consents.
(a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, and the consummation of the Merger by Parent and Merger Sub will not, (i) conflict with or violate the Articles or Certificate of Incorporation or By-laws or other organizational documents of either Parent or Merger Sub, (ii) assuming that all consents, approvals and other authorizations described in Section 5.04(b) have been obtained and that all filings and other actions described in Section 5.04(b) have been made or taken, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or subject, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of the Merger or otherwise prevent Parent or Merger Sub from performing its obligations under this Agreement.
(b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) applicable requirements of the Exchange Act, (ii) the pre-merger notification requirements of the HSR Act, (iii) the filing and recordation of appropriate merger documents as required by the PBCL, (iv) the consents, approvals, authorizations, Permits, filings and notifications listed in Section 5.04(b) of the Disclosure Schedule and (v) where the failure to obtain such consents, approvals, authorizations or Permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of the Merger, or otherwise prevent Parent or Merger Sub from performing its obligations under this Agreement.
(c) Parent has no reason to believe that any facts or conditions related to it, Merger Sub or any of its other affiliates, including its identity, business, investments, investors, regulatory status or planned approach to financing the transactions contemplated hereby or operating the business of the Company and the Company Subsidiaries after the Effective Time, are reasonably likely to impede its ability promptly to obtain any governmental approvals required to be obtained by Parent or Merger Sub in connection with the consummation of the transactions contemplated by this Agreement.
SECTION 5.05 Legal Proceedings. Except insofar as do not, and as would not reasonably be expected to, individually or in the aggregate, prevent or materially delay consummation of the Merger, or otherwise prevent Parent or Merger Sub from performing its obligations under this Agreement, there is no pending or, to the knowledge of Parent, threatened, material legal, administrative, arbitral or other proceeding, claim, suit or action against, or governmental or regulatory investigation of, Parent or any of its subsidiaries, nor is there any injunction, order, judgment, ruling or decree imposed (or, to the knowledge of Parent, threatened to be imposed) upon Parent or any of its subsidiaries or the assets of Parent or any of its subsidiaries, by or before any Governmental Authority.

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SECTION 5.06 Financing. Parent has and, at the Effective Time, will have sufficient funds to permit Merger Sub to consummate the Merger, to pay the aggregate Merger Consideration and the other amounts required to be paid by Parent and Merger Sub under this Agreement, and to perform the other obligations of Parent and Merger Sub hereunder.
SECTION 5.07 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or the Merger based upon arrangements made by or on behalf of Parent or Merger Sub.
SECTION 5.08 Information Supplied. The information supplied by or on behalf of Parent, Merger Sub or any of their affiliates for inclusion or incorporation by reference in the Proxy Statement will not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to shareholders of the Company and at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
SECTION 5.09 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, neither Parent nor Merger Sub nor any other person on its behalf makes any other express or implied representation or warranty with respect to Parent or Merger Sub or any information provided to the Company or any Company Subsidiaries with respect to Parent or Merger Sub.
ARTICLE VI
CONDUCT OF BUSINESS PENDING THE MERGER
SECTION 6.01 Conduct of Business by the Company Pending the Merger. The Company agrees that, between the date of this Agreement and the Closing Date, except (x) to the extent required or prohibited by applicable Law, (y) to the extent Parent otherwise agrees in writing, or (z) as set forth in Section 6.01 of the Disclosure Schedule (with specific reference to the applicable subsection below), (a) the businesses of the Company and the Company Subsidiaries shall be conducted only in the ordinary course of business consistent with past practice, (b) the Company shall use its commercially reasonable efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries and to keep available the services of the current officers and employees of the Company and the Company Subsidiaries and (c) the Company shall take all steps, and do all things, necessary to preserve the protections of the Company Reinsurance Agreements by, among other things, promptly notifying, billing and collecting reinsurance claims and processing all due premium transactions, including premium adjustments, timely filing claims against insolvent estates, if necessary, obtaining and maintaining in force all required collateral or other security as required under the Insurance Laws and/or the terms of the Company Reinsurance Agreements, and otherwise complying with all terms of the Company

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Reinsurance Agreements. The Company agrees that, between the date of this Agreement and the Closing Date, except (w) to the extent required or prohibited by applicable Law, (x) as otherwise specifically contemplated by this Agreement, (y) to the extent Parent otherwise agrees in writing, or (z) as set forth in Section 6.01 of the Disclosure Schedule (with specific reference to the applicable subsection below), neither the Company nor any Company Subsidiary shall, between the date of this Agreement and the Closing Date, directly or indirectly, do any of the following:
(i) amend its Constituent Documents;
(ii) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of the Company or any Company Subsidiary (excluding allocations, sales or other dispositions of Company Common Stock by the administrator or Trustee under and pursuant to the terms of the ESOP), provided, however that the Company may issue Company Common Stock upon the exercise of options granted under the Company Stock Plan that are outstanding as of the date hereof and in accordance with the terms thereof;
(iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends by any direct or indirect wholly owned Company Subsidiary to the Company or any other Company Subsidiary; reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock; or purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of the Company Subsidiaries or any other securities thereof or any rights, warrants or options to acquire, any such shares or other securities;
(iv) (i) incur or assume any indebtedness for borrowed money in excess of $25,000, (ii) guarantee any indebtedness (or enter into a “keep well” or similar agreement) in excess of $25,000 or (iii) issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries;
(v) make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) to, any person other than a Company Subsidiary or other than investments in the ordinary course of business consistent with past practice and consistent with the Company’s investment guidelines;
(vi) make any capital expenditure or expenditures which (i) involves the purchase of real property or (ii) is in excess of $50,000 in the aggregate;
(vii) sell, dispose of or otherwise transfer (by merger or otherwise), lease out or license out, or pledge, mortgage or otherwise encumber, any of its properties or assets (including securities of Company Subsidiaries, which shall not be subject to the exceptions set forth in clauses (i) and (ii) below), other than (i) disposal of investments in accordance with the Company’s investment guidelines as the same may be amended from time to time, (ii) dispositions of assets with a fair market value of less than $100,000 in the aggregate, or (iii) pursuant to Material Contracts in effect on the date hereof and listed on Section 4.17(a) of the Disclosure Schedule, correct and complete copies of which have been made available to Parent;

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(viii) directly or indirectly acquire (by merger, consolidation, acquisition of equity interests or assets or any other business combination) any corporation, partnership, limited liability company, joint venture, other business organization (or division thereof) or any property;
(ix) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;
(x) (i) waive or release any right or claim or settle or compromise any claim, audit, arbitration, suit, investigation, complaint or other proceeding in excess of the amount of the corresponding reserve established on the consolidated balance sheet of the Company as reflected in the most recent applicable Required Company SEC Document plus any applicable third party insurance proceeds, except (A) as required by the express terms of any contract in effect prior to the execution and delivery of this Agreement, (B) for any settlements or compromises of insurance claims or litigation or arbitration arising in the ordinary course of business or (C) for any settlements or compromises involving total aggregate payments not in excess of the amount set forth in Section 6.01 of the Disclosure Schedule, it being understood that this subsection (C) shall be in addition to and not in limitation of subsections (A) and (B) above, or (ii) enter into any consent decree, injunction or similar restraint or form of equitable relief in settlement of any material claim or audit that would materially restrict the operations of the business after the Effective Time;
(xi) alter or amend in any material respect any existing underwriting, claim handling, agency management, loss control, investment, actuarial, pricing, reserving, reinsurance, financial reporting or Tax or other accounting practices, guidelines or policies (including compliance policies and those practices, guidelines and policies used in the preparation of its financial statements and the establishment of reserves) or any material assumption underlying an actuarial practice or policy, except as may be required by a change in GAAP, SAP or applicable Law after the date hereof;
(xii) other than in accordance with its current investment guidelines or as otherwise required by the terms of this Agreement, restructure or materially change its investment securities portfolio through purchases, sales or otherwise, or the manner in which such portfolio is classified or reported;
(xiii) (A) increase or agree to increase the compensation payable or to become payable or the benefits provided to, grant any retention, severance or termination pay to or enter into any employment bonus, change in control or severance agreement with, its current or former directors, officers or employees (except (x) increases in the ordinary course of business consistent with past practice in salaries, wages, bonuses, incentives or benefits of employees of the Company or any Company Subsidiary who are not directors or executive officers of the Company, (y) with respect to the initial compensation and benefits of individuals who are first employed by the Company or any Company Subsidiary after the date hereof and (z) for bonuses and retention, severance and termination payments in an aggregate amount not to exceed $100,000), or (B) establish, adopt, enter into, terminate or amend any collective bargaining agreement or any new employee benefit plan, (C) amend or terminate any existing Plan, (D) grant any equity based or incentive compensation awards; (E) enter into or amend any employment, severance, retention, incentive or similar agreement or other employment arrangements with any current or former director, officer or employee of the Company or any Company Subsidiary; or (F) hire or terminate the employment, or modify the contractual relationship of, any officer, employee or independent contractor of the Company or any Company Subsidiary, other than hirings or terminations of employees other than officers in the ordinary course of business consistent with past practice;

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(xiv) take any action, other than in the ordinary course of business consistent with past practice, with respect to accounting policies or procedures, except as required by changes in GAAP or relevant SAP, in either case as agreed to by The Company’s independent auditors;
(xv) make or change any material Tax election, Tax return or method of Tax accounting, settle or compromise any material Tax liability, consent to any material claim or assessment relating to Taxes, or waive any statute of limitations in respect of a material amount of Taxes or agree to any extension of time with respect to an assessment or deficiency for a material amount of Taxes (other than pursuant to extensions of time to file Tax returns obtained in the ordinary course of business consistent with past practice);
(xvi) amend, modify or consent to the termination of any Material Contract, or amend, waive, modify or consent to the termination of any material rights of the Company or any Company Subsidiary thereunder, in each case other than in the ordinary course of business consistent with past practice or other than as would not constitute a Material Adverse Effect; or enter into any new agreement which would have been considered a Material Contract if it were entered into at or prior to the date hereof;
(xvii) forfeit, abandon, modify, waive, terminate or otherwise change any of its Permits, except as may be required in order to comply with applicable Law;
(xviii) take any action that is not expressly permitted by or provided for in this Agreement that would reasonably be expected to result in a reduction of the insurer financial strength ratings of any Company Insurance Subsidiary;
(xix) offer or sell insurance or reinsurance of any line or class of business in any jurisdiction other than such lines and classes of insurance and reinsurance that it offers and sells on the date of this Agreement;
(xx) knowingly violate or knowingly fail to perform any obligation or duty imposed upon the Company or any of the Company Subsidiaries by any applicable Law that is material to the business or operations of the Company or any Company Subsidiary;
(xxi) take any action that would reasonably be expected to, or omit to take any action where such omission would reasonably be expected to, prevent, materially delay or impede the consummation of the Merger;

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(xxii) take any action adverse to the interests of Parent with respect to the Company Reinsurance Agreements, including but not limited to, novating, commuting, destroying (whether or not in compliance with the Company’s records retention policy) or taking any other actions that are, or are deemed to be, adverse to the interests of Parent under the Company Reinsurance Agreements;
(xxiii) take any actions or omit to take any actions that would cause any of its representations and warranties herein to become untrue or that would, individually or in the aggregate, have a Material Adverse Effect; and
(xxiv) enter into any legally binding agreement or otherwise make a commitment to do any of the foregoing.
SECTION 6.02 Conduct of Business by Merger Sub. Subject to Section 7.07, Merger Sub agrees that, between the date of this Agreement and the Effective Time, it shall not conduct any business or enter into any agreements of any nature, or amend its Constituent Documents.
ARTICLE VII
ADDITIONAL AGREEMENTS
SECTION 7.01 Shareholders’ Meeting.
(a) Subject to Section 7.04, the Company, acting through the Company Board, shall, in accordance with applicable law and the Company’s Articles of Incorporation and the Company’s By-laws, duly call, give notice of, convene and hold an annual or special meeting of its shareholders as promptly as practicable following the execution of this Agreement for the purpose of considering and taking action on this Agreement and the Merger (the “Shareholders’ Meeting”). At the Shareholders’ Meeting, Parent and Merger Sub shall cause all shares of Company Common Stock then owned by them and their subsidiaries to be voted in favor of the approval and adoption of this Agreement and the Merger. The Company shall not submit any other proposal to such holders in connection with the Shareholders’ Meeting without the prior written consent of Parent. The Company (in consultation with Parent) shall set a single record date for persons entitled to notice of, and to vote at, the Shareholders’ Meeting and shall not change such record date (whether in connection with the Shareholders’ Meeting or any adjournment or postponement thereof) without the prior written consent of Parent. The Company shall ensure that all proxies solicited in connection with the Shareholders’ Meeting are solicited in compliance with all applicable Law.
(b) Subject to Section 7.04, the Company shall use its reasonable best efforts to solicit from its shareholders proxies in favor of the adoption of this Agreement. With respect to the ESOP, the Trustee shall solicit participants in and beneficiaries of the ESOP to direct the Trustee as to the voting of shares held in their respective accounts under the ESOP in accordance with the terms of the ESOP documents and applicable Law and the Trustee shall recommend to the ESOP participants in the Proxy Statement that such participants and beneficiaries direct the Trustee with respect to the shares allocated to their respective accounts under the ESOP to vote, and the Trustee shall vote the unallocated shares held under the ESOP, in favor of the adoption of this Agreement and the transactions contemplated herein.

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SECTION 7.02 Proxy Statement and ESOP Voting Materials.
(a) As promptly as practicable following the execution of this Agreement, the Company shall prepare and file with the SEC a proxy statement to be sent to the shareholders of the Company in connection with the Shareholders’ Meeting (such proxy statement together with, as the context dictates, any ancillary documents to be sent to such shareholders, each as amended or supplemented, being referred to herein as the “Proxy Statement”), and shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable. The Proxy Statement shall comply as to form in all material respects with the applicable provisions of the Exchange Act. Parent, Merger Sub and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the SEC with respect thereto. The Company shall give Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto, prior to such documents being filed with the SEC or disseminated to holders of shares of Company Common Stock and shall give Parent and its counsel a reasonable opportunity to review and comment on all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company, Parent and Merger Sub agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of shares of Company Common Stock entitled to vote at the Shareholders’ Meeting at the earliest reasonably practicable time. If at any time prior to the Shareholders’ Meeting any event shall occur, or fact or information shall be discovered, that should be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and the Company shall prepare and file with the SEC such amendment or supplement as promptly as practicable and, to the extent required by Law, cause such amendment or supplement to be disseminated to the shareholders of the Company.
(b) Subject to Section 7.04, the Proxy Statement shall: (i) state that the Company Board has, through a unanimous vote, (A) determined that the Merger is fair to and in the best interests of the Company and its shareholders and (B) approved this Agreement and declared its advisability; (ii) include the Company Recommendation; and (iii) include the written opinion of Willis referred to in Section 4.22 herein, that, as of the date of this Agreement, the Merger Consideration is fair, from a financial point of view, to the shareholders of the Company (other than Parent and its affiliates).
(c) The Trustee shall provide Parent and the Company and their respective counsel a reasonable opportunity to review and provide comments on all written materials in addition to the Proxy Statement, if any, to be provided to ESOP participants and beneficiaries relating to pass-through voting regarding the adoption of this Agreement and the transactions contemplated herein.

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SECTION 7.03 Access to Information; Confidentiality.
(a) From the date hereof until the Closing Date, the Company shall, and shall cause the Company Subsidiaries and the officers, directors, employees, auditors and agents of the Company and the Company Subsidiaries to, afford the officers, employees, agents, advisors, legal counsel, accountants, consultants and other authorized representatives of Parent and Merger Sub reasonable access during normal business hours to the officers, employees, agents, properties, offices and other facilities, books and records (including the work papers of independent accountants, if available and subject to the consent of such independent accountants) of the Company and each Company Subsidiary, and shall furnish Parent and Merger Sub with such financial, operating and other data and information as Parent or Merger Sub, through its officers, employees or agents, may reasonably request; provided, however, that all such access will be coordinated through, and all such requests will be directed to, the Chief Executive Officer of the Company. The Company shall be entitled to have representatives present at all times during any such inspection, and no such inspection shall unreasonably disrupt or interfere with the operations of the Company or any Subsidiary of the Company.
(b) All information obtained by Parent or Merger Sub pursuant to this Section 7.03 shall be kept confidential in accordance with the letter agreement, dated June 23, 2011 (the “Confidentiality Agreement”), between ACE Group Holdings, Inc. and the Company.
SECTION 7.04 No Solicitation of Transactions.
(a) The Company shall immediately cease any discussions or negotiations with any person that may be ongoing with respect to a Takeover Proposal (as hereinafter defined). From the date hereof, the Company shall not, nor shall it authorize or permit any Company Subsidiary to, nor shall it authorize or permit any director, officer or employee of the Company or any of the Company Subsidiaries or any investment banker, attorney, accountant or other advisor or representative of the Company or any of the Company Subsidiaries to, directly or indirectly (and it shall instruct and cause each applicable Company Subsidiary, if any, to instruct each such director, officer, employee, investment banker, attorney, accountant or other advisor or representative of the Company or any of the Company Subsidiaries not to) (i) solicit, initiate or knowingly encourage, or knowingly take any other action or fail to take any action in a way designed to facilitate, any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Takeover Proposal, (ii) furnish any non-public information regarding the Company or any of its subsidiaries to any person in connection with or in response to a Takeover Proposal or an inquiry or indication of interest that could reasonably be expected to lead to a Takeover Proposal, (iii) engage in discussions or negotiations with any person with respect to any Takeover Proposal, (iv) approve, endorse or recommend any Takeover Proposal or (v) enter into any letter of intent or similar document or any agreement contemplating or otherwise relating to any Acquisition Transaction; provided, however, that if, following the receipt of a bona fide written unsolicited Takeover Proposal that the Company Board determines in good faith constitutes or is reasonably likely to lead to a Superior Proposal and that did not result from a breach of this Section 7.04 or any other provision of this Agreement, the Company Board determines in good faith, after consultation with outside counsel, that a failure to do so would be inconsistent with its fiduciary duties under applicable Law, the Company may, at any time prior to obtaining the Shareholder Approval, in response to

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such Takeover Proposal and subject to compliance with this Section 7.04, (A) request information from the party making such Takeover Proposal for the purpose of informing itself about the Takeover Proposal that has been made and the party that made it, (B) furnish non-public information with respect to the Company and the Company Subsidiaries to the party making such Takeover Proposal pursuant to a customary confidentiality agreement, provided, however, that (1) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company, (2) such confidentiality agreement shall permit the Company to comply with its obligations hereunder, (3) such confidentiality agreement contains terms no less favorable to the Company than the terms of the Confidentiality Agreement and (4) the Company furnishes to Parent all such non-public information delivered to such person (to the extent not previously delivered or made available to Parent) substantially concurrently with its delivery to the requesting party, and (C) participate in discussions and negotiations with such party regarding such Takeover Proposal. Without limiting the generality of the foregoing, the Company acknowledges and agrees that any violation of or the taking of any action inconsistent with any of the restrictions set forth in the preceding sentence by any representative of the Company or any of its subsidiaries, whether or not such representative is purporting to act on behalf of the Company or any of its Subsidiaries, shall be deemed to constitute a breach of this Section 7.04 by the Company.
(b) Except as expressly permitted in Section 7.04(c), neither the Company Board nor any committee thereof shall: (i) withdraw or modify the Company Recommendation in a manner adverse to Parent, or adopt or propose a resolution to withdraw or modify the Company Recommendation in a manner adverse to Parent or take any other action that is or becomes disclosed publicly to indicate that the Company Board or any committee thereof does not support the Merger and this Agreement or does not believe that the Merger and this Agreement are in the best interests of the Company’s shareholders; (ii) fail to reaffirm, without qualification, the Company Recommendation, or fail to state publicly, without qualification, that the Merger and this Agreement are in the best interests of the Company’s shareholders, within five Business Days after Parent requests in writing that such action be taken; (iii) fail to announce publicly, within 10 Business Days after a tender offer or exchange offer relating to securities of the Company shall have been commenced, that the Company Board recommends rejection of such tender or exchange offer; (iv) fail to issue, within 10 Business Days after a Takeover Proposal is publicly announced, a press release announcing its opposition to such Takeover Proposal; (v) approve, endorse or recommend any Takeover Proposal; or (vi) resolve or propose to take any action described in clauses (i) through (v) of this sentence (each of the foregoing actions described in clauses (i) through (vi) of this sentence being referred to as “Adverse Recommendation Change”).
(c) Notwithstanding anything to the contrary contained in Section 7.04(b), at any time prior to receipt of Shareholder Approval, the Company Board may effect, or cause the Company to effect, as the case may be, an Adverse Recommendation Change if: (A) after the date of this Agreement, an unsolicited, bona fide, written offer to effect a transaction of the type referred to in the definition of the term Superior Proposal is made to the Company and is not withdrawn; (B) such unsolicited, bona fide, written offer was not obtained or made as a direct or indirect result of a breach of (or any action inconsistent with) this Agreement, the Confidentiality Agreement or any “standstill” or similar agreement under which the Company or any of its subsidiaries has any rights or obligations; (C) the Company provides Parent the terms and conditions of the offer that is the basis of the potential action by the

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Company Board and the identity of the person making the offer; (D) the Company Board determines in good faith, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel, that such offer constitutes a Superior Proposal; (E) the Company Board does not effect, or cause the Company to effect, an Adverse Recommendation Change at any time within five Business Days after Parent receives written notice from the Company confirming that the Company Board has determined that such offer is a Superior Proposal; (F) during such five Business Day period, if requested by Parent, the Company engages in good faith negotiations with Parent to amend this Agreement in such a manner that the offer that was determined to constitute a Superior Proposal no longer constitutes a Superior Proposal; (G) at the end of such five Business Day period, such offer has not been withdrawn and continues to constitute a Superior Proposal (taking into account any changes to the terms of this Agreement proposed by Parent as a result of the negotiations required by clause “(F)” or otherwise); and (H) the Company Board determines in good faith, after obtaining and taking into account the advice of outside legal counsel, that, in light of such Superior Proposal, failure to make an Adverse Recommendation Change would be inconsistent with the Company Board’s fiduciary duties under applicable Law (it being understood that in the event of any material revision to the terms of a Superior Proposal or any change to the consideration offered under a Superior Proposal, the provisions of this Section 7.04(c) shall apply to such revised or changed offer as if it were a new offer hereunder).
(d) In addition to the obligations of the Company set forth in Sections 7.04(a) and 7.04(b), the Company shall promptly (and in any event within 24 hours of receipt thereof) advise Parent orally and in writing of any request for confidential information in connection with a Takeover Proposal or of any Takeover Proposal, the material terms and conditions of such request or Takeover Proposal (including any material amendment or modification of such terms and conditions) and the identity of the person making such request or Takeover Proposal. Commencing upon the provision of any notice referred to in the immediately preceding sentence, the Company (or its outside counsel) shall advise and confer with Parent (or its outside counsel) regarding any Takeover Proposal and the material terms of such Takeover Proposal and shall keep Parent advised as promptly as reasonably practicable of all other material developments which could reasonably be expected to result in the Company Board making an Adverse Recommendation Change or exercising any of its other rights under Section 7.04(a), 7.04(b) or 7.04(c).
(e) Nothing contained in this Section 7.04 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to its shareholders pursuant to Rule 14d-9 or Rule 14e-2(b) promulgated under the Exchange Act or Item 1012(a) of Regulation M-A or otherwise; provided, however, that neither the Company nor the Company Board nor any committee thereof shall make an Adverse Recommendation Change, except in accordance with Section 7.04(b) or 7.04(c).
(f) For purposes of this Agreement:
(i) “Takeover Proposal” means any unsolicited bona fide written offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest by Parent) contemplating or otherwise relating to any Acquisition Transaction.

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(ii) “Acquisition Transaction” means any transaction or series of transactions involving (a) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which the Company or any of its Subsidiaries is a constituent corporation, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 10% of the outstanding securities of any class of voting securities of the Company or any of its Subsidiaries, or (iii) in which the Company or any of its Subsidiaries issues or sells securities representing more than 10% of the outstanding securities of any class of voting securities of the Company or any of its Subsidiaries; or (b) any sale (other than sales of inventory in the ordinary course of business), lease (other than in the ordinary course of business), exchange, transfer (other than sales of inventory in the ordinary course of business), license (other than nonexclusive licenses in the ordinary course of business), acquisition or disposition of any business or businesses or assets that constitute or account for 10% or more of the consolidated net revenues, net income or assets of the Company and its Subsidiaries.
(iii) “Superior Proposal” means an unsolicited, bona fide written offer that did not result from a breach of any provision of this Section 7.04 made by a third party to acquire, directly or indirectly, by merger or otherwise, all of the outstanding shares of Company Common Stock or all or substantially all of the assets of the Company and its subsidiaries, which the Company Board determines in its reasonable good faith judgment, taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the person making the proposal and after consultation with a financial advisor of nationally recognized reputation and outside legal counsel (A) provides a higher value to the shareholders of the Company than the consideration payable in the Merger (taking into account all of the terms and conditions of such proposal and this Agreement (including any changes to the terms of this Agreement proposed by Parent in response to such Superior Proposal or otherwise)), (B) is not subject to any financing condition or contingency and (C) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.
(g) The Company agrees not to release or permit the release of any person from, or to waive or permit the waiver of any provision of, any confidentiality, “standstill” or similar agreement to which the Company or any of its subsidiaries is a party, and will use its commercially reasonable efforts to enforce or cause to be enforced each such agreement at the request of Parent. The Company also will promptly, and in any event no later than five (5) Business Days after the date of this Agreement, request each person that has executed a confidentiality agreement within 12 months prior to the date of this Agreement, in connection with its consideration of a possible Acquisition Transaction or equity investments to return all confidential information heretofore furnished to such Person by or on behalf of the Company or any of its subsidiaries.

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SECTION 7.05 Directors’ and Officers’ Indemnification and Insurance.
(a) From and after the Effective Time, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, indemnify, defend and hold harmless, to the same extent such Indemnified Parties are indemnified as of the date of this Agreement by the Company or the applicable Company Subsidiary pursuant to their respective Constituent Documents, each person who is now, or has been at any time prior to the date of this Agreement or who becomes such prior to the Effective Time, an officer or director of the Company or any of its subsidiaries (the “Indemnified Parties”) against (i) any and all losses, claims, damages, costs, expenses, fines, liabilities or judgments, including any amounts that are paid in settlement with the approval of the Surviving Corporation (which approval shall not be unreasonably withheld or delayed) of or in connection with any Action based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of the Company or any of its subsidiaries and pertaining to any action or omission existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time (“Indemnified Liabilities”), and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby. The Surviving Corporation will provide to the Indemnified Parties all rights and privileges available to such parties in the Constituent Documents, including the advancement of expenses.
(b) Without limiting the foregoing, from and after the Effective Time, Parent shall cause the organizational documents of the Surviving Corporation to contain provisions no less favorable to the Indemnified Parties with respect to limitation of liabilities of directors and officers, indemnification and advancement of expenses than are set forth as of the date hereof in the Constituent Documents, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnified Parties.
(c) Parent shall cause the individuals serving as officers and directors of the Company and any Company Subsidiary immediately prior to the Effective Time who are then covered by the directors’ and officers’ liability insurance policy currently maintained by the Company or any Company Subsidiary (a correct and complete copy of which has heretofore been delivered to Parent) to be covered for a period of six (6) years from the Effective Time by such policy (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous in any material respect than such policy) with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such; provided, however, that in no event shall Parent be required to expend per year of coverage more than 250% of the amount currently expended by the Company and any Company Subsidiary per year of coverage as of the date of this Agreement (the “Maximum Amount”) to maintain or procure insurance coverage pursuant hereto. If Parent is unable to maintain or obtain the insurance called for by this Section 7.05(c), Parent shall obtain as much comparable insurance as available for the Maximum Amount. The Indemnified Parties may be required to make reasonable application and provide reasonable and customary representations and warranties to applicable insurance carriers for the purpose of obtaining such insurance.

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(d) If the Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges with or into any other person and is not the continuing or surviving corporation, limited liability company, partnership or other entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person then, and in each such case, as a condition to any such merger, consolidation, transfer or conveyance, proper provision will be made so that the successors and assigns of the Surviving Corporation assume all of the obligations set forth in this Section 7.05.
(e) This Section 7.05 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties, and will be binding on all successors and assigns of the Company, Parent and the Surviving Corporation. Each of the Indemnified Parties will be entitled to enforce the covenants contained in this Section 7.05.
SECTION 7.06 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any representation or warranty made by it in this Agreement being or becoming untrue or inaccurate or any failure of the Company or any of Company Subsidiary on one hand, or the Parent or Merger Sub on the other hand, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, such that the conditions set forth in Section 8.02(a) and (b) or Section 8.03(a) and (b), as applicable, would not be satisfied or any change, event or effect which would, individually or in the aggregate, have a Material Adverse Effect and (b) upon receipt of any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement or from any person alleging that the consent of such person is or may be required in connection with this Agreement or the transactions contemplated hereby; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements or the conditions to the respective parties obligations under this Agreement. Between the date of this Agreement and the Closing Date, the Company will use commercially reasonable efforts to promptly correct and supplement the information set forth in the Disclosure Schedule in order to cause such Disclosure Schedule to remain correct and complete in all material respects; provided, however, that any such correction or supplement to the Disclosure Schedule will be disregarded for purposes of determining whether the condition to Closing set forth in Section 8.02(a) has been satisfied, or whether Parent has the right to terminate this Agreement pursuant to Section 9.01(f). The Company shall update the Disclosure Schedule to a date that is no earlier than ten (10) Business Days prior to the Closing Date and no later than seven (7) Business Days prior to the Closing Date and shall deliver such update to Parent not less than three (3) Business Days prior to the Closing Date; provided, further, that any failure to provide such prompt notice pursuant to this Section 7.06 shall not constitute a failure to comply with the conditions set forth in Sections 8.02(a) or (b).
SECTION 7.07 Further Action; Reasonable Best Efforts.
(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall (i) make promptly (and in any event within twenty (20) days of the date hereof) its respective filings, and thereafter make any other required submissions, under the HSR Act or other applicable foreign, federal or state antitrust, competition or fair trade Laws with respect to the Merger and (ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger, including, using its reasonable best efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities (including the approval of the Pennsylvania Department of Insurance) and parties to contracts with the Company and the Company Subsidiaries as are necessary for the consummation of the Merger and to fulfill the conditions to the Merger. Parent, on the one hand, and the Company, on the other hand, shall each have responsibility for one-half of the filing fees associated with Parent’s HSR Act filing. Parent shall have responsibility for the filing fees associated with its change of control applications, and Parent and the Company shall have responsibility for their other respective filing fees associated with any other required filings.

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(b) In furtherance and not in limitation of Section 7.07(a): (i) as soon as practicable following the date of this Agreement (and in any event within twenty (20) days of the date hereof), Parent shall with the cooperation of the Company prepare and file with the relevant insurance regulators requests for approval of the transactions contemplated by this Agreement and shall use its reasonable best efforts to have such insurance regulators approve the transactions contemplated by this Agreement; (ii) the Company will have the right to review in advance, and Parent shall consult with the Company in advance, in each case subject to applicable Laws relating to the exchange of information, with respect to all the information relating to the Company or any Company Subsidiary that appears in any filing made with, or materials submitted to, any third party or any Governmental Authority by Parent or any of its affiliates relating to this Agreement or the Merger; (iii) Parent and its affiliates shall consult with the Company prior to participating in any substantive meeting, conference call, discussion or communication, whether or not through representatives, with any Governmental Authority with respect to any filing, submission, investigation or inquiry relating to this Agreement or the Merger, and shall provide the Company and its representatives the opportunity to attend and participate thereat; (iv) without limiting any of the rights set forth in this Section 7.07(b), Parent and its affiliates shall furnish in advance to the Company copies of all correspondence, filings, submissions and written communications between Parent, any of its affiliates or any of their respective representatives, on one hand, and any Governmental Authority, on the other hand, with respect to this Agreement or the Merger, and shall consult with the Company on and take into account any reasonable comments the Company may have to such correspondence, filing, submission or written communication prior to their being made; (v) Parent and its affiliates shall keep the Company apprised of the status of matters relating to completion of the transactions contemplated hereby, shall inform the Company of the substance of any material oral communications with any Governmental Authority for which it was impractical to have advance consultation or participation in accordance with clause (iii) above, and shall respond to inquiries and requests received from any Governmental Authority or third party, in each case with respect to this Agreement or the Merger, as promptly as practicable; and (vi) each party agrees not to extend any waiting period under the HSR Act or enter into any agreement, arrangement or understanding with any Governmental Authority not to consummate or delay the transactions contemplated hereby, except with the prior written consent of the other parties, which consent may not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary contained in this Agreement, (i) neither Parent nor any of its affiliates shall be required to divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, the Company or any of the businesses, product lines or assets of Parent, the Company or any of their respective subsidiaries or affiliates, or that otherwise would, individually or in the aggregate, result in a material negative impact on the business, assets, liabilities, properties or condition (financial or otherwise) of Parent and its subsidiaries, taken as a whole, or the Company and its subsidiaries, taken as a whole, and (ii) the Company shall not, without Parent’s prior written consent, take or agree to take any such action.

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SECTION 7.08 Public Announcements. Until the Closing Date, Parent, Merger Sub and the Company agree that, other than as contemplated by Section 7.04, no public release or announcement concerning this Agreement shall be issued by either party without the prior consent of the other party (which consent shall not be unreasonably delayed or withheld), except as such release or announcement may be required by applicable Law or the rules or regulations of any United States or non-United States securities exchange, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance. The parties have agreed upon the form of a joint press release announcing the execution of this Agreement. Any formal employee communication programs or announcements by the Company with respect to the Merger or the employment or benefit arrangements to be effective following the Effective Time shall be subject to prior review and approval by Parent, which shall not be unreasonably withheld, conditioned or delayed.
SECTION 7.09 Section 16 Matters. Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act of Company Common Stock or Company Restricted Stock pursuant to this Agreement in connection with the Merger shall be an exempt transaction for purposes of Section 16 of the Exchange Act.
SECTION 7.10 Takeover Statutes. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation, including the provisions of the Pennsylvania Takeover Disclosure Law (70 P.S. §71 et seq.), shall become applicable to the Merger, Parent and the Company and their respective Boards of Directors shall use their commercially reasonable efforts to grant such approvals and take such actions as are necessary so that the Merger may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to minimize the effects of any such statute or regulation on the Merger.
SECTION 7.11 Delisting. Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from the NASDAQ Global Market and to terminate registration under the Exchange Act; provided, however, that such delisting and termination will not be effective until after the Effective Time.
SECTION 7.12 Employee and Benefit Plan Matters.
(a) Prior to the earlier to occur of (i) November 30, 2011 and (ii) five (5) Business Days prior to the Closing Date, the Company shall prepare in consultation with Parent, and shall deliver to Parent true, complete, and accurate final calculations made pursuant to Section 280G of the Code with respect to all parachute payments (including any excess parachute payments) to be made to any person in connection with the transactions contemplated by this Agreement (and all such information as Parent may reasonably request for determining the amount of any such parachute payments) using the principles and methodologies set forth in Treasury Regulation Section 1.280G-1 and other applicable guidance.

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(b) Parent shall, or shall cause its affiliates to, recognize the service of each employee of the Company or any of the Company Subsidiaries (and their predecessors) prior to the Closing Date as service with Parent, the Surviving Corporation or any of their affiliates for purposes of any tax-qualified pension plan, 401(k) savings plan, severance plan, welfare benefit plan (including any plan or arrangement relating to vacation, paid time off or holidays), and any other compensation or employee benefits plan maintained by Parent, the Surviving Corporation or any of their affiliates in which such employee participates, or which are made available by Parent, the Surviving Corporation or any of their affiliates following the Closing Date for purposes of any waiting period, vesting, eligibility and benefit entitlement (but excluding benefit accruals for defined benefit pension plans and excluding eligibility for retiree medical and other retiree welfare benefits)).
(c) Subject to any required third-party consent, Parent shall, or shall cause its affiliates to, (i) waive any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any employee welfare benefit plans maintained by Parent, the Surviving Corporation or any of their affiliates in which Company Employees participate from and after the Closing Date; and (ii) credit the dollar amount incurred by each employee of the Company or the Company Subsidiaries who accept such offer of employment and who remain employed following the Closing by the Parent, the Surviving Corporation or any of their affiliates (and his or her eligible dependents) (each, a “Company Employee”) during the calendar year in which the Closing Date occurs for purposes of satisfying such year’s deductibles, co-pays and similar expenses under such employee welfare benefit plans maintained by Parent, the Surviving Corporation or any of their affiliates in which such Company Employee participates from and after the Closing Date.
(d) Prior to the Effective Time and the Closing, the Company shall amend and terminate the Company 401(k) Plan, it being understood and agreed by the parties hereto that the wind-up of such plan, including the distribution of benefits to participants and beneficiaries, shall occur after the Closing, but all contributions due and owing to such plan for all periods (including for the final short plan year, if any) shall have been accrued as of the Closing Date. Prior to the Effective Time and the Closing, the Company shall terminate such other Plans as Parent may request.
(e) Prior to the Effective Time and the Closing and effective as of the Closing Date, the Company shall amend the ESOP to provide that the ESOP (a) shall no longer be considered an “employee stock ownership plan” within the meaning of Section 4975(e)(7) of the Code and (b) shall no longer permit distributions to participants and beneficiaries in the form of “qualifying employer securities” (as defined in Section 4975(e)(8) of the Code). As of the date of Closing, the ESOP shall terminate by its terms. As soon as practicable following the execution of this Agreement, the Company shall file all necessary documents with the IRS to convert its current initial request for a favorable determination letter with respect to the ESOP into a request for a favorable determination letter that the ESOP is, upon its termination (and as amended in accordance with this Section 7.12(e)) qualified under the provisions of Sections 401(a), 409, and 4975(e)(7) of the Code (or, if, prior to the submission of such documentation to convert such request, the ESOP has received an initial favorable determination letter from the IRS, the Company shall file all necessary documents with the IRS to request a final favorable determination letter with respect to the ESOP). As soon as practicable after the receipt of a final favorable determination letter from the IRS, the account balances in the ESOP, including any surplus in the suspense account after full repayment of the outstanding ESOP loan and all of the ESOP’s administrative expenses that are payable from the ESOP Trust shall be distributed to participants and beneficiaries in accordance with the provisions of the Code and applicable law and the terms of the ESOP; provided, however, that any cash received as Merger Consideration shall not be invested in, or distributed as, qualifying employer securities (as defined in Section 4975(e)(8) of the Code). Prior to Closing, contributions to the ESOP and payments on the ESOP loan shall be made consistent with past practices on the regularly scheduled contribution or payment date; provided, however, that the Company shall make a contribution to, and payment on, the ESOP loan with respect to the period from January 1, 2011 through the date of the Closing (or, if the Closing occurs after December 31, 2011, the period from January 1, 2012 through the date of the Closing) but no further contributions shall be made to the ESOP after Closing or with respect to any period after the Closing.

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(f) Within a reasonable period (but in no event more than five days) after receipt by the Trustee of Merger Consideration with respect to shares held under the ESOP, the Company, the applicable committee or the Trustee (as the case may be under the terms of the applicable ESOP documents) shall cause any then-outstanding ESOP loan balances and accrued interest thereon to be repaid in full, and subsequently shall allocate any remaining unallocated amounts to the accounts of participants and beneficiaries under the ESOP in accordance with the terms of the ESOP and applicable Law.
(g) To the extent any Plan is noncompliant in either form or operation, the Company shall take all steps necessary to correct fully such noncompliance prior to the Effective Time and the Closing. Without limiting the generality of Section 10.04, this Section 7.12 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 7.12, expressed or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Section 7.12 and no provision of this Section 7.12 will create any third party beneficiary rights in any current or former employee, director or individual independent contractor of the Company or any of the Company Subsidiaries in respect of continued employment (or resumed employment) or service or any other matter.
SECTION 7.13 Securityholder Litigation. The Company shall promptly advise Parent orally and in writing of any action, suit, claim or other litigation, legal, administrative or arbitration proceeding or governmental investigation commenced after the date of this Agreement against the Company or any of its directors or officers by any shareholder of the Company relating to this Agreement and the Merger and shall keep Parent reasonably informed regarding any such litigation. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such action, suit, claim or other litigation, legal, administrative or arbitration proceeding or governmental investigation and shall consider Parent’s views with respect thereto. The Company shall not settle any such action, suit, claim or other litigation, legal, administrative or arbitration proceeding or governmental investigation without the prior written consent of Parent.

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SECTION 7.14 Delivery of Subsequent Financial Statements. Prior to the Effective Time, the Company shall timely file complete and correct copies of each annual and quarterly statutory financial statement of each Company Insurance Subsidiary (collectively, the “Pre-Closing Company Statutory Financial Statements”) with the Insurance Regulator of the jurisdiction of domicile of such Company Insurance Subsidiary, in accordance with applicable Law. Each Pre-Closing Company Statutory Financial Statement shall (a) be derived from and shall be in accordance with the books and records of the applicable Company Insurance Subsidiary, (b) be prepared in accordance with all applicable Laws and SAP, and (c) fairly present, in all material respects, in accordance with SAP, the statutory financial position, results of operations, assets, liabilities, capital and surplus, changes in statutory surplus and cash flows of the applicable Company Insurance Subsidiary at the respective dates of, and for the periods referred to therein. The Company shall provide to Parent a complete and correct copy of each Pre-Closing Company Statutory Financial Statement concurrently with the filing of such Pre-Closing Company Statutory Financial Statement with the applicable Insurance Regulator.
ARTICLE VIII
CONDITIONS TO THE MERGER
SECTION 8.01 Conditions to the Obligations of Each Party. The obligations of each party to effect the Merger shall be subject to the satisfaction or waiver in writing by Parent and the Company, at or prior to the Effective Time, of the following conditions:
(a) Shareholder Approval. The Shareholder Approval shall have been obtained;
(b) HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and no action shall have been instituted by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of the Merger, unless such action shall have been withdrawn, terminated or resolved by written order of a Governmental Authority that is final and non-appealable;
(c) Consents and Approvals. All approvals or consents required pursuant to Section 4.05(b) and Section 5.04(b) shall have been received; and
(d) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and has the effect of making the acquisition of shares of Company Common Stock by Parent or Merger Sub or any affiliate of either of them illegal or otherwise preventing or prohibiting consummation of the Merger and there shall not be instituted or pending any Action by any Governmental Authority relating to this Agreement.

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SECTION 8.02 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver in writing (where permissible), in their sole discretion, of the following additional conditions:
(a) Representations and Warranties. (i) The representations and warranties of the Company contained in Section 4.03 shall be true and correct, except for de minimis errors, and (ii) all other representations and warranties of the Company contained in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein) except where the failure in the aggregate to be true would not have a Material Adverse Effect, in the case of each of (i) and (ii), as of the date of this Agreement and as of the Effective Time, as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).
(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.
(c) Officer Certificate. The Company shall have delivered to Parent a certificate, dated the date of the Closing, signed by a duly authorized officer of the Company, certifying as to the satisfaction of the conditions specified in Sections 8.02(a) and 8.02(b).
(d) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any effect, event, condition or change that would, individually or in the aggregate, have a Material Adverse Effect.
(e) No Restrictive Condition. None of the regulatory approvals obtained in order to satisfy the condition set forth in Section 8.01(b) or (c) shall contain any Restrictive Condition, and no Law shall have been enacted or be in effect that contains any Restrictive Condition.
SECTION 8.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:
(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub contained in Section 5.06 shall be true and correct in all respects, and (ii) all other representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to materiality set forth therein) except as would not, individually or in the aggregate, be reasonably likely to have a material adverse effect on the ability of Parent and Merger Sub to consummate the Merger, in the case of each of (i) and (ii), as of the Effective Time, as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).
(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

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(c) Officer Certificate. Parent and Merger Sub shall have delivered to the Company a certificate, dated the date of the Closing, signed by a duly authorized officer of Parent and Merger Sub, certifying as to the satisfaction of the conditions specified in Sections 8.03(a) and 8.03(b).
ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER
SECTION 9.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, upon written notice (other than in the case of Section 9.01(a)) from the terminating party to the non-terminating party, specifying the subsection of this Section 9.01 pursuant to which such termination is effected, notwithstanding any requisite approval and adoption of this Agreement and the Merger by the shareholders of the Company:
(a) By mutual written consent of each of Parent and the Company; or
(b) By either Parent or the Company if the Effective Time shall not have occurred on or before December 31, 2011 (the “Outside Date”) provided, however, that the Outside Date shall be extended day-by-day for each day during which the condition set forth in Section 8.01(c) is not satisfied; provided, however, that in no event shall the Outside Date be extended beyond March 31, 2012; provided, further, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Outside Date, or
(c) By either Parent or the Company if any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling, which has become final and non-appealable and has the effect of preventing, prohibiting or making illegal the consummation of the Merger provided, however, the terminating party has complied in all material respects with its obligations hereunder to prevent the enactment, issuance, enforcement or entry of such injunction, order, decree or ruling, or
(d) By either Parent or the Company if (i) the Shareholders’ Meeting (including any adjournments thereof) shall have been held and completed and (ii) the Shareholder Approval shall not have been obtained; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 9.01(d) if the Company has not made any payment(s) required to be made to Parent pursuant to Section 9.03(b)(iii), if applicable; or
(e) By Parent if (i) the Company Board shall have failed to recommend that the Company’s shareholders vote to adopt this Agreement, (ii) there shall have occurred an Adverse Recommendation Change, (iii) the Company Board shall have approved, endorsed or recommended any Takeover Proposal, (iv) the Company shall have failed to include the Company Recommendation in the Proxy Statement, (v) the Company, or any of its subsidiaries or any representative of the Company or any of its subsidiaries, shall have violated, breached or taken any action inconsistent with any of the provisions set forth in Section 7.01, 7.02 or 7.04, or (vi) the Company Board or any committee thereof shall have resolved or proposed to take any action described in clauses (i) through (v) of this sentence; or

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(f) By Parent upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement such that the conditions set forth in Section 8.02(a) and Section 8.02(b) would not be satisfied, such breach cannot be cured or has not been cured within 30 days of the receipt by the Company of notice thereof (or, if earlier, before the Outside Date), and such breach has not been waived by Parent pursuant to the provisions hereof; or
(g) By the Company (i) upon a breach of any representation, warranty, covenant or agreement on the part of Parent and Merger Sub set forth in this Agreement such that the conditions set forth in Section 8.03(a) and Section 8.03(b) would not be satisfied, such breach cannot be cured or has not been cured within 30 days of the receipt by Parent of notice thereof (or, if earlier, before the Outside Date), and such breach has not been waived by the Company pursuant to the provisions hereof; or (ii) prior to receipt of Shareholder Approval, if it concurrently enters into a definitive agreement providing for a Superior Proposal; provided, however, that it shall have complied with the provisions of Section 7.04(c) as if such termination were an Adverse Recommendation Change made in compliance with such section; provided, further, that the Company shall not have violated, breached or taken any action inconsistent with any of the provisions set forth in Section 7.04 and the Company shall have paid or pays the Termination Fee to Parent in accordance with Section 9.03.
SECTION 9.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement (except for this Section 9.02, Section 9.03 and Article X) shall forthwith become void, and there shall be no liability on the part of any party hereto (or any of its officers, directors, employees, affiliates, agents, legal and financial advisors and other representatives), except (a) as set forth in Section 9.03 and (b) that nothing herein shall relieve any party from liability for any knowing and intentional breach hereof prior to the date of such termination.
SECTION 9.03 Fees and Expenses.
(a) Except as otherwise set forth in Section 7.07(a) and this Section 9.03, all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated. “Expenses”, as used in this Agreement, shall include all reasonable out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of shareholder approvals, the filing of any required notices under the HSR Act or other regulations and all other matters related to the closing of the Merger and the other actions contemplated by this Agreement.

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(b) The Company agrees to pay Parent (or its designees) an amount equal to $3,750,000 (the “Termination Fee”) if this Agreement is terminated:
(i) by Parent pursuant to Section 9.01(e);
(ii) by Parent or the Company pursuant to Section 9.01(b) or by Parent pursuant to Section 9.01(f) and, in either case, (x) on or before the date of any such termination, a Takeover Proposal shall have been announced, disclosed or otherwise communicated to the Company Board, and (y) a definitive agreement is entered into by the Company with respect to an Acquisition Transaction or an Acquisition Transaction is consummated within 12 months of such termination of the Agreement; or
(iii) by Parent or the Company pursuant to Section 9.01(d) and (x) on or before the date of the Shareholders’ Meeting a Takeover Proposal shall have been announced, disclosed or otherwise communicated to the Company Board, and (y) a definitive agreement is entered into by the Company with respect to an Acquisition Transaction or an Acquisition Transaction is consummated within 12 months of such termination of the Agreement;
(iv) by any party hereto at any time during which the Agreement was otherwise terminable in a circumstance in which Parent would be entitled to payment of the Termination Fee pursuant to Section 9.03(b)(i), (ii) or (iii).
(c) Any Termination Fee required to be paid (i) pursuant to Section 9.03(b)(i) shall be paid within two Business Days after termination by Parent, (ii) pursuant to Section 9.03(b)(ii) or (iii) shall be paid within two Business Days after the event giving rise to such payment, and (iii) pursuant to Section 9.03(b)(iv), at the time such fee would be payable pursuant to Section 9.03(b)(i), (ii) or (iii), as applicable.
(d) If the Company fails to pay when due any amount payable under this Section 9.03, then (i) the Company shall reimburse Parent for all costs and expenses (including fees of counsel) incurred in connection with the enforcement by Parent of its rights under this Section 9.03, and (ii) the Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent in full) at a rate per annum equal to 3% over the “prime rate” (as announced by Citibank N.A.) in effect on the date such overdue amount was originally required to be paid.
(e) If Parent is entitled to terminate this Agreement and receive a Termination Fee, receipt of such Termination Fee in full will constitute liquidated damages and be the sole and exclusive remedy regardless of the circumstances of such termination, except as set forth in Sections 9.02(b) and 9.03(d).
(f) The parties hereto acknowledge that the agreements contained in this Section 9.03 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the parties would not enter into this Agreement. Payment of the fees and expenses described in this Section 9.03 shall not be in lieu of liability pursuant to Section 9.02(b).

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SECTION 9.04 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the Shareholder Approval has been obtained, no amendment may be made that would require further approval of the shareholders of the Company under applicable Law without such further approval. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.
SECTION 9.05 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein; provided, however, that after the Shareholder Approval has been obtained, there shall be made no waiver that by Law requires further approval by shareholders of the Company without the further approval of such shareholders. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure or delay by any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.
ARTICLE X
GENERAL PROVISIONS
SECTION 10.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by overnight courier, by facsimile or email (to the extent an email address is specified in or in accordance with this Section 10.01) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):
if to Parent or Merger Sub:
c/o ACE Group
1133 Avenue of the Americas, 44th Floor
New York, NY 10036
Attention: Deputy General Counsel, Corporate Affairs
Facsimile No.: 212-827-4449
with a copy (which shall not constitute notice) to:
Mayer Brown LLP
71 South Wacker Drive
Chicago, Illinois 60606
Attention: Edward S. Best and Andrew J. Noreuil
Facsimile No.: 312-701-7711
E-mail: ebest@mayerbrown.com; anoreuil@mayerbrown.com

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if to the Company:
Penn Millers Holding Corporation
72 North Franklin Street, P.O. Box P
Wilkes-Barre, Pennsylvania 18773
Attention: Douglas A. Gaudet, CPCU, President and CEO
Facsimile No.: 570-829-4568
E-mail: dgaudet@pennmillers.com
with a copy (which shall not constitute notice) to:
Ballard Spahr LLP
1735 Market Street
51st floor
Philadelphia, Pennsylvania 19103
Attention: Justin P. Klein, Esq.
Facsimile No.: 215-864-8999
E-mail:kleinj@ballardspahr.com
SECTION 10.02 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto agree that the court making such determination will have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.
SECTION 10.03 Entire Agreement; Assignment. This Agreement, together with the Confidentiality Agreement, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes, except as set forth in Section 7.03(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise), except that either of Parent and Merger Sub may (in its sole discretion) assign all or any of its rights and obligations hereunder to any wholly owned subsidiary of Parent, provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder.

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SECTION 10.04 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto (and their successors and permitted assigns), and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person (including any director, officer or employee of the Company or any Company Subsidiary) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than the provisions of Section 7.05 (which are intended to be for the benefit of the persons covered thereby or the persons entitled to payment thereunder and may be enforced by such persons).
SECTION 10.05 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached, and that the parties, without the necessity of posting bond or other undertaking, shall be entitled to an injunction or injunctions to prevent breaches of the Agreement and to specific performance of the terms hereof to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they may be entitled at law or in equity. Each of the other parties hereto agrees that it will not oppose the granting of such relief on the basis that there is an adequate remedy available at law. Except as expressly provided herein, the rights, obligations and remedies created by this Agreement are cumulative and in addition to any other rights, obligations and remedies otherwise available at law or in equity. Except as expressly provided herein, nothing in this Agreement will be considered an election of remedies.
SECTION 10.06 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania applicable to contracts executed in and to be performed in the Commonwealth of Pennsylvania. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the courts of the Commonwealth of Pennsylvania and the federal courts sitting in the Middle District of Pennsylvania, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action except in such court, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so any objection which it may now or hereafter have to venue of any such action or proceeding in such court, and (iv) waives, to the fullest extent permitted by law, the defense of any inconvenient forum to the maintenance of such action or proceeding in such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties to this Agreement irrevocably consents to service of process in any such action or proceeding in the manner provided for notices in Section 10.01 of this Agreement; provided, however, that nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

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SECTION 10.07 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE MERGER. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE MERGER, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.07.
SECTION 10.08 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires: (a) when a reference is made in this Agreement to an Article, Section, sub-Section or Disclosure Schedule, such reference is to the corresponding Article, Section or sub-Section of, or Disclosure Schedule to, this Agreement unless otherwise indicated; (b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement; (c) whenever the words “include”, “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”; (d) the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement; (e) the words “known” or “knowledge” mean the actual knowledge of the executive officers of a party to this Agreement after conducting an investigation that is reasonable under the circumstances and in the context of the negotiation, execution and delivery of this Agreement; (f) the term “executive officer” has the meaning given to such term in Rule 3b-7 under the Exchange Act; (g) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (h) any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws; (i) the use of “or” is not intended to be exclusive unless expressly indicated otherwise; and (j) the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement. No summary of this Agreement prepared by or on behalf of any party will affect the meaning or interpretation of this Agreement.
SECTION 10.09 Non-Survival of Representation, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, will survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time.
SECTION 10.10 Counterparts. This Agreement may be executed and delivered (including by facsimile and other means of electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
[Signature Page follows]

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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above.

ACE AMERICAN INSURANCE COMPANY
By:	/s/ James M. English
Name:	James M. English
Title:	Executive Vice President

PANTHER ACQUISITION CORP.
By:	/s/ James M. English
Name:	James M. English
Title:	President

PENN MILLERS HOLDING CORPORATION
By:	/s/ Douglas A. Gaudet
Name:	Douglas A. Gaudet, CPCU
Title:	President and Chief Executive Officer

ANNEX B
September 7, 2011
Board of Directors
Penn Millers Holding Corporation
72 North Franklin Street
Wilkes-Barre, Pennsylvania 18773
Board of Directors:
     We understand that Penn Millers Holding Corporation (“Penn Millers”) proposes to enter into an Agreement and Plan of Merger, dated as of September 7, 2011 (the “Merger Agreement”), with ACE American Insurance Company (“ACE”) and Panther Acquisition Corp., a wholly owned subsidiary of ACE (“Merger Sub”), pursuant to which Merger Sub will be merged with and into Penn Millers and Penn Millers will become a wholly owned subsidiary of ACE (the “Merger”). In the Merger, each outstanding share of the common stock, par value $0.01 per share, of Penn Millers (“Penn Millers Common Stock”) will be converted into the right to receive $20.50 in cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.
     The Board of Directors of Penn Millers has requested our opinion as to the fairness, from a financial point of view, to holders of Penn Millers Common Stock of the Merger Consideration to be received by such holders.
     In connection with rendering our opinion, we have, among other things, reviewed: (i) the Merger Agreement; (ii) certain publicly available financial statements and other information of Penn Millers, including Penn Millers’ annual reports to shareholders and annual reports on Form 10-K for the fiscal years ended December 31, 2009 and 2010 and quarterly reports on Form 10-Q for the periods ended March 31, 2011 and June 30, 2011; (iii) certain non-public financial and operating information relating to Penn Millers furnished to us by the management of Penn Millers, including certain financial projections relating to Penn Millers that were prepared by management of Penn Millers; (iv) the stock price trading history of Penn Millers Common Stock; (v) a comparison of certain financial information of Penn Millers with similar information for other companies that we deemed relevant; (vi) a comparison of the financial terms of the Merger with the financial terms, to the extent publicly available, of certain transactions that we deemed relevant; and (vii) the results of Penn Millers’ efforts, with our assistance, to solicit indications of interest from third parties with respect to a possible acquisition of Penn Millers. In addition, we have had discussions regarding certain aspects of the Merger, as well as past and current operations, financial projections, current financial condition and prospects of Penn Millers, with certain members of senior management of Penn Millers and performed such analyses and examinations and considered such other factors that we deemed appropriate.

Board of Directors
Penn Millers Holding Corporation
September 7, 2011

     In rendering our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of all financial and other information publicly available or provided to or otherwise reviewed by or discussed with us and further have relied upon the assurances of management of Penn Millers that it is not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of Penn Millers utilized in our financial analyses, we have assumed, upon the advice of Penn Millers, that such projections have been reasonably prepared by Penn Millers on bases reflecting the best currently available estimates and good faith judgments of the future operating and financial performance of Penn Millers. We express no view as to any such financial projections or the assumptions on which they are based.
     In arriving at our opinion, we also have assumed, upon the advice of Penn Millers, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver or modification thereof. We further have assumed, upon the advice of Penn Millers, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any delay, limitation, restriction or condition that would have an adverse effect on Penn Millers or the Merger.
     We are not actuaries and our services did not include any actuarial determination or evaluation by us or any attempt to evaluate actuarial assumptions, allowances for losses with respect thereto or premium rates for liability insurance and, accordingly, we have made no analysis of, and express no opinion as to, the adequacy of Penn Millers’ reserves for losses and loss adjustment expenses, such premiums or other matters with respect thereto. We have not conducted a physical inspection of the properties and facilities of Penn Millers and have not made, nor assumed any responsibility for making, any independent valuation or appraisal of the assets or liabilities (contingent or otherwise) of Penn Millers or any of its subsidiaries, nor have we been furnished with any such appraisals, nor have we evaluated the solvency or fair value of Penn Millers or any of its subsidiaries under any state or federal laws relating to bankruptcy, insolvency or similar matters.
     Our opinion does not address any terms (other than the Merger Consideration to the extent expressly specified herein) or other aspects or implications of the Merger, including, without limitation, the form or structure of the Merger or any other agreement, arrangement or understanding to be entered into in connection with or contemplated by the Merger or otherwise. We express no view as to, and our opinion does not address, (i) the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors, or employees of any party to the Merger, or any class of such persons, relative to the Merger Consideration or otherwise; (ii) the relative merits of the Merger as compared to alternative business or financial strategies that might be available to Penn Millers or the effect of any other transaction in which Penn Millers might engage; or (iii) the underlying business decision of Penn Millers to engage in the Merger. We also express no view or opinion as to the prices at which Penn Millers Common Stock will trade at any time.
     Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It is understood that

Board of Directors
Penn Millers Holding Corporation
September 7, 2011

subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no view or opinion as to any potential effects of such volatility on Penn Millers or the Merger. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by Penn Millers and its advisors with respect to legal, regulatory, accounting and tax matters.
     We have acted as financial advisor to the Special Committee of Independent Members of the Board of Directors of Penn Millers in connection with the Merger and will receive fees for our services, the substantial portion of which is contingent upon consummation of the Merger. We also will receive a fee in connection with the delivery of this opinion. In addition, Penn Millers has agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. In addition, we and our affiliates in the past have provided, currently are providing and in the future may provide investment banking and financial advisory services to ACE and its affiliates unrelated to the Merger and would expect to receive compensation for such services. Specifically, in the past two years, we have acted as financial advisor to ACE in connection with certain potential acquisition and financing transactions. In addition, certain of our affiliates have business relationships with ACE and its affiliates and have provided insurance-related services to ACE and its affiliates during the past two years, for which our affiliates received customary compensation.
     This opinion has been approved by the fairness opinion committee of Willis Securities, Inc. This opinion is for the information of the Board of Directors of Penn Millers (in its capacity as such) in connection with its evaluation of the Merger and does not constitute a recommendation to any holder of Penn Millers Common Stock as to how such holder should act or vote in connection with the Merger or otherwise.
     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by holders of Penn Millers Common Stock is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Willis Securities, Inc.

WILLIS SECURITIES, INC.

☒	PLEASE MARK VOTES	REVOCABLE PROXY
	AS IN THIS EXAMPLE	PENN MILLERS HOLDING CORPORATION

SPECIAL MEETING OF SHAREHOLDERS
______, 2011
     The shareholder of record hereby appoints F. Kenneth Ackerman, Jr. and Michael O. Banks, and either of them, with full power of substitution, as Proxies for the shareholder, to attend the Special Meeting of Shareholders of Penn Millers Holding Corporation (the “Company”), to be held at the offices of Penn Millers Holding Corporation, 72 North Franklin Street, Wilkes-Barre, Pennsylvania 18701-1301 on ______, 2011 at ______ (Eastern Time), and any adjournments or postponements thereof, and to vote all shares of the common stock of the Company that the shareholder is entitled to vote upon each of the matters referred to in this Proxy and, at their discretion, upon such other matters as may properly come before this meeting.

Please be sure to date and sign this proxy card in the box below.	Date

Sign above	Co-holder (if any) sign above

	For	Against	Abstain
1. To adopt the Agreement and Plan of Merger, dated September 7, 2011, by and among ACE American Insurance Company, Panther Acquisition Corp. and Penn Millers Holding Corporation.	☐	☐	☐

	For	Against	Abstain
2. To approve, on a non-binding advisory basis, the “golden parachute” compensation that may be payable to the Company’s named executive officers in connection with the merger.	☐	☐	☐

	For	Against	Abstain
3. To adjourn the special meeting, if necessary or appropriate, to solicit additional proxies to approve the proposal to adopt the merger agreement.	☐	☐	☐
     THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED PROPOSALS.
     THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.
     This Proxy, when properly executed, will be voted in the manner directed herein by the shareholder of record. If no direction is made, this Proxy will be voted FOR all Proposals.

é           Detach above card, sign, date and mail in postage paid envelope provided.          é
PENN MILLERS HOLDING CORPORATION
PLEASE ACT PROMPTLY
PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY
IN THE ENCLOSED POSTAGE-PAID ENVELOPE.
     Note: Please sign exactly as your name appears on this Proxy. If signing for estates, trusts, corporations or partnerships, title or capacity should be stated. If shares are held jointly, each holder should sign.

Important Notice Regarding the Availability of Proxy Materials for
Our Special Meeting of Shareholders to Be Held on ______, 2011
The notice and proxy statement are available at __________
IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

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